EXHIBIT 10.11
EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of March 07,, 2008
among
GREENHUNTER BIOFUELS, INC
as the Borrower
WESTLB AG, NEW YORK BRANCH,
as the Administrative Agent
WESTLB AG, NEW YORK BRANCH,
as the LC Issuing Bank
and
LENDERS PARTY TO THIS AGREEMENT
FROM TIME TO TIME

TABLE OF CONTENTS
          This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.
AMENDED AND RESTATED GREENHUNTER CREDIT AGREEMENT

i

APPENDICES, SCHEDULES AND EXHIBITS

APPENDIX A	—	Lender Loan Commitments
APPENDIX B	—	Wire Transfer Details of Agent
APPENDIX C	—	Target Balance Amount
APPENDIX D	—	Construction Contracts

SCHEDULE 6.01(a)	—	Financing Documents — Closing
SCHEDULE 6.01(e)	—	UCC Filing Jurisdictions — Closing
SCHEDULE 6.01(k)	—	Indebtedness
SCHEDULE 6.02(a)	—	Financing Documents — First Project Funding
SCHEDULE 6.02(d)	—	UCC Filing Jurisdictions — First Project Funding
SCHEDULE 6.05(e)	—	Financing Documents — Conversion
SCHEDULE 7.05(a)	—	Government Approvals — Closing Date
SCHEDULE 7.05(b)	—	Government Approvals — First Project Funding
SCHEDULE 7.05(d)	—	Government Approvals — Post-First Project Funding
SCHEDULE 7.07	—	Environmental Matters
SCHEDULE 7.10	—	ERISA
SCHEDULE 7.15	—	Project Documents
Part A	—	Closing
Part B	—	First Project Funding
Part C	—	Conversion
SCHEDULE 7.15(f)	—	Transaction Documents Existing Liens
SCHEDULE 7.15(j)	—	Material Affiliated Project Documents
SCHEDULE 7.18	—	Fees
SCHEDULE 7.26	—	Separateness Provisions
SCHEDULE 8.05	—	Insurance Requirements
Part A	—	Construction
Part B	—	Operation
SCHEDULE 8.15	—	Commodity Hedging Plan
SCHEDULE 8.27	—	Performance Tests and Performance Criteria

EXHIBIT A	—	Form of Note
EXHIBIT B-1(a)	—	Form of Term Loan Borrowing Certificate
EXHIBIT B-1(b)	—	Form of Working Capital Loan Borrowing Certificate
EXHIBIT B-2	—	Form of Notice of Borrowing
EXHIBIT B-3	—	Form of Letter of Credit Issuance Request
EXHIBIT C-1	—	Form of Final Completion Certificate
EXHIBIT C-2	—	Form of Independent Engineer’s Final Completion Certificate
EXHIBIT C-3	—	Form of Independent Engineer’s Certificate
EXHIBIT C-4	—	Form of Independent Consultant’s Bringdown Certificate
EXHIBIT D	—	Form of Security Agreement
EXHIBIT E	—	Not Used
EXHIBIT F	—	Form of Collateral Agency Agreement
EXHIBIT G	—	Form of Consent and Agreement
EXHIBIT H	—	Not Used
EXHIBIT I	—	Terms of Subordination
EXHIBIT J	—	Form of Construction Report

v

EXHIBIT K	—	Form of Assignment and Acceptance
EXHIBIT L	—	Form of Pending Disbursements Clause
EXHIBIT M	—	Form of Confidentiality Agreement
EXHIBIT N	—	Form of Deed of Trust

          This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of March 07, 2008, is made among GREENHUNTER BIOFUELS, INC (f/k/a CHANNEL REFINING CORPORATION, INC), a Texas corporation (the “Borrower”), each of the lenders that is a signatory to this Agreement identified as a “Lender” on the signature pages to this Agreement or that, pursuant to Section 11.06(b), shall become a “Lender” under this Agreement (individually, a “Lender” and, collectively, the “Lenders”), and WESTLB AG, NEW YORK BRANCH (“WestLB”) as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and WestLB as LC Issuing Bank (“LC Issuing Bank”).
          WHEREAS, the Borrower seeks to construct and operate a 105 million gallon per year (“MGY”) nameplate biofuel refinery, together with glycerin and methanol, and terminal assets of approximately 350,000 barrels, in Houston, Harris County, Texas (the “Project”);
          WHEREAS, the Borrower seeks senior secured financing to complete construction of and operate the Project;
          WHEREAS, the Borrower has entered into that certain Credit Agreement, dated December 20, 2007 (the “Credit Agreement”) among the Borrower, the Lenders, the Administrative Agent and the LC Issuing which provides for, among other things, loans from time to time to finance th development, construction and operation of the Project in an aggregrate principal amount not to exceed $43,500,000.
          WHEREAS, pursuant to the terms and conditions of this Agreement, the parties to the Credit Agreement wish to amend and restate the Credit Agreement in its entirety, with effect from the Effective Date (as defined below).
          WHEREAS, the Borrower hereby requests the Lenders to make loans from time to time to finance the development, construction and operation of the Project in an aggregate principal amount not to exceed $43,500,000, consisting of (i) $33,500,000 in aggregate principal amount of term loans (the “Term Loan Facility”), and (ii) $10,000,000 in aggregate principal amount of working capital commitments (the “Working Capital Facility”);
          WHEREAS, the Lenders are prepared to make such loans upon the terms and conditions hereof;
          NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETIVE MATTERS
          1.01 Certain Defined Terms. In addition to the terms defined in the preamble above, and unless otherwise specified in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to such terms below. Capitalized terms and other terms used in this Agreement shall be interpreted in accordance with Sections 1.02, 1.03 and 1.04, as applicable.

          “Acceptable Bank” shall mean any bank or trust company which is organized or licensed under the laws of the United States or any state thereof which has capital, surplus and undivided profits of at least $500,000,000 and has outstanding unguaranteed and unsecured long-term indebtedness which is rated “A-” or better by S&P and “A3” or better by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if neither such corporation is in the business of rating unsecured bank indebtedness).
          “Acceptable Insurance Broker” shall mean any recognized independent insurance broker reasonably satisfactory to the Agent, after consultation with the Independent Insurance Consultant and the Borrower.
          “Accounts” shall have the meaning given such term in the Collateral Agency Agreement.
          “Additional Project Document” shall mean any contract or agreement relating to the Project entered into by the Borrower, or by an agent on behalf of the Borrower, subsequent to the Closing Date (other than Non-Material Project Documents).
          “Adjusted LIBO Rate” shall mean, for the Interest Period for any Eurodollar Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.
          “Administrative Agent” shall have the meaning assigned to that term in the preamble.
          “Administrative Agent Fee Letter” shall mean the fee letter dated as of December 20, 2007 entered into among the Borrower and the Administrative Agent, with respect to, among other matters, certain fees payable for the account of WestLB, in its capacity as Administrative Agent.
          “Administrative Fee” shall have the meaning assigned to that term in Section 2.05(c).
          “Advance Date” shall have the meaning assigned to that term in Section 4.06.
          “Affected Property” shall mean the Property of the Borrower lost, destroyed, damaged or otherwise taken as a result of any Event of Loss.
          “Affiliate” shall mean any Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, a specified Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, the definition of “Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of any Person and (b) the Administrative Agent or any Lender.

          “Agreement” shall have the meaning assigned to that term in the preamble.
          “Ancillary Documents” shall mean, with respect to each Additional Project Document entered into by the Borrower, or by an agent on behalf of the Borrower, subsequent to the Closing Date: (a) each security agreement or instrument necessary to grant to the Collateral Agent a perfected Lien in such Additional Project Document with the priority contemplated by the Security Documents, (b) each recorded UCC financing statement and other filings required to perfect such Lien, (c) an opinion of counsel to the Borrower, (d) a Consent and Agreement from each Person party to such Additional Project Document and any other Person guaranteeing or otherwise supporting such Material Project Party’s obligations, (e) evidence of the authorization of the Borrower, to execute, deliver and perform such Additional Project Document and (f) evidence that all Government Approvals necessary for the execution, delivery and performance of such Additional Project Document have been duly obtained, were validly issued and are in full force and effect, all in form and substance reasonably satisfactory to the Administrative Agent and, in the case of items (a), (b) and (d), the Collateral Agent.
          “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on Appendix A or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office for its Loans of such Type; provided, that any Lender may from time to time change its “Applicable Lending Office” for each Type of Loan by delivering notice of such change to the Administrative Agent and the Borrower.
          “Applicable Margin” shall have the meaning set forth in the table below based on the Type of Loan:

	Eurodollar Rate	Base Rate

Term Loans	4.00%	3.00%

Working Capital Loans	4.00%	3.00%
          “Appurtenant Rights” shall mean, with respect to any parcel of real property, (a) all agreements, leases, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to such parcel, including the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to such parcel and (b) all permits, licenses and rights, whether or not of record, appurtenant to or used by or useful to such parcel.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in the form of Exhibit K or any other form approved by the Administrative Agent.
          “Authorized Officer” shall mean: (a) with respect to any Person that is a corporation, the chairman, chief executive officer, president, vice president, treasurer, assistant treasurer, secretary or assistant secretary of such Person, (b) with respect to any Person that is a partnership, each general partner of such person or the chairman, chief executive officer, president, vice president, treasurer, assistant treasurer, secretary or assistant secretary of a general partner of such Person and (c) with respect to any Person that is a limited liability company, the manager, the managing partner or a duly appointed officer of such Person or the chairman, chief executive officer, president, vice president, treasurer, assistant treasurer, secretary or assistant secretary of a manager or managing member of such Person.
          “Bankruptcy” shall mean, with respect to any Person, the occurrence of any of the following events, conditions or circumstances: (a) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree), (b) an involuntary case or other proceeding shall be commenced against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, (c) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive), (d) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due, (e) such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors or (f) such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing.
          “Bankruptcy Code” shall mean the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
          “Base Case Forecast” shall mean the financial projections relating to the Development and operation of the Project for the period commencing on the date of such Base

Case Forecast and continuing through the tenth anniversary after the Final Maturity Date prepared by the Borrower, as agreed to with the Independent Engineer, and in form and substance reasonably acceptable to the Lenders, which projections shall be certified by an Authorized Officer of the Borrower to the effect that (a) such projections were made in good faith and (b) the assumptions on the basis of which such projections were made were (when made) reasonable and consistent with the Construction Budget and Schedule and the Transaction Documents for the Project. Amounts included in the Base Case Forecast for (i) land and other property contributed to the Borrower and/or (ii) the reasonable fair value of development and other services rendered to the Borrower by Affiliates of the Borrower, shall only be considered Equity to the extent that the Independent Engineer has certified that such amounts are reasonable fair values for such property and/or services.
          “Base Rate” shall mean, for any day, the higher of (a) the Federal Funds Rate for such day plus one-half (1/2) of one percent (1%) per annum and (b) the Prime Rate for such day. Each change in any interest rate provided for in this Agreement based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.
          “Base Rate Loans” shall mean Loans that bear interest at rates based upon the Base Rate plus the Applicable Margin.
          “BBETC” shall mean the Biodiesel Blender Excise Tax Credit, codified in H.R. 4520, the American Jobs Creation Act of 2004, as amended from time to time, and codified as 26 U.S.C. 6426.
          “BBETC Event” shall mean, the occurrence of any of the following events at any time after June 30, 2008:
          (a) the BBETC expires or has expired;
          (b) the BBETC is scheduled to expire within 18 months;
          (c) the most recent renewal or extension of the BBETC by the federal legislature is for a period of less than 12 months; or
          (d) the most recent renewal, extension, or amendment of the BBETC by the federal legislature is not acceptable to the Majority Lenders, acting reasonably.
          “Biodiesel” shall mean the biodiesel produced by the Project through processing of Feedstock provided by the Feedstock Suppliers.
          “Biodiesel Purchaser” shall mean a purchaser of Biodiesel pursuant to a Biodiesel Sales Agreement, and each of its permitted successors and assigns.
          “Biodiesel Sales Agreement” shall mean an agreement for the purchase and sale of Biodiesel produced by the Project between the Borrower and a Biodiesel Purchaser, as each such agreement may from time to time be amended, supplemented or replaced pursuant to this Agreement.

          “Board” shall mean the Board of Governors of the Federal Reserve System.
          “Bookrunner” shall mean WestLB.
          “Borrower” shall have the meaning assigned to that term in the preamble.
          “Borrower’s Knowledge” shall mean (a) to the extent related to the knowledge of the Borrower of any event, fact or circumstance related to any Material Project Party, receipt of notice by an Authorized Officer of the Borrower or the plant manager of the Project or their equivalent of such event, fact or circumstance or of information supporting a reasonable conclusion that such event, fact or circumstance has occurred and is continuing and (b) to the extent related to the knowledge of the Borrower of any other event, fact or circumstance related to the Borrower or the Project, actual knowledge by an Authorized Officer of the Borrower or the plant manager of the Project or their equivalent of the occurrence and continuance of such event, fact or circumstance, without any duty of specific inquiry as to any such event, fact or circumstance.
          “Borrowing” shall mean a Term Loan Borrowing or a Working Capital Loan Borrowing, as the context may require.
          “Business Day” shall mean any day on which commercial banks are not authorized or required to be closed in New York, New York, and, if such day relates to a Borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, a Continuation of, or an Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing, payment, prepayment, Conversion, Continuation or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
          “Capital Expenditures” shall mean, for any period after the Closing Date, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by (or on behalf of) the Borrower to acquire, refurbish, convert, modify or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs after the Conversion Date) during such period computed in accordance with GAAP (other than such expenditures paid out of casualty insurance proceeds), but excluding Project Costs.
          “Capital Lease Obligations” shall mean, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP (including such Statement No. 13).
          “Change in Control” shall mean any reduction of the direct or indirect interest of Project Sponsor to less than fifty-one percent (51%) of the Borrower or loss of Control of the Borrower.

          “Change in Law” shall mean, with respect to any Lender (or its Applicable Lending Office), the occurrence after the date of the execution and delivery of this Agreement by such Lender of the following events: (a) the adoption of any applicable Government Rule, (b) any change in any applicable Government Rule (including Regulation D) or in the interpretation or administration of any Government Rule (including Regulation D) by any Government Authority charged with its interpretation or administration or (c) the adoption or making of any interpretation, directive, guideline, policy or request applying to a class of Lenders including such Lender of or under any Government Rule or in the interpretation or administration of any Government Rule (including Regulation D) (whether or not having the force of law and whether or not failure to comply would be unlawful, but with respect to which similarly situated banks generally comply) by any Government Authority charged with its interpretation or administration.
          “Charges” shall mean the meaning given to such term in Section 11.09.
          “Closing Date” shall mean the date on which this Agreement is executed and delivered by the Borrower, the Administrative Agent and the Lenders party hereto and the Administrative Agent shall have notified the Borrower that all of the conditions set forth in Section 6.01 shall have been satisfied (or waived by each Lender).
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean: (a) the “Pledged Collateral” as defined in the Security Agreement, (b) the Collateral Accounts, (c) the Trust Estate, (d) any Stock Pledge delivered by the Credit Parties pursuant to Section 8.10(b), and (e) all other Property of any Credit Party, whether real, personal or mixed, with respect to which a Lien is granted as security for the Secured Obligations.
          “Collateral Accounts” shall have the meaning given to the term “Accounts” in the Collateral Agency Agreement.
          “Collateral Agency Agreement” shall mean the Collateral Agency and Security Deposit Agreement dated as of the date hereof, among the Collateral Agent, the Depositary, the Administrative Agent and the Borrower substantially in the form of Exhibit F.
          “Collateral Agency Fee Letter” shall mean that certain letter agreement dated as of the date hereof between the Borrower and the Collateral Agent with respect to certain fees payable by the Borrower for the account of WESTLB AG, NEW YORK BRANCH, in its capacity as Collateral Agent.
          “Collateral Agent” shall mean WESTLB AG, NEW YORK BRANCH.
          “Commitment Fees” shall mean the Term Loan Commitment Fees and the Working Capital Commitment Fees.
          “Commodity Hedging Agreement” shall mean any commodity swap, cap or collar agreement or similar arrangement between the Borrower and any Commodity Hedging Provider providing for the transfer or mitigation of commodity risks either generally or under specific contingencies, in each case in accordance with Section 8.15.
          “Commodity Hedging Plan” shall mean the commodity hedging risk management plan for the Project to enter into Commodity Hedging Agreements for Feedstock, Biodiesel, natural gas and gasoline, prepared by the Borrower (with the approval of the Administrative Agent) prior to the Project First Funding Date setting forth terms and conditions relating to any Commodity Hedging Agreements from time to time proposed to be entered into by the Borrower, including any updates made to such risk management plans with the approval of the Administrative Agent. Once prepared by the Borrower and approved by the Administrative Agent, the Commodity Hedging Plan shall be incorporated as Schedule 8.15 of this Agreement.
          “Commodity Hedging Provider” shall mean any Person that is an Acceptable Bank or a Lender (or an Affiliate of a Lender or otherwise acceptable to the Agent) and that enters into a Commodity Hedging Agreement in accordance with Section 8.15.
          “Confidential Information Memorandum” shall mean the information memorandum, dated as of a date prior to the Project First Funding Date, together with any updates related thereto, describing the Project.
          “Confidentiality Agreement” shall mean a confidentiality agreement among a Lender and a prospective Assignee or Participant substantially in the form attached to this Agreement as Exhibit M.
          “Consent and Agreement” shall mean a Consent and Agreement for certain Material Project Documents as required by the Administrative Agent, acting reasonably, substantially in the form attached to this Agreement as Exhibit G, (or in such other form as is acceptable to the Administrative Agent).
          “Construction Account” shall have the meaning given such term in the Collateral Agency Agreement.
          “Construction Budget and Schedule” shall mean (a) a budget setting forth, on a monthly basis, the timing and amount of all projected payments of Project Costs to construct the Project from the Closing Date through the Projected Final Completion Date and (b) a schedule (which shall be consistent with the budget in clause (a)) setting forth the proposed design, engineering, procurement, construction and testing milestone schedule for the Development through the Projected Final Completion Date, as certified by the Borrower, consistent with the requirements of the Transaction Documents, reviewed and approved by the Independent Engineer and in form and substance acceptable to the Lenders.
          “Construction Contracts” shall mean all material contracts or agreements related to construction of the Project Facility under which the Borrower could be expected to have aggregate obligations or liabilities in excess of $2,000,000 and (iii) any Additional Project Documents that are related to construction matters, each of the above of which is identified in Appendix D.

          “Construction Contractors” shall mean, collectively, each Person party to a Construction Contract (other than the Borrower).
          “Construction Report” shall mean a “Construction Report”, substantially in the form of Exhibit J to this Agreement, executed by an Authorized Officer of the Borrower and delivered from time to time as contemplated by Section 8.19.
          “Contest” shall mean, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Government Authority for Taxes or with respect to obligations under ERISA or any Mechanics’ Lien (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as: (a) adequate reserves have been established with respect to such Subject Claim in accordance with GAAP, (b) during the period of such contest the enforcement of such Subject Claim is effectively stayed and any Lien (including any inchoate Lien) arising by virtue of such Subject Claim shall, if required by applicable Government Rule, be effectively secured by posting of cash collateral or a surety bond (or similar instrument) by a reputable surety company, (c) neither the Administrative Agent nor any Lender could reasonably be expected to be exposed to any risk of criminal liability or civil liability as a result of such contest and (d) the failure to pay such Subject Claim under the circumstances described above could not otherwise reasonably be expected to have a Material Adverse Effect. The term “Contest” used as a verb shall have a correlative meaning.
          “Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 3.03 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.
          “Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) shall mean (i) possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) or (ii) any Person owning at least thirty percent (30%) of the voting securities of another Person, the equity of which is publicly traded, shall be deemed to Control that Person.
          “Conversion Date” shall mean the date on which the conditions set forth in Section 6.05 shall have been satisfied (or, at the request of the Borrower, waived by the Majority Lenders).
          “Conversion Restricted Payment” shall mean the Restricted Payment that may be made by the Borrower in connection with Conversion pursuant to section 8.12(b).
          “Convert”, “Conversion” and “Converted” shall refer to a conversion pursuant to Section 3.03 of one Type of Loan to another, which may be accompanied by the transfer by a Lender, at its sole discretion, of a Loan from one Applicable Lending Office to another.
          “CPI” shall mean the non-seasonally adjusted Consumer Price Index for urban wage earners and clerical workers as published by the United States Bureau of Labor Statistics,

or if no longer published, an index comparable to the Consumer Price Index that is published by the United States Bureau of Labor Statistics.
          “Credit Party” shall mean each of the Borrower and the Project Sponsor.
          “Date Certain” shall mean the date fifteen (15) months after the Closing Date, or if such date is not a Business Day, the immediately preceding Business Day.
          “Debentures” shall mean the 10% Series A Secured Redeemable Debentures issued by the Project Sponsor, more particularly described in that certain Confidential Private Placement Memorandum distributed by the Project Sponsor and dated June 29, 2007.
          “Debenture Holders” shall mean the Holders (as such term is defined in the Debentures) of the Debentures.
          “Debenture Security Agreement” shall mean the security agreement in connection with the Debentures, by and among the collateral agent for the benefit of the Debenture Holders and the Project Sponsor.
          “Debt Service” shall mean, for any period, the sum, computed without duplication, of the following: (a) all amounts payable by the Borrower in respect of scheduled payments of principal of Permitted Indebtedness for such period (and excluding prepayments of Loans payable during such period pursuant to Section 3.04) plus (b) all amounts payable by the Borrower in respect of Interest Expense for such period plus (c) all commitment fees, participation fees and fronting fees payable in accordance with Section 2.05, all fees payable in accordance with the Fee Letters during such period and all other commitment fees, agency fees, trustee fees or other fees and expenses payable in connection with the Indebtedness referred to in clause (a) above during such period.
          “Debt Service Coverage Ratio” shall mean, as of any Determination Date, the ratio of (a) the excess (if any) of (i) Project Revenues (other than extraordinary revenues) for such period over (ii) Operation and Maintenance Expenses and Permitted Capital Expenditure for such period to (b) Debt Service (other than closing fees and expenses) for the twelve (12) month period ending on or prior to such date of determination.
          “Debt Service Reserve Account” shall have the meaning given such term in the Collateral Agency Agreement.
          “Deed of Trust” shall mean the Deed of Trust, Assignments of Rents, Security Agreement and Fixture Filing by the Borrower, as trustor, in favor of the Collateral Agent, as trustee, and Collateral Agent, as beneficiary, encumbering the Project Facility Site, substantially in the form of Exhibit N.
          “Default” shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.
          “Depositary” shall have the meaning given such term in the Collateral Agency Agreement.

          “Determination Date” shall have the meaning assigned to that term in Section 8.12.
          “Development” shall mean the development and construction of the Project, the scope and cost of which shall be set forth in the Construction Budget and Schedule.
          “Disposition” shall mean any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower to any other Person excluding any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business and on ordinary business terms.
          “Distribution Account” shall have the meaning given to such term in the Collateral Agency Agreement.
          “Dollars” and “$” shall mean lawful money of the United States.
          “Easement Properties” shall mean, with respect to the Project, all of the licenses for the use or occupancy of real property, easements and rights of way which are necessary for the Project.
          “Effective Date” means the date hereof.
          “Eligible Assignee” shall mean (i) a commercial bank or other financial institution having a combined capital and surplus of at least $25,000,000, or (ii) a Person that is primarily engaged in the business of commercial banking and that is an Affiliate of a Lender.
          “Environmental Claim” shall mean any notice, inquiry, request for information, investigation, claim, administrative, regulatory or judicial action, suit, judgment, demand or other communication, in each case, requesting injunctive or equitable relief, or alleging or asserting a liability or obligation arising under any Environmental Law, including any liability or obligations for investigatory costs, corrective, rehabilitation, reclamation or restoration costs, cleanup costs, governmental response costs, contribution, cost recovery, damages to natural resources or other Property, personal injuries, fines, penalties or restrictions pursuant to an Environmental Law arising out of or based on (a) the presence, Use, exposure to, or Release or threatened Release of any Hazardous Material at any location or (b) any violation or alleged violation of any Environmental Law.
          “Environmental Laws” shall mean the Equator Principles and any and all Government Rules relating to pollution or the protection of the environment, human health or safety or natural resources, each as amended and whenever in effect, including any and all Government Rules regulating or imposing liability or standards of conduct with respect to (a) emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, (b) the Use of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, (c) human exposure to chemicals, contaminants, additives or hazardous materials or conditions or (d) occupational safety and health requirements, including any standards or requirements of the Occupational Safety and Health Administration.

          “Environmental Party” shall mean: (a) the Borrower, (b) any Affiliate of the Borrower, (c) any Material Project Party or any Person indemnified by a Material Project Party (other than the Administrative Agent or any Lender) and (d) any officer, director, employee or agent of any of the foregoing.
          “Environmental Site Assessment” shall mean a (i) Phase I environmental site assessment report prepared by an environmental consulting firm acceptable to the Administrative Agent and the Lenders, which report shall comply with ASTM Standard E 1527-05 and the U.S. EPA All Appropriate Inquiry Rule 2005-11-01 (40 CFR Part 312), (ii) a Phase II environmental site assessment acceptable to the Administrative Agent and the Lenders, addressing any recognized environmental conditions or other areas of concern identified in the relevant Phase I report if in the reasonable determination of the Administrative Agent, acting in consultation with the Independent Engineer, a Phase II assessment is warranted.
          “Equator Principles” shall mean the set of guidelines developed by a group of banks in conjunction with the International Finance Corporation (IFC), the private sector lending arm of the World Bank Group, for assessing and managing environmental and social issues related to private-sector project financings, as amended or in effect prior to, on or after the Closing Date.
          “Equity” shall mean, as of any date of determination, the sum of, without duplication, (i) the shareholders’ Equity Interests in the Borrower, determined in accordance with GAAP, (ii) Subordinated Indebtedness advanced to the Borrower by the Project Sponsor and not repaid, (iii) the reasonable fair value of land and other property contributed to the Borrower and (iv) the reasonable fair value of development and other services rendered to the Borrower by Affiliates of the Borrower; provided, however, that with regard to any amounts contributed pursuant to clause (iii) or (iv) above, such amounts shall be considered “Equity” only to the extent approved by the Administrative Agent and set forth in the Base Case Forecasts.
          “Equity Contribution Amount” shall mean an amount of Equity that the Project Sponsor shall be require to contribute to the Borrower and shall be not less than $23,708,548.
          “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” shall mean any corporation or trade or business which is a member of any group of organizations: (a) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (h) the occurrence of one event that could result in the Termination of a Plan by the PBGC.
          “Eurodollar Loans” shall mean Loans which bear interest at the Adjusted LIBO Rate plus the Applicable Margin.
          “Event of Abandonment” shall mean a formal, public announcement by any Credit Party of a decision to abandon or indefinitely defer, or the abandonment of, the construction, completion or operation of any material portion of the Project for any reason; provided, however, that delays in construction, completion or operation of the Project solely caused by the failure of any Government Authority to provide in a timely manner a Government Approval that was properly and timely applied for in a timely manner shall not constitute an “Event of Abandonment”.
          “Event of Default” shall have the meaning assigned to that term in Section 9.01.
          “Event of Loss” shall mean any loss of, destruction of or damage to, or any condemnation or other taking of (including an Event of Taking), any Property of the Borrower.
          “Event of Taking” shall mean any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action or threat of any such action of or proceeding by any Government Authority or other Person relating to all or any part of the Project.
          “Event of Total Loss” shall mean the occurrence of an Event of Loss affecting all or substantially all of the Project or the Property of the Borrower.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, or any Holder, (a) all Taxes (including net income Taxes or franchise Taxes) as are imposed on (or measured by) its net income (or franchise Taxes imposed in lieu of net income Taxes) as a result of a present or former connection between it and the Government Authority imposing such Tax (other than any connection arising solely by reason of such Person engaging in the transactions contemplated by this Agreement), (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, or (c) any Taxes with respect to which the Borrower is not required to pay additional amounts or indemnify a Holder or the Administrative Agent pursuant to Section 5.04(h).
          “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Feedstock” shall mean any commodity, product or substance that can be utilized as feedstock in the production of Biodiesel or methanol or in a biofuel blending operation.
          “Feedstock Supplier” shall mean each Person party to a Feedstock Supply Agreement with the Borrower (other than the Borrower).
          “Feedstock Supply Agreement” shall mean each agreement for the supply of raw materials to the Project to produce Biodiesel, Methanol and Glycerin between the Borrower and a Feedstock Supplier, as each such agreement may from time to time be amended, supplemented or replaced pursuant to this Agreement.
          “Fee Funding” shall mean the extension of credit under the Term Loan Commitments in connection with the payment of all fees and expenses due and payable and all reasonable costs and expenses, including pursuant to Sections 2.05 and 11.03 and the Fee Letters, in each case required to be paid on or before the Closing Date.
          “Fee Funding Date” shall mean the date on which the Fee Funding occurs.
          “Fee Letters” shall mean, collectively, the Administrative Agent Fee Letter, the Collateral Agency Fee Letter and the WestLB Fee Letter.
          “Final Completion” shall mean the following conditions have been satisfied, in each case in form and substance satisfactory to the Majority Lenders (unless, in each case, waived by the Majority Lenders):
          (a) The Project shall have achieved final completion, all construction activities contemplated to have been completed in the Construction Budget and Schedule through final completion shall have been completed,
          (b) all Performance Tests have been completed and have demonstrated that the Project meets the Performance Criteria to the satisfaction of the Independent Engineer in accordance with Section 8.27,

          (c) (i) the Borrower shall have delivered to the Administrative Agent and the Independent Engineer the Final Completion Certificate in respect of the Project and (ii) the Independent Engineer shall have delivered to the Administrative Agent the Independent Engineer’s Final Completion Certificate,
          (d) the Borrower shall have delivered to the Administrative Agent and the Independent Engineer (i) the final lien waivers from each Construction Contractor and (ii) evidence that each Construction Contractor and/or the Borrower has received final lien waivers from all of their Subcontractors, which lien waivers shall be reasonably satisfactory to the Administrative Agent and shall cover all labor, materials (including equipment and fixtures of all kinds), supplies or services done, performed or furnished at, for or to the Project,
          (e) all expenses necessary for the completion of construction in accordance with the Construction Budget and Schedule shall have been paid, except those amounts which are in dispute as of such date or are not yet due and payable,
          (f) certificates of insurance with respect to the insurance policies required by Section 8.05 in respect of the Project, together with evidence of the payment up to date of all premiums therefor, shall have been delivered or confirmation that the Borrower is not in arrears on any premiums due,
          (g) the Borrower shall have delivered to the Administrative Agent, and the Administrative Agent shall have approved the Commodity Hedging Plan pursuant to Section 8.15,
          (h) all Government Approvals then required for the Development shall have been validly issued, duly obtained and are in full force and effect, and held in the name of the Borrower or such third party as is specified with respect to such Government Approval on Schedule 7.05(a) or Schedule 7.05(b) (provided, that having such Government Approval held by or in the name of such third party could not reasonably be expected to have a Material Adverse Effect) and are free from conditions or requirements compliance with which could reasonably be expected to have a Material Adverse Effect or which the Borrower or third party, as the case may be, has not satisfied, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect, and
          (i) the Borrower and the Project shall be and have been in compliance in all material respects with all Government Approvals and all Government Rules, in each case applicable to the Borrower and the Project, (ii) the Borrower has not received written notice from (or on behalf of) the Government Authority having jurisdiction that any of the foregoing is subject to appeal, modification or revocation except if such appeal, modification or revocation could not reasonably be expected to cause a Material Adverse Effect and (iii) to the Borrower’s Knowledge, the Material Project Parties have been operating and continue to operate in material compliance with all Government Approvals and all Government Rules, in each case applicable or related to the Project.
          “Final Completion Certificate” shall mean the Final Completion Certificate and related attachments and certifications, substantially in the form of Exhibit C-1 hereto, executed by an Authorized Officer of the Borrower and otherwise duly completed in respect of Final Completion.
          “Final Completion Date” shall mean the date on which Final Completion occurs.
          “Final Maturity Date” shall mean the earlier to occur of (a) the sixth (6th) anniversary of the Conversion Date and (b) the date falling seven years after the Closing Date; provided, that if such date is not a Business Day, the Final Maturity Date shall be the next preceding Business Day.
          “Final Term Loan Borrowing” shall mean the final Term Loan made prior to the expiration of the Term Loan Commitment Period.
          “Financing Documents” shall mean this Agreement, each of the Notes, the Fee Letters, each of the Security Documents, each of the Permitted Swap Agreements (to the extent the Permitted Swap Provider is a Lender), each of the Commodity Hedging Agreements (to the extent the Commodity Hedging Provider is a Lender), and each Guarantee and credit support instrument, if any, provided in connection with any of the foregoing.
          “First Project Funding” shall mean the first extension of credit under the Term Loan Commitments to pay for Project Costs for the Development after the Fee Funding.
          “First Project Funding Date” shall mean the date of the First Project Funding, which shall occur after the Administrative Agent has notified the Borrower that all of the conditions set forth in Section 6.02 are satisfied (or waived by each Lender).
          “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “GAAP” shall mean generally accepted accounting principles in the United States applied on a basis consistent with those principles set forth in Section 1.02(a).
          “Generator Lease” shall mean the Pad-Site Lease to be entered into by and between the Borrower (as Lessor) and GreenHunter Energy, Inc. (as Generator Lessee).
          “Generator Lessee” shall mean GreenHunter Energy, Inc.
          “Glycerin” shall mean the glycerin produced by the Project through processing of Feedstock.
          “Glycerin Purchaser” shall mean a purchaser of Glycerin pursuant to a Glycerin Sales Agreement, and each of its permitted successors and assigns.
          “Glycerin Sales Agreement” shall mean an agreement for the purchase and sale of Glycerin produced by the Project between the Borrower and a Glycerin Purchaser, as each such agreement may from time to time be amended, supplemented or replaced pursuant to this Agreement.
          “Government Approval” shall mean (a) any authorization, consent, approval, license, lease, ruling, permit, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Government Authority, in each case relating to the Project to the extent (i) not routine, (ii) not ministerial in nature or (iii) not otherwise immaterial to the Project or the Borrower’s compliance with any Government Rule or obtaining or maintaining any Government Approval.
          “Government Authority” shall mean any United States federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body.
          “Government Rule” shall mean any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Government Authority, including all common law, whether now or hereafter in effect.
          “Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a) endorsements for collection or deposit in the ordinary course of business and (b) indemnity or hold harmless provisions included in contracts with non-Affiliates entered into in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
          “Hazardous Material” shall mean: (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) and, to the extent regulated by Environmental Laws, noise and odors, (b) any chemicals, other materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (c) any other chemical, material, substance or waste which is now or hereafter regulated under or with respect to which liability or standards of conduct are imposed under any Environmental Law.

          “Holder” shall mean a Person in whose name a Loan is registered in the Register.
          “Impairment” shall mean, with respect to any Material Project Document or Government Approval, (a) the rescission, early termination, cancellation, repeal or invalidity thereof, (b) the suspension or injunction thereof, (c) the inability to satisfy in a timely manner stated conditions to effectiveness thereof or (d) the amendment, modification or supplement (other than, in the case of a Material Project Document, any such amendment, modification or supplement effected in accordance with Section 8.20 and, in the case of a Government Approval, any such amendment, modification or supplement effected in accordance with Section 8.03(b)) of such Material Project Document or Government Approval in whole or in part. The verb “Impair” shall have a correlative meaning.
          “Indebtedness” shall mean, for any Person, without duplication: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of Property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property of such Person from such Person), (b) obligations of such Person to pay the deferred purchase or acquisition price of Property of such Person or services, (c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person, (d) obligations of such Person in respect of surety bonds or similar instruments, (e) indebtedness of others described in clauses (a) through (d) above secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, (f) Capital Lease Obligations of such Person and (g) indebtedness of others described in clauses (a) through (f) above Guaranteed by such Person.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Indemnitee” shall have the meaning assigned to that term in Section 11.03.
          “Independent Engineer” shall mean FBA Consulting or such other Person, so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Administrative Agent may engage on behalf of the Lenders to act as Independent Engineer for the purposes of this Agreement.
          “Independent Engineer’s Certificate” shall mean the Independent Engineer’s Certificate and related attachments and certifications, substantially in the form of Exhibit C-3 hereto, executed by an Authorized Officer of the Borrower and otherwise duly completed, as contemplated by Section 6.03(e).
          “Independent Engineer’s Final Completion Certificate” shall mean a certificate and related attachments and certifications, substantially in the form of Exhibit C-2 hereto, executed by an Authorized Officer of the Independent Engineer and otherwise duly completed in respect of Final Completion.
          “Independent Environmental Consultant” shall mean FBA Consulting or such other Person(s), so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Administrative Agent may engage on behalf of the Lenders to act as Independent Environmental Consultant for the purposes of this Agreement.

          “Independent Insurance Consultant” shall mean Moore-McNeil, LLC or such other Person, so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Administrative Agent may engage on behalf of the Lenders to act as Independent Insurance Consultant for the purposes of this Agreement.
          “Independent Market Consultant(s)” shall mean Muse Stancil or such other Person(s), so long as no Default has occurred and is continuing, reasonably acceptable to the Borrower, as the Administrative Agent may engage on behalf of the Lenders to act as Independent Market Consultant for the purposes of this Agreement.
          “Interest Expense” shall mean, for any period, the sum, computed without duplication, of the following: (a) all interest in respect of Permitted Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Permitted Swap Agreements (excluding the net amounts of any termination payments under Permitted Swap Agreements) accrued during such period (whether or not actually paid or received during such period).
          “Interest Payment Date” shall mean the date accrued interest on each Loan shall be due and payable, as follows: (i) in the case of a Base Rate Loan, quarterly on the Quarterly Dates and (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period therefor; provided, that, if such Interest Period is longer than three months, at the three-month interval following the first day of such Interest Period, in each case, as such date may be modified or supplemented in accordance with this Agreement.
          “Interest Period” shall mean, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Loan of another Type or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second or third calendar month thereafter (or such other period as the Borrower and the Administrative Agent may agree from time to time), as the Borrower may select as provided in Section 4.05(a), except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.
          Notwithstanding the foregoing paragraph: (a) no Interest Period may end after the Final Maturity Date, (b) no Interest Period may commence before and end after any Principal Payment Date unless, after giving effect to such Loan, the aggregate principal amount of the Loans having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Loans scheduled to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date, (c) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day) and (d) notwithstanding clause (a) or (b) above, no Interest Period shall have a duration of less than one month and, if the Interest Period would otherwise be a shorter period, such Eurodollar Loan shall not be available under this Agreement.

          “Interest Rate Protection Agreement” shall mean, for any Person, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies.
          “Investment” shall mean, for any Person: (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold in the ordinary course of business), (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person, (d) the entering into of any Interest Rate Protection Agreement and (e) the entering into of any Commodity Hedging Agreement.
          “IRS” shall mean the United States Internal Revenue Service.
          “LC Disbursement” shall mean a payment made by the LC Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Working Capital Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “LC Issuing Bank” shall mean WestLB AG, New York Branch as described in the recitals to this Agreement, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.03(i). The LC Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the LC Issuing Bank, in which case the term “LC Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Lead Arranger” shall mean WestLB.
          “Lender” shall mean any Lender with an outstanding Loan Commitment or Loan, or both.
          “LIBO Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Reuters Page LIBO01 (or on any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
          “Lien” shall mean, with respect to any Property of any Person, any mortgage, deed of trust, lien, pledge, charge, lease, easement, servitude, security interest or encumbrance of any kind in respect of such Property of such Person. For purposes of this Agreement and the other Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.
          “Loan” shall mean any Term Loan or Working Capital Loan.
          “Loan Borrowing Certificate” shall mean a “Term Loan Borrowing Certificate” and related attachments and certifications, substantially in the form of Exhibit B-1(a) to this Agreement or a “Working Capital Loan Borrowing Certificate” and related attachments and certifications, substantially in the form of Exhibit B-1(b) to this Agreement, as applicable, in each case executed by an Authorized Officer of the Borrower requesting a Borrowing of Loans as set forth under this Agreement and otherwise duly completed.
          “Loan Commitment Period” shall mean the Term Loan Commitment Period and/or the Working Capital Commitment Period, as the context requires.
          “Loan Commitments” shall mean, as to any Lender at any time, the Term Loan Commitment and/or the Working Capital Commitment of such Lender at such time. The aggregate amount of the Loan Commitments is $43,500,000, as set forth in the definitions of “Term Loan Commitment” and “Working Capital Commitment”.
          “Loss Proceeds” shall mean insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance and business interruption insurance and other payments for interruption of operations) with respect to any Event of Loss.
          “Loss Proceeds Account” shall have the meaning given such term in the Collateral Agency Agreement.
          “Losses” shall have the meaning given to such term in Section 11.03.
          “Majority Lenders” shall mean, subject to the last paragraph of Section 11.04, Lenders holding over fifty percent (50%) of the aggregate outstanding Loans and Loan Commitments (if any). Where such term refers only to Term Loans or Term Loan Commitments or Working Capital Loans or Working Capital Commitments, “Majority Lenders” shall refer to Lenders holding over fifty percent (50%) of the aggregate outstanding Term Loans or Term Loan Commitments or Working Capital Loans or Working Capital Commitments, as applicable, held by such subset of Lenders.
          “Management Services Agreement” shall mean the Management Services Agreement, dated as of a date prior to the Closing Date, between the Borrower and the Operator, in form and substance acceptable to the Administrative Agent.
          “Margin Stock” shall mean margin stock within the meaning of Regulation U and Regulation X.
          “Material Adverse Effect” shall mean a material adverse effect on one or more of the following: (a) the business, assets, operations or financial condition of the Borrower or the Project, (b) the ability of any Credit Party to perform its material obligations under any Transaction Document to which it is a party in accordance with the terms thereof, (c) the validity or enforceability of the material obligations of any Credit Party or the material rights of the Administrative Agent or Lenders under this Agreement or under any other Transaction Document or (d) the value of the Collateral or the validity, enforceability or priority of the security interests granted to the Collateral Agent pursuant to the Security Documents.
          “Material Affiliated Project Party” shall mean each Material Project Party that is an Affiliate of the Borrower.
          “Material Biodiesel Sales Agreement” shall mean any Biodiesel Sales Agreement under which sales of Biodiesel to the Biodiesel Purchaser thereunder and its Affiliates exceed ten(10) MGY or which would exceed such amount in the aggregate when taken together with the other Biodiesel Sales Agreements then outstanding among the Borrower and such Biodiesel Purchaser and its Affiliates.
          “Material Feedstock Supply Agreement” shall mean any Feedstock Supply Agreement under which sales of Feedstock by the Feedstock Supplier thereunder and its Affiliates exceed ten (10) MGY or which would exceed such amount in the aggregate when taken together with the other Feedstock Supply Agreements then outstanding among the Borrower and such Feedstock Supplier and its Affiliates.
          “Material Glycerin Sales Agreement” shall mean any Glycerin Sales Agreement under which sales of Glycerin to the Glycerin Purchaser thereunder and its Affiliates exceed one (1) MGY or which would exceed such amount in the aggregate when taken together with the other Glycerin Sales Agreements then outstanding among the Borrower and such Glycerin Purchaser and its Affiliates.
          “Material Methanol Sales Agreement” shall mean any Methanol Sales Agreement under which sales of Methanol to the Methanol Purchaser thereunder and its Affiliates exceed two (2) MGY or which would exceed such amount in the aggregate when taken together with the other Methanol Sales Agreements then outstanding among the Borrower and such Methanol Purchaser and its Affiliates.

          “Material Project Documents” shall mean: (a) any Construction Contract, (b) each Material Biodiesel Sales Agreement, (c) each Material Feedstock Supply Agreement, (d) each Material Methanol Sales Agreement, (e) each Material Glycerin Sales Agreement; (f) each technology license agreement, (g) each natural gas supply and/or transportation agreement (other than agreements for which such service is required to be provided at specified tariff rates determined by Government Rule), (h) each electricity supply agreement (other than agreements for which such service is required to be provided at specified tariff rates determined by Government Rule), (i) each water supply agreement (other than agreements for which such service is required to be provided at specified tariff rates determined by Government Rule), (j) the Management Services Agreement, (k) all Government Approvals, (l) each Commodity Hedging Agreement, (m) each Permitted Swap Agreement, (n) the Generator Lease and each lease agreement and other document representing a material interest in real property related to the Project,(o) each rail use or similar agreement, (p) each rail car lease that provides for the lease of twenty (20) or more rail cars (or that would provide for the lease of twenty (20) or more rail cars in the aggregate when combined with each other rail car lease with the same lessor or its Affiliates) or similar agreement, (q) each Project Document in full force and effect as of the Closing Date or as of the First Project Funding Date that is not a Non-Material Project Document, (r) each Additional Project Document, (s) each guarantee or credit support instrument provided in connection with any of the foregoing and (t) any replacement of any of the foregoing agreements or instruments.
          “Material Project Parties” shall mean the Operator, the Generator Lessee, the Project Sponsor, each Construction Contractor, each Person party to a credit support instrument provided in connection with any Material Project Document and each other Person (other than the Borrower) party to a Material Project Document.
          “Maximum Rate” shall have the meaning given to such term in Section 11.09.
          “Mechanics’ Liens” shall mean carriers’, warehousemen’s, mechanics’, workmen’s, materialmen’s, construction or other like statutory Liens (other than Liens described in paragraphs (a) and (b) of Section 8.13).
          “Methanol” shall mean the methyl alcohol produced by the Project.
          “Methanol Purchaser” shall mean a purchaser of Methanol pursuant to a Methanol Sales Agreement, and each of its permitted successors and assigns.
          “Methanol Sales Agreement” shall mean an agreement for the purchase and sale of Methanol produced by the Project between the Borrower and a Methanol Purchaser, as each such agreement may from time to time be amended, supplemented or replaced pursuant to this Agreement.
          “MGY” shall have the meaning assigned to such term in the first recital to this Agreement.
          “Monthly Transfer Date” shall mean any day falling either (i) on the first (1st) day, seventh (7th), fourteenth (14th), or twenty-first (21st) day of each month, or, if such day is not a Business Day, the next succeeding Business Day or (ii) such other date as agreed by the

Administrative Agent and the Borrower, provided that in each of (i) and (ii), the Monthly Transfer Date shall not occur (A) more than four times per calendar month in respect of Working Capital Borrowings and (B) more than once per calendar month in respect of Term Loan Borrowings.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.
          “Net Available Amount” shall mean (a) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition and (b) in the case of any Event of Loss, the aggregate amount of Loss Proceeds received by the Borrower in respect of an Event of Loss related to the Project net of reasonable expenses incurred by the Borrower in connection with the collection of such Loss Proceeds.
          “Net Cash Payments” shall mean, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Borrower directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, accounting, title, transfer and recording Tax expenses, commissions and other fees and expenses payable by the Borrower in connection with such Disposition and (ii) any Federal, state and local income or other Taxes estimated to be payable to a Taxing Authority by the Borrower as a result of such Disposition (but only to the extent that such estimated Taxes are in fact paid to the relevant Federal, state or local governmental authority within three months of the date of such Disposition) and (b) Net Cash Payments shall be net of any repayments by the Borrower of Indebtedness permitted pursuant to Section 8.16(a)(iii) to the extent that (i) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property.
          “Non-Consenting Lender” shall have the meaning assigned to that term in Section 11.06(h).
          “Non-Material Project Documents” shall mean (a) contracts or agreements entered into by the Borrower, or by an agent on behalf of the Borrower, in the ordinary course of its business in connection with the Project under which the Borrower could not reasonably be expected to have aggregate obligations or liabilities in excess of $250,000 under any such agreement (provided that, to the extent that a contract or agreement relates to the construction of the Project Facility, is expected to have aggregate obligations or liabilities of less than $2,000,00, and does not otherwise fall within the definition of Material Project Document, such contract or agreement shall be a Non-Material Project Document), (b) contracts or agreements that are used in connection with the acquisition and/or disposition of Permitted Investments and (c) contracts or agreements entered into by the Borrower in the ordinary course of its business for legal, accounting, engineering, environmental consulting or other professional services in connection with the Project (other than to the extent such are Material Project Documents or contracts or agreements in substitution of any Material Project Document) in accordance with the Construction Budget and Schedule or the then current Operating and Capital Budget, as the case may be.
          “Nonrecourse Persons” shall have the meaning assigned to that term in Section 11.10.
          “Non-U.S. Holder” shall have the meaning given to such term in Section 5.04(e).
          “Notes” shall have the meaning assigned to that term in Section 2.08(a).
          “Notice of Borrowing” shall have the meaning given to such term in Section 4.05(a).
          “NPL” shall mean the National Priorities List established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.
          “Operating and Capital Budget” shall mean a budget, prepared and certified by the Borrower, and approved in accordance with Section 8.21, of Operation and Maintenance Expenses and Permitted Capital Expenditures expected to be incurred by the Borrower during the relevant fiscal year to which such budget applies.
          “Operation and Maintenance Expenses” shall mean for any period the sum, payable during such period, computed without duplication, of the following:
(a)	general and administrative expenses;

(b)	payroll and other expenses for operating the Project and maintaining the Project in good repair and operating condition (including any deposits required to Project Parties and further including costs associated with the supply and transportation for all Feedstock and other supplies and raw materials to the Project and distribution and sale of Biodiesel, Glycerin, Methanol, and other products from the Project for which the Borrower is obligated to pay);

(c)	insurance costs;

(d)	applicable sales and excise Taxes (if any) payable or reimbursable by the Borrower;

(e)	franchise Taxes payable by the Borrower;

(f)	property Taxes payable by the Borrower;

(g)	any other direct Taxes payable by the Borrower;

(h)	costs and fees attendant to the obtaining and maintaining in effect the Government Approvals;

(i)	accounting and other professional fees attendant to any of the foregoing items payable;

(j)	any fees and expenses of the Secured Parties not included in Debt Service;

(k)	the reasonable costs of administration and enforcement of the Transaction Documents;

(l)	all other costs and expenses included in the Operating and Capital Budget.
Operation and Maintenance Expenses shall exclude, to the extent included during such period: (i) payments into any of the Collateral Accounts, (ii) payments of any kind with respect to Restricted Payment, (iii) depreciation, (iv) any Permitted Capital Expenditures made that are properly chargeable to fixed capital accounts in accordance with GAAP, (v) any payments of any kind with respect to any permitted Restoration and (vi) the payment of any margin calls or termination expenses with respect to any Commodity Hedging Agreements. Notwithstanding the foregoing, for the purpose of calculating the Debt Service Coverage Ratio, Operation and Maintenance Expenses shall not include the actual cash expenditures for items (c), (e) and (f) above, but shall instead include the appropriate accrual for such items to the extent the same are reflected as accrual items in the Operating and Capital Budget.
          “Operator” shall mean Greenhunter Energy, Inc.
          “Other Taxes” shall mean any and all present or future stamp, execution, recording or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made by or on behalf of the Borrower under any Financing Document or from the execution, delivery, recording or enforcement of, payments by or on behalf of the Borrower under, or otherwise with respect to, any Financing Document.
          “Participant” shall have the meaning assigned to that term in Section 11.06(c).
          “Participant Register” shall have the meaning assigned to that term in Section 11.06(c).
          “Payor” shall have the meaning assigned to that term in Section 4.06.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor trustee.
          “Performance Test Report” shall have the meaning assigned to that term in Section 8.27.

          “Performance Tests” shall mean the testing procedures, requirements, conditions and obligations described in Schedule 8.27.
          “Performance Criteria” shall mean the performance criteria for the acceptable operation of the Project, as described in Schedule 8.27.
          “Permitted Capital Expenditures” shall mean (i) Capital Expenditures that are specified for such purpose in the applicable Operating and Capital Budget and (ii) any other Capital Expenditures made by the Borrower, provided, that in connection with the Capital Expenditures described in this clause (ii), the Borrower shall not incur in any fiscal year more than (A) $250,000 per occurrence and $500,000 in the aggregate (or such greater amount authorized by the Administrative Agent upon consultation with the Independent Engineer) of Capital Expenditures required to comply with applicable Government Rules, including Environmental Laws for the Borrower’s property and (B) incur in any fiscal year more than $250,000 (or such greater amount authorized by the Administrative Agent upon consultation with the Independent Engineer) in the aggregate of Capital Expenditures for any purpose not described in clause (A) above. Notwithstanding the provision in clause (A) above, the Borrower shall be allowed to incur Capital Expenditures that are required to comply with applicable Government Rules, including Environmental Laws for the Borrower’s property, above the limits set forth in such clause (A) to the extent that such additional amounts are paid for by additional equity contributions from the Project Sponsor.
          “Permitted Exceptions” shall mean all Liens, burdens and title defects set forth on Schedule B of the Title Policy as item 9 or greater on such Schedule B to the Title Policy.
          “Permitted Indebtedness” shall mean the Indebtedness permitted under Section 8.16.
          “Permitted Investments” shall mean the Investments permitted under Section 8.14.
          “Permitted Liens” shall mean the Liens permitted under Section 8.13.
          “Permitted Swap Agreement” shall mean an Interest Rate Protection Agreement between the Borrower and a Permitted Swap Provider.
          “Permitted Swap Provider” shall mean any Person that is a Bookrunner, Lender, or an affiliate of a Lender or otherwise acceptable to the Agent and that enters into a Permitted Swap Agreement in accordance with Section 8.15.
          “Permitted Tax Distribution” shall mean, payments, dividends or distributions by the Borrower to GreenHunter Energy, Inc. in order to pay consolidated or combined U.S. federal, state, local, or foreign Taxes attributable to the income, receipts, or capital of the Borrower, but not payable directly by the Borrower. The amount of Permitted Tax Distributions shall be, for any calendar quarter, an amount equal to the U.S. federal, state and local net income Taxes actually imposed on GreenHunter Energy, Inc. (“Tax Parent”) by reason of it being required to include in its income on a current basis, without regard to any distributions, any operating income attributable to Borrower (the “Tax Parent’s Project Company Tax Liability”). Tax

Parent’s Project Company Tax Liability for any period shall not exceed the lesser of (i) an amount equal to the U.S. federal, state and local net income Tax liability of Borrower for such period computed as if Borrower was at no time a member of any consolidated, combined or unitary Tax group, other than any such group of which the Borrower is the sole member, and (ii) Borrower’s share of any actual U.S. federal, state and local cash net income Tax liability payable by Tax Parent (for the avoidance of doubt, such cash Tax liability determined after taking into account any net operating losses, capital losses or credits available to Tax Parent or any consolidated combined or unitary Tax group of which Tax Parent is a part, whether or not claimed, with Borrower’s share of such cash net income Tax liability computed as if Borrower were treated an entity taxable as a C corporation and using the principles of Treasury Regulation Section 1.1552-1(a)(1).
          “Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or Government Authority.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Post-Default Rate” shall mean, a rate per annum equal to two percent (2.00%) above the Base Rate as in effect from time to time plus the Applicable Margin, which shall apply for so long as the relevant Event of Default has occurred and is continuing; provided, that with respect to any Eurodollar Loan, if the date of the occurrence of the relevant Event of Default is any day other than the last day of an Interest Period for such Loan, the “Post-Default Rate” for the principal amount of such Loan shall be two percent (2.00%) above the interest rate for such Eurodollar Loan as provided in Section 3.02 for the period from and including the date of occurrence of the relevant Event of Default to but excluding the date that is the earlier of (a) the date that is the last day of the Interest Period and (b) if pursuant to Article IX such Loan is accelerated, the date of such acceleration, and thereafter, the rate provided for above in this definition.
          “Prepayment Holding Account” shall have the meaning given to such term in the Collateral Agency Agreement.
          “Prime Rate” shall mean the rate of interest from time to time publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced.
          “Principal Payment Dates” shall mean: (a) the earlier to occur of the first Quarterly Date after (i) the Conversion Date and (ii) the first anniversary of the Closing Date, (b) each Quarterly Date occurring after the date in clause (a), and (c) the Final Maturity Date.
          “Project” shall have the meaning given such term in the recitals.

          “Project Costs” shall mean all costs incurred by the Borrower to achieve the Conversion Date with respect to the Development, as the case may be, in the manner contemplated by (and consistent with) the Transaction Documents and the budget described in clause (a) of the definition of “Construction Budget and Schedule”, or otherwise approved by the Majority Lenders, in consultation with the Independent Engineer, which costs include:
          (i) costs incurred by the Project Sponsor for the acquisition of the stock of the Borrower (f/k/a Channel Refining Corporation) and the methanol tower located on the Project Facility Site;
          (ii) costs incurred by the Borrower directly related to the site preparation, design, engineering, construction, installation, refurbishment, conversion, modification, start-up, and testing of the Project Facility;
          (iii) fees and expenses incurred by or on behalf of the Borrower in respect of the Development, including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering and geotechnical studies required for site preparation;
          (iv) Interest Expense, fees and expenses under the Financing Documents incurred until the Conversion Date;
          (v) insurance required for the Development as set forth in Section 8.05; and
          (vi) costs of Feedstock, natural gas and other input products utilized for commissioning, conducting the Performance Tests for, and operation of the Project Facility prior to the Conversion Date.
          “Project Documents” shall mean each Material Project Document, Non-Material Project Document and Additional Project Document.
          “Project Facility Site” shall mean each parcel of real property owned in fee by the Borrower described on Schedule I of the Deed of Trust and all Appurtenant Rights attached thereto, which shall include the Easement Properties.
          “Project Party” shall mean each Person from time to time party to a Project Document.
          “Project Revenues” shall mean, for any period, all cash revenues received by the Borrower during such period from: (a) the sales of Biodiesel, Glycerin and Methanol during such period, (b) all interest earned with respect to such period on Permitted Investments held in the Accounts, (c) the proceeds of any business interruption insurance and other payments received for interruption of operations during such period and (d) all other income or revenue, however earned or received, by the Borrower during such period, including any Government Authority incentives received pursuant to BBETC or otherwise, whether as Tax credits, Tax deductions or otherwise. Project Revenues shall exclude, to the extent included, (i) net amounts receivable under Permitted Swap Agreements and Commodity Hedging Agreements earned in respect of the Project and (ii) the Net Available Amount in respect of an Event of Loss at the Project Facility.

          “Project Sponsor” shall mean, as of the Closing Date, GreenHunter Energy, Inc, a Delaware corporation, and at any time thereafter, any new shareholders of the Borrower, following written approval from the Supermajority Lenders.
          “Projected Cash Flow Available for Debt Service” shall mean for any applicable period, (a) the Projected Project Revenues for such period less (b) (i) all amounts required to be deposited to the Debt Service Reserve Account during such period, in order to ensure that the cash balance maintained in the Debt Service Reserve Account is not less than the Required Debt Service Reserve Amount and (ii) projected Operation and Maintenance Expenses for such period (based on projections reasonably acceptable to the Administrative Agent).
          “Projected Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Projected Cash Flow Available for Debt Service, to (b) scheduled Debt Service, in each case for the twelve (12) month period beginning on or after such date of such determination.
          “Projected Final Completion Date” shall mean October 31, 2008.
          “Projected Project Revenues” shall mean, for any applicable period, estimated gross revenues from the Project, calculated for such period. and based on projections acceptable to the Administrative Agent, acting reasonably.
          “Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
          “Quarterly Dates” shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement.
          “Register” shall have the meaning assigned to that term in Section 2.08(d).
          “Regulation A, Regulation D, Regulation U and Regulation X” shall mean, respectively, Regulation A, Regulation D, Regulation U and Regulation X of the Board.
          “Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Material into the environment, including the movement of such Hazardous Material through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.
          “Required Debt Service Reserve Amount” shall mean, as of any date, an amount reasonably projected by the Administrative Agent (such amount and supporting calculations advised by the Administrative Agent to the Borrower at least five (5) Business Days prior to such date) equal to the amount necessary to pay the forecasted Debt Service in respect of Term Loans through (and including) the next six (6) month period (assuming that no Default will occur during such period and taking into account, with respect to interest, the maximum amount of interest that could accrue during any six month period from the date of calculation to the Final Maturity Date).

          “Required Payment” shall have the meaning assigned to that term in Section 4.06.
          “Restore” shall mean, with respect to any Affected Property, to rebuild, repair, restore or replace such Affected Property. The term “Restoration” shall have a correlative meaning.
          “Restricted Payment” shall mean (a) all distributions by the Borrower (in cash, Property of the Borrower or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any interest in the Borrower and (b) all payments (in cash, Property of the Borrower or obligations) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Subordinated Indebtedness.
          “Restricted Payment Date” shall have the meaning assigned to that term in Section 8.12.
          “Revenue Account” shall have the meaning given such term in the Collateral Agency Agreement.
          “S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.
          “Secured Obligations” shall mean, as at any date, the sum, computed without duplication, of the following: (a) the aggregate outstanding principal amount of the Loans plus all accrued but unpaid interest on such amount plus (b) all other amounts from time to time payable under the Financing Documents (including the Permitted Swap Agreements, with respect to each Permitted Swap Provider that is a Lender, and Commodity Hedging Agreements, with respect to each Commodity Hedging Provider that is a Lender) plus accrued interest on such amounts plus (c) any and all obligations of the Borrower to the Administrative Agent, the Collateral Agent or any other Secured Party for the performance of its agreements, covenants or undertakings under or in respect of any Financing Document.
          “Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Lender, and, to the extent such party is a Lender, each Permitted Swap Provider and Commodity Hedging Provider.
          “Security Agreement” shall mean the (a) pledge and security agreement between the Borrower and the Collateral Agent, substantially in the form of Exhibit D and (b) each other security agreement substantially in the form of Exhibit D.
          “Security Documents” shall mean each Consent and Agreement, the Security Agreement, the Collateral Agency Agreement, the Deed of Trust, any such other security agreement, control agreement, patent and trademark assignment, lease assignment and other similar agreement securing the Secured Obligations between any Person and the Collateral Agent on behalf of the Secured Parties (including any agreement related to any Stock Pledge required pursuant to Section 8.10(b)), and all financing statements, agreements or other instruments to be filed in respect of the Liens created under each such agreement.
          “Statutory Reserve Rate” shall mean, for the Interest Period for any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Stock Pledge” shall have the meaning given to it in Section 8.10(b).
          “Subcontractors” shall mean each Person providing labor, materials (including equipment and fixtures of all kinds), supplies or services done, performed or furnished at, for or to, the Project on behalf of, or as counterparty to one or more contracts with, the Construction Contractors or the Borrower with an aggregate value in excess of $50,000.
          “Subordinated Indebtedness” shall mean any unsecured Indebtedness of the Borrower to any Person which is subordinated to the Secured Obligations pursuant to an instrument in writing satisfactory in form and substance to the Administrative Agent and containing subordination provisions substantially in form of Exhibit I.
          “Subsidiary” shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. “Wholly Owned Subsidiary” shall mean any such corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are so owned or Controlled.
          “Supermajority Lenders” shall mean, subject to the last paragraph of Section 11.04, Lenders holding over sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding Loans and Loan Commitments (if any). Where such term refers only to Term Loans or Term Loan Commitments or Working Capital Loans or Working Capital Commitments, “Supermajority Lenders” shall refer to Lenders holding over sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding Term Loans or Term Loan Commitments or Working Capital Loans or Working Capital Commitments, as applicable, held by such subset of Lenders.

          “Survey” shall mean an as-built survey of the Project Facility and the Project Facility Site which survey shall:
          (a) be a current “as-built” metes and bounds survey of the Project Facility Site, including Easement Properties that benefit such Project Facility Site;
          (b) be made (i) in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” jointly established and adopted by ALTA and NSPS in 2005 (ii) pursuant to the Accuracy Standards as adopted by ALTA and NSPS in effect on the date of the survey and (iii) having a Relative Positional Accuracy not less than that specified in the Accuracy Standards;
          (c) be prepared by a surveyor licensed in the State of Texas and be in form, scope and substance required by the ALTA/ACSM and reasonably acceptable to the Administrative Agent;
          (d) contain “Optional Survey Responsibilities and Specifications” 1, 2, 3, 4, 6, 7(a), 7(b), 7(c), 8, 9, 10, 11(b), 13, 16, 17 and 18 as specified on Table A to the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys”; and
          (e) contain a certification from said surveyor in form and substance reasonably satisfactory to the Administrative Agent and the Title Company.
          “Syndication Agent” shall mean WestLB.
          “Target Balance Account” shall have the meaning given in the Collateral Agency Agreement.
          “Target Balance Amount” shall mean the target aggregate outstanding principal amount of the Terms Loans as of each Principal Payment Date which shall reduce over the 19 Principal Payment Dates as set forth in Appendix C (and if the first Principal Payment Date occurs less than three (3) months after the Conversion Date, with a pro-rata adjustment to Appendix E for the first Principal Payment Date).
          “Taxes” shall mean, with respect to any Person, all taxes, assessments, imposts, deductions, fees, duties, withholdings, or other governmental charges or levies imposed directly or indirectly on such Person or its income, profits or sales or Property by any Taxing Authority, including any interest, additions to tax or penalties applicable thereto. The term “Tax” shall have a correlative meaning.
          “Taxing Authority” shall mean any Government Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.
          “Term Lender” shall mean each Lender with an outstanding (i) Term Loan Commitment or (ii) Term Loan, or both.
          “Term Loan” shall mean any extension of credit made by a Term Lender pursuant to its Term Loan Commitment.

          “Term Loan Aggregate Commitment” shall mean the aggregate amount of the Term Loan Commitments of all Term Lenders, which amount shall equal $33,500,000, as the same may be reduced pursuant to Section 2.04 or adjusted pursuant to Section 11.06.
          “Term Loan Borrowing” shall mean a borrowing of Term Loans.
          “Term Loan Commitments” shall mean with respect to each Term Lender at any time, such amount set forth next to such Term Lender’s name on Appendix A hereto under the headings “A Term Loan Commitment”, or in the Assignment and Acceptance pursuant to which such Term Lender shall have assumed its Term Loan Commitment, as such amount may be reduced from time to time pursuant to Section 2.04 or adjusted pursuant to Section 11.06.
          “Term Loan Commitment Fee” shall have the meaning assigned to that term in Section 2.05(a).
          “Term Loan Commitment Period” shall mean the period commencing on the Closing Date and ending on the earliest to occur of (i) fifteen (15) months following the Closing Date, (ii) the Conversion Date and (iii) the termination of all Term Loan Commitments pursuant to Section 2.04 or Section 9.01.
          “Term Loan Construction Period Aggregate Commitment” shall mean two-thirds of the Term Loan Aggregate Commitment, as the same may be reduced pursuant to Section 2.04 or adjusted pursuant to Section 11.06.
          “Termination Date” shall mean the date on which (a) the Administrative Agent, the Collateral Agent and the other Secured Parties shall have received final indefeasible payment in full in cash of all of the Secured Obligations and all other amounts owing to the Administrative Agent, the Collateral Agent and the other Secured Parties under the Financing Documents, (b) all Loan Commitments shall have terminated, expired or been reduced to zero, and (c) each Permitted Swap Agreement in which such Permitted Swap Provider is a Lender, and each Commodity Hedging Agreement in which such Commodity Hedging Provider is a Lender, and which agreements would constitute Secured Obligations, shall have terminated or expired.
          “Title Company” shall mean Republic Title of Texas, Inc.
          “Title Policy” shall mean the mortgagee policy of title insurance issued by the Title Company in the form promulgated by the State Insurance Commission of Texas insuring the validity and priority of the Lien of the Deed of Trust on the Project Facility Site.
          “Transaction Documents” shall mean each Financing Document and each Project Document.
          “Treasury Regulations” means the final, temporary and proposed U.S. Treasury regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          “Trust Estate” shall mean the Trust Estate (as defined in the Deed of Trust).

          “Type” shall have the meaning assigned to that term in Section 1.03.
          “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the terms “Uniform Commercial Code” and “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.
          “United States” and “U.S.” shall mean the United States of America.
          “Use” shall mean the generation, manufacture, processing, distribution, handling, use, treatment, recycling, storage, disposal, arrangement for or permitting the disposal, transportation or Release of any Hazardous Material.
          “WestLB” shall have the meaning assigned to that term in the preamble.
          “WestLB Fee Letter” shall mean the fee letter dated as December 20, 2007 entered into among the Borrower and WestLB, with respect to, among other matters, certain fees payable for the account of WestLB, in its capacity as Lead Arranger.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Working Capital Aggregate Commitment” shall mean the aggregate amount of the Working Capital Commitments of the Working Capital Lenders, which amount shall equal $10,000,000, as the same may be reduced pursuant to Section 2.04 or adjusted pursuant to Section 11.06.
          “Working Capital Loan Borrowing” shall mean a borrowing of Working Capital Loans.
          “Working Capital Commitment” shall mean, with respect to each Working Capital Lender at any time, the amount set forth next to such Working Capital Lender’s name on Appendix A hereto under the heading “Working Capital Commitment”, or in the Assignment and Acceptance pursuant to which such Working Capital Lender shall have assumed its Working Capital Commitment, as applicable, as such amount may be reduced pursuant to Section 2.04 or adjusted pursuant to Section 11.06.
          “Working Capital Commitment Fee” shall have the meaning assigned to that term in Section 2.05(b).
          “Working Capital Commitment Period” shall mean the period commencing on the Closing Date and ending on the earlier to occur of (y) the first anniversary of the Conversion Date as such period may be extended by the Working Capital Lenders annually thereafter up to the Final Maturity Date and (z) the termination of all Working Capital Commitments pursuant to Section 2.04 or Section 9.01.
          “Working Capital Exposure” shall mean, with respect to any Working Capital Lender at any time, the sum of the outstanding principal amount of such Lender’s Working Capital Loans.
          “Working Capital Lender” shall mean each Lender with an outstanding (i) Working Capital Loan, and/or (ii) Working Capital Commitment.
          “Working Capital Loan” shall mean any extension of credit made by a Working Capital Lender pursuant to its Working Capital Commitment.
          1.02 Accounting Terms and Determinations.
          (a) Except as otherwise expressly provided in this Agreement, all accounting terms used in this Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders under this Agreement shall (unless otherwise disclosed to the Lenders in writing at the time of delivery in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles as in effect from time to time, including applicable statements, bulletins and interpretations issued by the Financial Accounting Standards Board, and all calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided in this Agreement) be made by application of generally accepted accounting principles referred to above; provided, however, that if any financial statements shall be prepared in accordance with generally accepted accounting principles that are not the same as the principles used for the preparation of the financial statements for the preceding applicable period (to the extent such change has a material effect) or if any calculations shall be made for the purposes of determining compliance with this Agreement on a basis that is not the same as was used for purposes of determining compliance for the preceding applicable period, then the financial statements for the comparable prior period shall be restated and the calculations re-made as specified above to enable a comparison to be made with such prior period; provided, further, that the restatement and remaking of such calculations shall be made solely for comparison purposes and shall not result in any finding of non-compliance hereunder.
          (b) The Borrower shall deliver to the Administrative Agent (in sufficient numbers for the Administrative Agent and each of the Lenders) at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements and (ii) reasonable estimates of the difference between such statements arising as a consequence of any such difference.
          (c) To enable the consistent determination of compliance with the terms of this Agreement, the Borrower will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, without the prior written consent of the Administrative Agent.
          1.03 Types of Loans. Loans under this Agreement are distinguished by, and may be identified by, “Type.” The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type.
          1.04 Certain Principles of Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement (unless otherwise specified); references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications and substitutions thereof (including by change orders where applicable) (without, however, limiting any prohibition on any such amendments, extensions and other modifications and substitutions by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of Government Authorities, Persons succeeding to their respective functions and capacities.
ARTICLE II
LOAN COMMITMENTS
          2.01 Term Loans.
          (a) Subject to the terms and conditions of this Agreement, each Term Lender agrees, severally and not jointly, to make Term Loans to the Borrower from time to time during the Term Loan Commitment Period in an aggregate principal amount not in excess of the aggregate Term Loan Commitment of such Term Lender.
          (b) In no event shall the aggregate principal amount of all Term Loans at any one time outstanding exceed the Term Loan Aggregate Commitment as in effect from time to time.
          (c) Proceeds of each Term Loan Borrowing shall be deposited into the Construction Account, the Distribution Account, the Debt Service Reserve Account and other accounts in accordance with the Collateral Agency Agreement, shall be applied solely in accordance with this Agreement and shall be used solely for the purposes described in Section 8.09(a).
          (d) Subject to the terms and conditions of this Agreement, the Borrower may borrow the Term Loans by means of Base Rate Loans and Eurodollar Loans (except for the Fee Funding, in which case the Borrower may borrow by means of Base Rate Loans only)

and may Convert Term Loans of one Type into Term Loans of another Type (as provided in Section 3.03) or Continue Term Loans of one Type as Term Loans of the same Type (as provided in Section 3.03). Term Loans repaid or prepaid may not be reborrowed.
          (e) The Lenders may, in their sole discretion, increase the Term Loan Facility and the Working Capital Facility up to an aggregate commitment of $150,000,000 (including the existing Loan Commitments), to include other Biodiesel, Methanol, and Glycerin production projects of the Project Sponsor (and its Subsidiaries); provided that, (i) the Project Sponsor (and its applicable Subsidiaries) provide all due diligence materials necessary to satisfy the Lenders and Administrative Agent in their sole discretion as to the suitability of such additional projects for financing, (ii) the Lenders, the Administrative Agent and the applicable Project Sponsor (and its applicable Subsidiaries, including the Borrower) agree to all necessary amendments to this Agreement to reflect the extension of the Term Loan Facility and the Working Capital Facility to include such additional projects; and (iii) the Credit Parties are not in default of any material provision of this Agreement and no Event of Default has occurred or is continuing.
          2.02 Working Capital Loans
          (a) Subject to the terms and conditions of this Agreement, each Working Capital Lender agrees, severally and not jointly, to make Working Capital Loans to the Borrower from the Conversion Date until the termination of the Working Capital Commitment Period in an aggregate principal amount not in excess of the aggregate Working Capital Aggregate Commitment of such Working Capital Lender.
          (b) In no event shall the aggregate principal amount of all Working Capital Loans at any one time outstanding exceed the Working Capital Aggregate Commitment as in effect from time to time. The aggregate principal amount of the Working Capital Loans made by each Working Capital Lender shall not exceed the Working Capital Commitment of such Working Capital Lender.
          (c) Proceeds of each Working Capital Loan Borrowing shall be deposited into the Revenue Account and the Construction Account in accordance with the Collateral Agency Agreement, shall be applied solely in accordance with this Agreement and shall be used solely for the purposes described in Section 8.09(b).
          (d) Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow the Working Capital Loans by means of Base Rate Loans and Eurodollar Loans and may Convert Working Capital Loans of one Type into Working Capital Loans of another Type (as provided in Section 3.03) or Continue Working Capital Loans of one Type as Working Capital Loans of the same Type (as provided in Section 3.03).
          2.03 Letters of Credit.
          (a) General.

     (i) Subject to the terms and conditions set forth herein, the LC Issuing Bank agrees to issue Letters of Credit for the Borrower’s account from time to time during the Working Capital Commitment Period.
     (ii) Each Letter of Credit shall be issued in a form reasonably acceptable to the Borrower, the Agent and the LC Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the LC Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (iii) Letters of Credit issued hereunder shall constitute utilization of the Working Capital Commitments; provided, however, that a Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $10,000,000 and (ii) the aggregate LC Exposure at any time outstanding shall not exceed the Working Capital Aggregate Commitment.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) pursuant to this Agreement, the Borrower shall give the LC Issuing Bank and the Agent a notice of such issuance request as provided in Section 4.05(b).
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Final Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuing Bank or the Working Capital Lenders, the LC Issuing Bank hereby grants to each Working Capital Lender, and each Working Capital Lender hereby acquires from the LC Issuing Bank, a participation in such Letter of Credit equal to such Working Capital Lender’s Applicable Percentage. Each Working Capital Lender acknowledges and agrees that it shall thereby absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the LC Issuing Bank to pay and discharge when due, its Applicable Percentage of the LC Issuing Bank’s liability under such Letter of Credit.
          (e) Disbursement Procedures. The LC Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The LC Issuing Bank shall promptly notify the Agent by telephone (confirmed by facsimile) and the Agent shall promptly notify each other Working Capital Lender and the Borrower of such demand for payment, whether the LC Issuing Bank has made or will make an LC Disbursement thereunder, the amount of such demand, the date on which payment is to be made by the LC Issuing Bank as a result of such demand and specifying each Working Capital Lender’s Applicable Percentage of the amount of such demand.
          Each LC Disbursement shall reduce the Stated Amount of such Letter of Credit by the amount of such drawing.
          (f) Reimbursement. If the LC Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, each Working Capital Lender (other than the LC Issuing Bank) shall pay to the Agent for the account of the LC Issuing Bank in immediately available funds the amount of such Working Capital Lender’s Applicable Percentage of such LC Disbursement. Each Working Capital Lender’s obligation to make such payments to the Agent for the account of the LC Issuing Bank, and the LC Issuing Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Loan Commitments. Each such payment shall be made in the manner provided in Section 2.04(b), and the Agent shall promptly pay to the LC Issuing Bank the amounts so received by it from the Working Capital Lenders in the manner provided in Section 2.04(d). Each such payment to the LC Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever.
          (g) Loans. Notwithstanding anything herein to the contrary, including Section 6.04, any LC Disbursement by the LC Issuing Bank shall automatically be considered to be a Working Capital Loan Borrowing to the Borrower from the LC Issuing Bank and the other Working Capital Lenders making payments to the LC Issuing Bank in accordance with paragraph (f) of this Section in an amount equal to such Working Capital Lender’s Applicable Percentage of the LC Disbursement. Such Working Capital Loans shall initially be made as Base Rate Loans. All such Working Capital Loans, shall be repaid or prepaid in accordance with Article III.
          (h) Obligations Absolute. The Borrower’s obligation to repay the Loans provided in paragraph (g) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

          None of the Agent, the Working Capital Lenders, and the LC Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuing Bank; provided that the foregoing shall not be construed to excuse the LC Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the LC Issuing Bank (as finally determined by a court of competent jurisdiction), the LC Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (i) Replacement of the LC Issuing Bank. The LC Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced LC Issuing Bank and the successor LC Issuing Bank. The Agent shall notify the Working Capital Lenders of any such replacement of the LC Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuing Bank pursuant to Section 2.06(d). From and after the effective date of any such replacement, (i) the successor LC Issuing Bank shall have all the rights and obligations of the LC Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “LC Issuing Bank” shall be deemed to refer to such successor or to any previous LC Issuing Bank, or to such successor and all previous LC Issuing Banks, as the context requires. After the replacement of a LC Issuing Bank hereunder, the replaced LC Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, (ii) the Loan Commitments are reduced to zero pursuant to Section 9.01 or (iii) all outstanding Working Capital Loans are to be paid in full pursuant to Section 3.01(b), on the Business Day that the Borrower receives notice from the Agent or the Lenders (or, if the maturity of Working Capital Loans has been accelerated, Working Capital Lenders with LC Exposure representing at least 66 2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit in an account with the Agent, in the name of the Agent and for the benefit of the Working Capital Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) or (g) of Article IX. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. For these purposes, the Borrower hereby grants a security interest to the Agent for the benefit of the Lenders in such account and in any money or financial assets (as defined in the UCC) or other property held therein. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Working Capital Loans has been accelerated (but subject to the consent of Working Capital Lenders with LC Exposure representing at least 66 2/3% of the total LC Exposure), as applicable, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          2.04 Borrowings.
          (a) To request a Borrowing (or a Conversion, Continuation, or optional prepayment of Loans) pursuant to this Agreement, the Borrower shall give the Administrative Agent (which shall promptly notify the Lenders) notice of such Borrowing as provided in Section 4.05(a).
          (b) Not later than 11:00 a.m. New York City time on the Monthly Transfer Date (or, for the Fee Funding, the Fee Funding Date) specified for each Borrowing of a Loan, each Lender shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, in immediately available funds, by wire transfer to the account specified on the attached Appendix B.
          (c) The amount with respect to Loans so received by the Administrative Agent for the account of the Borrower shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by remitting the same by 3:00 p.m. New York City time to the Collateral Agent, in immediately available funds, and the Collateral Agent shall (i) in the case of any Working Capital Loans, deposit the amounts so received in the Revenue Account and (ii) in the case of any Term Loans, deposit the amounts so received into the Construction Account, in each case as set forth in the applicable Notice of Borrowing and pursuant to the Collateral Agency Agreement.

          (d) No more than three (3) separate Interest Periods in respect of Eurodollar Loans from each Lender may be outstanding at one time.
          2.05 Changes of Loan Commitments.
          (a) Optional Changes of Commitment. Subject to Section 2.04(b), the Borrower shall have the right at any time or from time to time to reduce the aggregate unused amount of the Loan Commitments; provided, that (i) the Borrower shall give notice of each such termination or reduction as provided in Section 4.05(a), (ii) each reduction of Loan Commitments shall be in an aggregate amount at least equal to $1,000,000 (or, if less, the full amount of such Loan Commitments outstanding), and if greater, in integral multiples of $500,000 in excess thereof, (iii) the Term Loan Commitments may not be reduced below an amount which, together with the unfunded portion of the Equity Contribution Amount (and other funds committed in a form reasonably satisfactory to the Supermajority Lenders) is available and sufficient, in the reasonable judgment of the Supermajority Lenders and the Independent Engineer, to achieve Final Completion in accordance with the Construction Budget and Schedule and (iv) the Working Capital Commitments may not be reduced unless a working capital reserve account is established and funded in an amount equal to the aggregate amount of the reduced Working Capital Commitments.
          (b) Mandatory Changes of Loan Commitments. Unless previously terminated:
               (i) the Term Loan Commitments shall be automatically reduced to zero at the close of business on the earliest to occur of (A) the Date Certain, (B) the Conversion Date and (C) the expiration of the Term Loan Commitment Period; and
               (ii) the Working Capital Commitments shall be automatically reduced to zero on the earliest to occur of (x) the Final Maturity Date and (y) the expiration of the Working Capital Commitment Period.
          (c) No Reinstatement. The Loan Commitments once terminated or reduced may not be reinstated.
          2.06 Fees.
          (a) Term Loan Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Term Lender a commitment fee (the “Term Loan Commitment Fee”), on the daily average unused amount of such Term Lender’s Term Loan Commitment, at a rate per annum equal to 0.50%, for the period from and including the Closing Date to, but not including, the date the Term Loan Commitments are reduced to zero. The accrued Term Loan Commitment Fee shall be payable in arrears on each Quarterly Date.
          (b) Working Capital Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Working Capital Lender a fee on the daily average unused amount of such Working Capital Commitment (the “Working Capital Commitment Fee”) at a rate per annum equal to 0.50%, for the period from and including the Closing Date to, but not including, the date the Working Capital Commitments are reduced to zero. The accrued Working Capital Commitment Fee shall be payable in arrears on each Quarterly Date.
          (c) Administrative Fee. The Borrower shall pay to the Administrative Agent, for its own account, a non-refundable agency fee (the “Administrative Fee”) for each twelve (12) month period commencing on the Closing Date or an anniversary thereof in the amounts set forth in the Syndication Letter. The Administrative Fee shall be payable in advance in accordance with the terms and in the amounts as set forth in the Syndication Letter.
          (d) Letter of Credit Fees. The Borrower agrees to pay:
     (i) to the Agent for the account of each Working Capital Lender a participation fee with respect to its participations in Letters of Credit (the “Letter of Credit Participation Fee”), which shall accrue same Applicable Margin used to determine the interest rate applicable to Eurodollar Working Capital Loans on the average daily amount of such Working Capital Lender’s LC Exposure during the period from and including the Closing Date to but excluding the later of the date on which such Working Capital Lender’s Working Capital Commitment terminates and the date on which such Working Capital Lender ceases to have any LC Exposure; and
     (ii) to the Applicable Issuing Bank, a fronting fee (the “Letter of Credit Fronting Fee”) equal to the greater of (A) fifteen hundred Dollars ($1,500) or (B) (x) an amount calculated at a rate per annum equal to 0.15% of the average daily amount of the LC Exposure during the period from and including the Closing Date to but excluding the later of the date of termination of the Working Capital Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the LC Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.
          Letter of Credit Participation Fees and Letter of Credit Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Working Capital Commitments terminate and any such fees accruing after the date on which the Working Capital Commitments terminate shall be payable on demand. Any other fees payable to the LC Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All Letter of Credit Participation Fees and Letter of Credit Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (e) Other Fees. The Borrower shall pay: (i) to the Administrative Agent (for the account of the Person to whom such payment is owed) all fees payable in the amounts and at times separately agreed upon between the Borrower and the Administrative Agent in the Administrative Agent Fee Letter; (ii) to WestLB (for the account of the Person to whom such payment is owed) all fees payable in the amounts and at times separately agreed upon between the Borrower and WestLB in the WestLB Fee Letter; (iii) all fees payable in the amounts and at times separately agreed upon between the Borrower and the Collateral Agent in the Collateral Agency Fee Letter, and (iv) all reasonable, properly documented costs and expenses of the Administrative Agent, Collateral Agent, the Lead Arranger, the Bookrunner and the Syndication Agent.
          2.07 Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.
          2.08 Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender. The amounts payable by the Borrower at any time under this Agreement, the Notes or any other Financing Document to each Lender shall be a separate and independent debt and, subject to the Collateral Agency Agreement, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.
          2.09 Notes.
          (a) Notes. The Loans of each Lender shall, at the request of such Lender, be evidenced by one or more promissory notes of the Borrower (each, a “Note”) substantially in the form of Exhibit A to this Agreement for such Lender’s (i) Term Loans and (ii) Working Capital Loans and participations in LC Exposure, dated the Closing Date in the case of each Note issued on such date, or the effective date of assignment pursuant to Section 11.06(b) in the case of any Note issued in connection with such assignment, payable to such Lender in a principal amount equal to the amount of the applicable Loan Commitment made by such Lender and otherwise duly completed.
          (b) Loan Records. The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made in respect of principal of such Loan, shall be recorded by such Lender on its books and, prior to any transfer of the Note evidencing the Loans held by it, endorsed by such Lender on the schedule attached to such Note or any continuation of such schedule; provided, that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under such Note.
          (c) Subdivision. No Lender shall be entitled to have any of its Notes subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Lender’s related Loan Commitment, related Loans and related Note pursuant to Section 11.06(b).
          (d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered pursuant to Section 11.06(b) and a register (the “Register”) in which it shall record (i) the names and addresses of each Lender and Assignee, (ii) the Loan Commitments of each Lender and Assignee and the amount of each Loan made hereunder and each Interest Period therefor, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender and Assignee hereunder, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and Assignees and each Lender’s or Assignee’s share thereof. Upon reasonable notice to the Administrative Agent, the Borrower and each Lender and Assignee shall have the right to inspect such records from time to time during normal business hours.
(e) Effect of Entries. Absent manifest error, the entries made in the records maintained pursuant to paragraph (b) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST
          3.01 Repayment of Loans.
          (a) Term Loans. The Borrower hereby agrees to pay to the Administrative Agent for the account of each Term Lender the principal of such Term Lender’s Term Loans outstanding (1) on each Principal Payment Date in 24 equal installments of one and one-half percent (1.5%) of the aggregate principal amount of the Borrowings under the Term Loans and (2) when declared due and payable pursuant to this Agreement, including pursuant to Section 9.01; provided, however, with respect to (1), if the first Principal Payment Date is less than ninety (90) days after the earlier of (i) the Conversion Date and (ii) the first anniversary of the Closing Date, the payment due on the first Principal Payment Date shall be determined pro-rata based on the number of days elapsed since the Conversion Date or the first anniversary of the Closing Date, as applicable. All unpaid principal of each outstanding Term Loan not previously paid in accordance with such amortization schedule or prepaid shall be due and payable in full in a single installment on the Final Maturity Date.
          (b) Working Capital Loans. The Borrower shall repay all outstanding Working Capital Loans in full upon the earliest to occur of (1) the expiration of the Working Capital Commitment Period, (2) when declared due and payable pursuant to this Agreement, including pursuant to Section 9.01 and (3) on the Final Maturity Date.
          3.02 Interest. The Borrower hereby agrees to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

          (a) during such periods as such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin;
          (b) during such periods as such Loan is a Eurodollar Loan, for each Interest Period relating to such Loan, the Adjusted LIBO Rate for such Loan for such Interest Period plus the Applicable Margin; and
          (c) during such periods that an Event of Default has occurred and is continuing, all outstanding Loans shall bear interest at a rate per annum equal to the Post-Default Rate to but excluding the dates such Event of Default is remedied or waived.
Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date and (ii) upon the payment or prepayment of any Loan or the Conversion of any Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted); provided, that interest payable at the Post-Default Rate shall be payable from time to time on demand (or, if no demand is made during any month, on the last Business Day of such month); provided, further, that prior to the Final Completion Date, at the Borrower’s election, accrued interest may be paid as a Project Cost through Borrowings of Term Loans for the Project to fund such interest payments. Promptly after the determination of any interest rate provided for in this Agreement or any change in any such rate, the Administrative Agent shall give notice of such interest rate to the Lenders to which such interest is payable and to the Borrower.
          3.03 Optional Prepayments and Conversions or Continuations of Loans. Subject to Section 4.04, the Borrower shall have the right to prepay Loans, or to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time; provided, that the Borrower shall give the Administrative Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05(a) and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable. Any prepayment by the Borrower pursuant to this Section 3.03 shall be made simultaneously with, and is conditioned upon, (A) the prepayment under any Permitted Swap Agreement (if then in effect) to the extent the aggregate notional amount under all such Permitted Swap Agreements exceeds the aggregate amount of Loans outstanding after giving effect to the prepayment contemplated by this Section 3.03 and (B) the payment by the Borrower of any costs, expenses or other amounts incurred by any Lender and Permitted Swap Provider in connection with such prepayment. Any prepayment of Loans by the Borrower pursuant to this Section 3.03 shall be applied against the outstanding principal of, as the case may be, the Term Loans and the Working Capital Loans pro rata to the remaining scheduled principal installments with (a) the portion applied to the Term Loans being applied pro rata to the remaining principal installments of the Term Loans and (b) the portion applied to the Working Capital Loans being applied to the outstanding balance, but not reducing the Working Capital Aggregate Commitment.
          3.04 Mandatory Prepayments. In addition to mandatory repayments of principal of Loans as set forth in Section 3.01 above, the Borrower shall make the following mandatory prepayments (to be effected in each case in the manner specified in paragraph (g) below):

          (a) Event of Loss. The Borrower shall prepay the Term Loans in an amount equal to one hundred percent (100%) of the Net Available Amount not allocated to and used for Restoration in accordance with Section 8.05(m).
          (b) Asset Sales. Except as otherwise permitted pursuant to Section 8.11(a), the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Available Amount in excess of $1,000,000 resulting from the Disposition of any of its physical assets (other than sales of inventory in the ordinary course of business and on ordinary terms).
          (c) Project Payments. The Borrower shall prepay the Term Loans in an amount equal to one hundred percent (100%) of the net proceeds received from Material Project Parties pursuant to Material Project Documents in connection with amounts received by the Borrower in respect of termination payments, indemnity payments and damages payments due under the terms of such Material Project Documents, to the extent that such payments exceed the Losses of the Borrower in connection with the events and/or circumstances resulting in such payments becoming due.
          (d) Excess Cash Flow/Target Balance Amount. On each Principal Payment Date, the Borrower shall prepay the Term Loans in an amount that is equal to the greater of (x) 50% of amounts remaining in the Revenue Account after clause seventh of Section 4.01(d) of the Collateral Agency Agreement, and (ii) such amounts (up to 100%) of amounts remaining in the Revenue Account after clause seventh of Section 4.01(d) of the Collateral Agency Agreement that is required to satisfy the Target Balance Amount at such time.
          (e) Debt Service Coverage. If on any Principal Payment Date, the Debt Service Coverage Ratio is less than or equal to 1.50, then (x) amounts on deposit in the Prepayment Holding Account and (y) amounts remaining in the Revenue Account after clause eighth of Section 4.01(d) of the Collateral Agency Agreement shall be prepaid in accordance with the Collateral Agency Agreement.
          (f) BBETC Event. On each Monthly Transfer Date, if a BBETC Event has occurred and is continuing, the Borrower shall prepay the Term Loan in an amount that is required to satisfy the requirements of clause ninth of Section 4.01(d) of the Collateral Agency Agreement.
          (g) Application in Inverse Order. Mandatory prepayments made pursuant to clauses (a), (b), and (c) of this Section 3.04 shall be applied pro rata between the Term Loans and Working Capital Loans with (a) the portion applied to the Term Loans applied in inverse order of maturity and (b) the portion applied to the Working Capital Loans applied to reduce the outstanding balance and reducing the Working Capital Aggregate Commitment. Mandatory prepayments made pursuant to clauses (d), (e), and (f) of this Section 3.04 shall be applied to Term Loans in inverse order of maturity.
          (h) Payments. The Borrower shall transfer all amounts required for the prepayments in this Section 3.04 in accordance with Section 4.03(d) of the Collateral Agency Agreement at the time of each such prepayment.

          (i) Swap Prepayments. Any prepayment by the Borrower pursuant to this Section 3.04 shall be made simultaneously with (A) the prepayment under any Permitted Swap Agreement (if then in effect) to the extent the aggregate notional amount under all such Permitted Swap Agreements exceeds the aggregate amount of Eurodollar Loans outstanding after giving effect to the prepayments contemplated by this Section 3.04 and (B) the payment by the Borrower of any costs, expenses or other amounts incurred by any Lender and Permitted Swap Provider in connection with such prepayment.
ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.
          4.01 Payments.
          (a) Except to the extent otherwise provided in this Agreement, all payments of principal, interest, fees and other amounts to be made by the Borrower under this Agreement and the Notes and, except to the extent otherwise provided in any of the other Financing Documents, all payments to be made by the Borrower under any such other Financing Documents, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent by wire transfer to the account specified on the attached Appendix B. No payment shall be made later than 12:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
          (b) The Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify to the Administrative Agent (which shall so notify the intended recipient or recipients) the Loans or other amounts payable by the Borrower under this Agreement to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 4.02 and the other provisions of this Agreement, may determine to be appropriate, in each case pursuant to the Collateral Agency Agreement).
          (c) Each payment received by the Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.
          (d) If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day (except in the case where such payment due date is a Quarterly Date, in which case the terms set forth in Section 1.01 for “Quarterly Date” are applicable) and interest shall be payable for any principal so extended for the period of such extension.

          (e) Term Loans repaid or prepaid may not be reborrowed. Working Capital Loans repaid or prepaid may be reborrowed as set forth in Section 2.02(d).
          4.02 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the Borrowing of Loans under Section 2.01 and Section 2.02 shall be made from the Lenders and each payment of Commitment Fees under Sections 2.05(a) and (b) shall be made for account of the applicable Lenders on a pro rata basis (based on their respective Loan Commitments) and the payment of Letter of Credit Participation Fees under Section 2.05(d), (b) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 5.03) shall be made pro rata among the Lenders according to the amounts of their respective Loan Commitments and the then current Interest Period for each Loan of such Type shall be coterminous, (c) except as otherwise specified herein, each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; provided, that if immediately prior to giving effect to any such payment in respect of any Loan, the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Loan Commitments in effect at the time such Loans were made (by reason of a failure of a Lender to make a Loan in the circumstances described in the last paragraph of Section 11.04), then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Loan Commitments and (d) each payment of interest on the Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
          4.03 Computations. Interest and fees on Eurodollar Loans and on Base Rate Loans at such times that the Base Rate is computed on the basis of the Federal Funds Rate and on other obligations of the Borrower or the Lenders that are computed on the basis of the Federal Funds Rate shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Interest on Base Rate Loans at such times that the Base Rate is computed on the basis of the Prime Rate and on other obligations of the Borrower or the Lenders that are computed on the basis of the Prime Rate and the commitment fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
          4.04 Minimum Amounts. Except for (a) mandatory prepayments made pursuant to Section 3.04 and (b) Conversions or prepayments made pursuant to Section 5.03, each Borrowing, Conversion, Continuation, voluntary and partial prepayment of principal of Loans shall be in a minimum amount equal to $500,000 (or, if less, the full amount of such Loans outstanding) with integral multiples of $100,000 in excess of such minimum amount.
          4.05 Certain Notices.
          (a) Notices by the Borrower to the Administrative Agent of Borrowings, Conversions, Continuations and optional prepayments of Loans, Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the

Administrative Agent not later than 11:00 a.m. New York City time on the number of Business Days prior to the date of the relevant Borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

Number of
Notice	Business Days Prior

Termination or reduction of Loan Commitments	3

Borrowing (except the Term Loan Borrowing for the Fee Funding), Conversions into or from, Continuations of Interest Periods for, and Prepayments of Eurodollar Loans	5

Borrowing (except the Term Loan Borrowing for the Fee Funding) or Prepayment of Base Rate Loans	1

Term Loan Borrowing for the Fee Funding	1
          Each such notice of a Borrowing (each such notice, a “Notice of Borrowing”) shall be in substantially the form of Exhibit B-2, shall be subject to the satisfaction of the conditions set forth in Article VI and shall specify, among other things: (i) the amounts of such Borrowing; (ii) the requested date of such Borrowing, which must be a Monthly Transfer Date (except for Term Loan Borrowing for the Fee Funding, which must be on or within two (2) Business Days after the Closing Date); (iii) a reasonable description of the specific use of the proceeds of the requested Borrowing, which use shall satisfy the conditions set forth in Section 8.09; (iv) the requested Type of Loan comprising such Borrowing and (v) with respect to a Borrowing of Eurodollar Loans, the requested Interest Period for each such Loan. Each such notice of Conversion, Continuation or optional prepayment shall specify the Type of each Loan to be Converted, Continued or prepaid (and, in the case of a Conversion, the Type of Loan to result from such Conversion) and the date of Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that the Borrower fails to select the Type of Loan, such Loan (x) if outstanding as a Eurodollar Loan, will remain as a Eurodollar Loan, (y) if outstanding as a Base Rate Loan, will remain as a Base Rate Loan or (z) if not then outstanding, will be made as a Base Rate Loan. In the event that the Borrower fails to select the duration of any Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month for such Eurodollar Loan.
          (b) Notices by the Borrower to the LC Issuing Bank and the Agent of requests for the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) shall be irrevocable and shall be effective only if received by the LC Issuing Bank and the Agent by hand delivery or fax (or transmitted by electronic communication, if arrangements for doing so have been approved by the LC Issuing Bank) not later than 11:00 am New York City time 5 Business Days prior to the date of the proposed issuance.
          Each such notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended (each such notice, an “Issuance Request”)

shall be substantially in the form of Exhibit B-3 and shall specify: (i) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(c)), (iii) the Stated Amount of such Letter of Credit, (iv) the name and address of the beneficiary thereof and (v) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the LC Issuing Bank, the Borrower also shall submit a letter of credit application on the LC Issuing Bank’s standard form in connection with any request for a Letter of Credit.
          4.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender or (in the case of the Borrower) a payment to the Administrative Agent for account of one or more of the Lenders (any such payment, a “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption, (but shall not be required to) make the amount of such payment available to the intended recipient (or recipients) on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient (or recipients) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest on such amount in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient (or recipients) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as provided above; provided, that if neither the recipient (or recipients) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient (or recipients) shall each be obligated to pay interest on the Required Payment as follows:
          (a) if the Required Payment shall represent a payment to be made by the Borrower to the Lenders, the Borrower and the recipient (or recipients) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the recipient (or recipients) shall return the Required Payment to the Administrative Agent, without limiting the obligation of the Borrower under Section 3.02 to pay interest to such recipient (or recipients) at the Post-Default Rate in respect of the Required Payment) and
          (b) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to the Borrower, the Payor and the Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 3.02 (and, in case the Borrower shall return the Required Payment to the Administrative Agent, without limiting any claim the Borrower may have against the Payor in respect of the Required Payment, subject to Section 11.15).

          4.07 Sharing of Payments; Etc.
          (a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of the Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender under this Agreement, that is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent of such action; provided, that such Lender’s failure to give such notice shall not affect the validity of such action.
          (b) If any Lender shall obtain from the Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any Note held by it or any other Financing Document or through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided in this Agreement), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder by the Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due on such Loans or other amounts, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, with the effect that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of or interest on the Loans or such other amounts, respectively, owing to each of the Lenders; provided, that if at the time of such payment the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Loan Commitments in effect at the time such Loans were made (by reason of a failure of a Lender to make a Loan hereunder in the circumstances described in the last paragraph of Section 11.04), then such purchases of participations or direct interests shall be made in such manner as will result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata according to the amounts of such Loan Commitments. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (c) The Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s liens, counterclaims or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (d) Nothing contained in this Agreement shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any

Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.
ARTICLE V
YIELD PROTECTION; ETC.
          5.01 Alternate Rate of Interest. If prior to the commencement of any Interest Period with respect to a making, Conversion or Continuation (for the purposes of this Section 5.01, a “borrowing”) of Eurodollar Loans:
          (a) the Administrative Agent reasonably determines that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
          (b) the Administrative Agent is advised by the Majority Lenders that such Lenders have reasonably determined that the Adjusted LIBO Rate for that Interest Period will not adequately and fairly reflect the cost to those Lenders of making or maintaining their Loans included in such borrowing for such Interest Period;
then the Administrative Agent will give notice of those circumstances to the Borrower and the Lenders by telephone or telecopy as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to that notice no longer exist (which notice of subsequent change in circumstances shall be given as promptly as practicable), (A) any request by the Borrower that requests the Conversion of any Base Rate Loan to, or Continuation of any Eurodollar Loan as, a Eurodollar Loan shall be ineffective, (B) if any request for a borrowing notices Eurodollar Loans, such borrowing will be made with Base Rate Loans, and (C) each Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan (or, if such Loan is then a Base Rate Loan, will Continue as a Base Rate Loan).
          5.02 Increased Costs.
          (a) If any Change in Law:
               (i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); and/or
               (ii) imposes on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender under any Financing

Document, in each case by an amount that such Lender reasonably deems to be material, then the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for the additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.05).
          (b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or (without duplication) on the capital of its holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or its holding company could have achieved but for that Change in Law (taking into consideration such Lender’s and its holding company’s policies with respect to capital adequacy), in each case by an amount that such Lender reasonably deems to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or (without duplication) its holding company for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.05).
          (c) To claim any amount under this Section 5.02, a Lender must deliver to the Borrower a certificate setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, under Section 5.02(a) or Section 5.02(b). The Borrower shall pay such Lender the amount due and payable and set forth on any such certificate within thirty (30) days after its receipt.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.02 shall not constitute a waiver of such Lender’s right to demand that compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.02 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date on which such Lender notifies the Borrower of the Change in Law giving rise to those increased costs or reductions and of such Lender’s intention to claim compensation for those circumstances; provided, further, that, if the Change in Law giving rise to those increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include that period of retroactive effect.
          5.03 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of the Interest Period for that Loan (including under Section 3.03 or Section 3.04 or as a result of an Event of Default), (b) the Conversion of any Eurodollar Loan other than on the last day of its Interest Period, (c) the failure to borrow, Convert, Continue or prepay any Loan on the date specified in any Notice of Borrowing or Conversion or Continuation request or (d) the assignment of any Eurodollar Loan other than on the last day of its Interest Period as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to any such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, Convert or Continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for that period at the interest rate that such Lender would bid were it to bid, at the commencement of that period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. To claim any amount under this Section 5.03, the Lender must deliver to the Borrower a certificate setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.03 (including calculations, in reasonable detail, showing how such Lender computed such amount or amounts). The Borrower shall pay such Lender the amount due and payable and set forth on any such certificate within thirty (30) days after its receipt.
          5.04 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower to a Lender or the Administrative Agent under this Agreement or any other Financing Document shall be made free and clear of and without deduction for any Taxes, except to the minimum extent required by any Government Rule; provided, that if the Borrower is required to deduct any Indemnified Taxes or Other Taxes from those payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.04), the applicable Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Taxing Authority in accordance with any applicable Government Rule.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Taxing Authority in accordance with any applicable Government Rule.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within thirty (30) days after the date the Administrative Agent or applicable Lender makes a written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Person on or with respect to any payment by or on account of any obligation of the Borrower (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) and any penalties, interest and reasonable expenses arising from, or with respect to, those Indemnified Taxes or Other Taxes, whether or not those Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. To claim any amount under this Section 5.04, the Administrative Agent or a Lender must deliver to the Borrower a certificate setting forth in reasonable detail the amount payable by the Borrower hereunder. If the Administrative Agent or a Lender determines, in its sole discretion, that it has actually received a refund in respect of Indemnified Taxes, and such refund is attributable to any Indemnified Taxes in respect of this Agreement that the Borrower has either paid on behalf of such Person or for which such Person was actually indemnified by the Borrower, (i) if the Borrower is not currently in default under any provision of this Agreement or the other Financing Documents, the Administrative Agent shall promptly remit to the Borrower the amount of such refund and any interest paid by the relevant Government Authority, or (ii) if the Borrower is in default under any provision of this Agreement or the other Financing Documents, the Administrative Agent shall, in its sole discretion, apply such refund and any interest paid by the relevant Government Authority to the obligations owed by the Borrower under this Agreement.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Taxing Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Taxing Authority evidencing such payment, a copy of the return reporting that payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Each Holder that is not a U.S. Person as defined Section 7701(a)(30) of the Code (a “Non-U.S. Holder”) shall deliver to the Borrower two (2) copies of either IRS Form W-8BEN or Form W-8ECI, or in the case of a Non-U.S. Holder claiming exemption from the withholding of U.S. federal income Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” both a Form W-8BEN and a certificate representing that such Non-U.S. Holder is not (i) a “bank” for purposes of Section 881(c) of the Code, (ii) a ten-percent shareholder of the Borrower or any Person making a Guarantee (within the meaning of Section 871(h)(3)(B) of the Code) or (iii) a controlled foreign corporation related to either the Borrower or any Person making a Guarantee (within the meaning of Section 864(d)(4) of the Code), in all cases properly completed and duly executed by such Non-U.S. Holder claiming complete exemption or reduction of withholding of U.S. federal income Tax on interest paid by the Borrower under any Financing Document. Such documents shall be delivered by each Non-U.S. Holder at least five (5) Business Days before the date of the initial payment to be made under any Financing Document by the Borrower to such Non-U.S. Holder. In addition, each Non-U.S. Holder shall deliver such documents promptly upon the Borrower’s written request, but only if such Non-U.S. Holder shall deliver is legally able to provide such documents. Each Non-U.S. Holder shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to the borrower (or any other form of certification adopted by the U.S. Taxing Authority for such purpose).
          (f) Upon the Borrower’s reasonable request, any Holder that is a “United States person “ as defined under Section 7701(a)(30) of the Code shall deliver to the Borrower two (2) copies of IRS Form W-9 (or applicable successor form) to establish that such Holder is entitled to receive all payments from the Borrower under this Agreement free and clear from withholding of U.S. federal income Tax.
          (g) The Borrower shall not be required to pay any additional amounts pursuant to Section 5.04(a) or to indemnify any Holder or the Administrative Agent pursuant to Section 5.04(c) to the extent that (i) the obligation to pay such additional amounts or indemnification would not have arisen but for a failure by the applicable Holder to comply with its obligations under Section 5.04(e) or Section 5.04(f) (other than as a result of a Change in Law after the date such Holder becomes a party to this Agreement); (ii) the obligation to withhold amounts with respect to U.S. federal income Taxes existed on the date such Holder became a party to this Agreement, except to the extent that such Holder’s transferor or assignor was entitled, at the time of the transfer or assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 5.04(a) or 5.04(c); (iii) the designation of a successor lending office by such Holder has the effect of causing such Holder or the Borrower to be obligated for Tax payments in excess of those in effect immediately prior to such designation (other than any designation made at the request of the Borrower); (iv) such Holder is claiming an exemption from withholding of U.S. federal income Tax under Section 871(h) or 881(c) of the Code but is unable at any time to make the representations and warranties set forth in clauses (i)-(iii) of Section 5.04(e) above.
          (h) Any Holder entitled to receive any payment pursuant to the Section 5.04 shall use reasonable efforts (consistent with legal and regulator restrictions) to file any certificate or document reasonably requested by the Borrower, if the making of such filing would avoid the need for, or reduce the amount of, any amounts payable by the Borrower pursuant to this Section 5.04 and such Holder determines that it would not be materially adversely affected by filing such certificate or document.
          5.05 Mitigation of Secured Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 5.02 or if the Borrower is required to pay any additional amount to any Lender or any Government Authority for the account of any Lender pursuant to Section 5.04, then such Lender, if requested by the Borrower, will use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.02 or 5.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 5.02, if the Borrower is required to pay any additional amount to any Lender or any Government Authority for the account of any Lender pursuant to Section 5.04, if Section 5.06 becomes applicable to any Lender or if any Lender defaults in its obligation to fund Loans, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions, including required consents, contained in Section 11.06), all its interests, rights and obligations under this Agreement to an Assignee that assumes those obligations (which Assignee may be another Lender); provided, that (i) such Lender receives payment of an amount equal to the Secured Obligations owing to it from the Assignee (to the extent of the outstanding principal, accrued interest and fees included in those Secured Obligations) or the Borrower (in the case of all other amounts so included) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 5.02 or payments required to be made pursuant to Section 5.04, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, as a result of a waiver by such Lender of its right under Section 5.02, 5.04 or 5.06, as applicable, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. If a Lender refuses to be replaced pursuant to this Section 5.05 and Section 11.06(b), the Borrower shall not be obligated to pay such Lender any of the compensation referred to in this Section 5.05 or any additional amounts incurred or accrued under Article V from and after the date that would have been reasonable for such replacement.
          5.06 Illegality. In the event that it becomes unlawful or, by reason of a Change in Law, any Lender is unable to honor its obligation to make or maintain Eurodollar Loans, then such Lender will promptly notify the Borrower of such event (with a copy to the Administrative Agent) and such Lender’s obligation to make or to Continue, or to Convert Loans of any other Type into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans. During such period of suspension, the Loans that would otherwise be made by such Lender as Eurodollar Loans shall be made instead by such Lender as Base Rate Loans and each Loan made by such Lender and outstanding will automatically, on the last day of the then existing Interest Period therefor if such Loan may lawfully remain outstanding until the end of such Interest Period, and otherwise immediately, Convert into a Base Rate Loan (or, if such Loan is then a Base Rate Loan, will continue as a Base Rate Loan). Each Lender agrees to use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or avoid such illegality and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, that prior to incurring any such costs or expenses such Lender provides written notice to the Borrower setting forth in reasonable detail a good faith estimate of such costs and expenses.
ARTICLE VI
CONDITIONS PRECEDENT
          6.01 Conditions to Closing Date. The occurrence of the Closing Date is subject to receipt by the Administrative Agent of each of the agreements and other documents, and the satisfaction of the conditions precedent, set forth below, each of which shall be (i) in form and substance satisfactory to the Lenders in their sole discretion and (ii) if applicable, in full force and effect (unless, in each case, waived by each Lender):
          (a) Financing Documents. Each Financing Document set forth on Schedule 6.01(a) duly executed and delivered by the intended parties thereto with no Default thereunder.
          (b) Material Project Documents. An original or certified copy of each Material Project Document set forth on Schedule 7.15, each duly executed and delivered by the intended parties thereto, as well as a certificate of an Authorized Officer of the Borrower dated the Closing Date and certifying that:
     (i) all conditions precedent to the obligations of each Material Project Party under the Material Project Documents have been satisfied or permanently waived in writing, except for such conditions precedent that need not or cannot be satisfied until a later stage of Development;

     (ii) such Material Project Documents and any subsequent amendments remain in full force and effect and no default or event of force majeure exists thereunder;
     (iii) each Material Project Document shall have been executed by or assigned to the Borrower; and
     (iii) no material adverse change has occurred between the execution of such Material Project Documents and the Closing Date.
          (c) Corporate Documents. The following documents, each certified as indicated below:
     (i) in the case of each Credit Party, a copy of such Person’s certificate of incorporation or formation (as the case may be), together with by-laws, articles or other constitutive documents, together with any amendments thereto, certified by the Secretary of State of the Person’s state of organization as of a recent date;
     (ii) a copy of a certificate dated as of a recent date as to the good standing of and payment of franchise Taxes by each Credit Party from the Secretary of State of such Person’s state of organization;
     (iii) a certificate of an Authorized Officer of each Credit Party certifying:
     (A) that (i) attached to such Person’s certificate is a true and complete copy of such Person’s certificate of incorporation or formation (as the case may be) together with the by-laws, operating agreement or other organizational documents of such Person, as in effect on the date of such certificate, and (ii) such agreements and other organizational documents have not been modified, rescinded or amended and are in full force and effect;
     (B) that attached to such certificate is a true and complete copy of resolutions duly adopted by the authorized governing body of such Person, authorizing the execution, delivery and performance of such of the Transaction Documents to which such Person is or is intended to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;
     (C) that the constitutive documents of such Person have not been amended since the date of the certification furnished pursuant to paragraph (c)(i) of this Section 6.01;
     (D) as to the incumbency and specimen signature of each officer, member, shareholder or partner (as applicable) of such Person executing the Transaction Documents to which such Person is or is intended to be a party and each other document to be delivered by such

Person from time to time pursuant to the terms thereof (and the Administrative Agent and each Lender may conclusively rely on such incumbency certification until it receives notice in writing from such Person); and
     (E) as to the solvency of such Person;
     (iv) a certificate of an Authorized Officer of the Project Sponsor certifying that through the date of such certification, the Project Sponsor has not referred to any other Credit Party as a division or an operating division thereof; and
     (v) a certificate of an Authorized Officer of the Project Sponsor certifying that as of the Closing Date no Person, other than the Project Sponsor or an Affiliate which is a Wholly Owned Subsidiary or parent entity of such Project Sponsor, shall have a direct or indirect equity interest in the Borrower.
          (d) Project Development.
     (i) Construction Budget and Schedules. The Construction Budget and Schedule, certified as such by an Authorized Officer of the Borrower and in form and substance satisfactory to the Independent Engineer.
     (ii) Base Case Forecast. The Base Case Forecast, dated as of the Closing Date certified as such by an Authorized Officer of the Borrower, as agreed to with the Independent Engineer, and all related statements and reports.
     (iii) Report and Bring-Down Certificate of the Independent Engineer. Recent reports of the Independent Engineer on the Project favorably reviewing (among other matters reviewed at the request of the Administrative Agent or the Lenders): (A) the technical and economic feasibility of the Project and the environmental compliance (including a favorable review of the environmental compliance and environmental risks based on the Independent Environmental Consultant’s reports), permitting and other environmental risks relating to (1) the Project and (2) the real Property owned or leased by the Borrower in connection with operation of the Project, (B) the reasonableness and consistency of the Construction Budget and Schedule for the Project, the Construction Contracts and the assumptions related to the costs and operating performance of the Project, (C) the reasonableness, capability and capacity of the Borrower completing construction of the Project in accordance with the Construction Budget and Schedule without the assistance of a third party design, build and construct contractor, (D) the reasonableness of the assumptions underlying the Base Case Forecast for the Project, (E) the reasonableness and consistency of the offtake agreements for the Project (if any at such time), (F) the appropriateness and completeness of the Government Approvals obtained and (G) such other matters as the Administrative Agent may request. In addition, the Independent Engineer shall provide a bring-down certificate, dated the Closing Date, to the effect that no act, event or condition has occurred since the date of each such report that adversely affects the information and conclusions set forth therein and entitling the Administrative Agent to rely upon the findings of the Independent Engineer as set forth in the report. The foregoing certificate shall be substantially in the form attached as Exhibit C-4 or otherwise in form and substance acceptable to the Administrative Agent.
     (iv) Report and Bring-Down Certificate of the Independent Environmental Consultant. An Environmental Site Assessment by the Independent Environmental Consultant on the Project, dated no earlier than forty-five (45) days prior to the Closing Date, in form and substance satisfactory to the Administrative Agent and the Lenders. In addition, the Independent Environmental Consultant shall provide a bring-down certificate, dated the Closing Date, to the effect that no act, event or condition has occurred since the date of such final Environmental Site Assessment that adversely affects the information and conclusions set forth in such reports and entitling the Administrative Agent to rely upon the findings of the Independent Environmental Consultant as set forth in such report. The foregoing certificate shall be substantially in the form attached as Exhibit C-4 or otherwise in form and substance acceptable to the Administrative Agent.
     (v) Report and Bring-Down Certificate of the Independent Market Consultant. A recent report of the Independent Market Consultant, in form and substance satisfactory to the Administrative Agent and the Lenders providing a forecast of commodity prices, including Feedstock, Biodiesel and methanol prices, for the Project. In addition, the Independent Market Consultant shall provide a bring-down certificate in respect of such report, dated the Closing Date, to the effect that no act, event or condition has occurred since the date of the report that adversely affects the information and conclusions set forth therein and entitling the Administrative Agent to rely upon the findings of the Independent Market Consultant as set forth in the report. The foregoing certificate shall be substantially in the form attached as Exhibit C-4 or otherwise in form and substance acceptable to the Administrative Agent.
     (vi) Construction Report. A Construction Report in the form contemplated in Section 8.19 and dated as of the Closing Date.
     (vii) Permits. All material permits and Government Approvals necessary for the then-current stage of Development have been obtained and complied with and continue to be complied with in all material respects, are listed on Schedule 7.05(a), and copies of such permits and Government Approvals have been delivered to the Independent Engineer and the Independent Engineer shall have confirmed receipt of such permits and Government Approvals.

          (e) Filings, Registrations and Recordings; Fees and Taxes.
     (i) Search Reports. Certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report, dated a date reasonably near to the Closing Date and searching the applicable central filing offices in the state of each Credit Party’s organization, listing all effective financing statements which name any Credit Party (under their respective present names or any previous name) as a debtor, together with copies of such financing statements that evidence (A) Liens to be terminated on or prior to the Closing Date or (B) Liens permitted to exist hereunder after the Closing Date.
     (ii) Termination Statements. Appropriately completed copies, which have been duly authorized for filing by the appropriate Person, or which will, upon payment of a specified amount, which amount shall be paid prior to or concurrently with the Closing Date, be authorized for filing by the appropriate Person, of each UCC Financing Statement Amendment (Form UCC-3) termination statement, if any, necessary to release all Liens of any Person in any Collateral previously granted by any Credit Party to the extent not permitted under this Agreement after the Closing Date (including (A) Liens granted in connection with all Indebtedness to be refinanced on the Closing Date and (B) other existing Liens which are not permitted hereunder after the Closing Date).
     (iii) Lien Releases. Such releases, reconveyances, satisfactions or other instruments as the Administrative Agent may reasonably request to effect the release, satisfaction and discharge in full of all mortgages or deeds of trust, Mechanic’s Liens or other Liens then encumbering all or a portion of the Trust Estate relating to the Project, duly executed, delivered and acknowledged in recordable form by the grantee named therein or its of record successors or assigns.
     (iv) Filings, Registrations and Recordings. UCC-1 financing statements filed under the Uniform Commercial Code with respect to each Credit Party, in the relevant jurisdictions listed on the attached Schedule 6.01(e) and any other jurisdiction in which financing statements are necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created under the Security Documents and copies of Uniform Commercial Code search reports and Tax lien, judgment and litigation search reports, if requested, with respect to each Credit Party, and all other instruments to be recorded or filed or delivered in connection with the Security Documents (including with respect to all credit support instruments issued in support of Project Documents, acknowledgments required to perfect such Liens and possession of such instruments and with respect to instruments evidencing Indebtedness, possession of such instruments).
     (v) Fees and Taxes. Evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all recording,

stamp and other Taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents have been paid in full by or on behalf of the Credit Parties.
          (f) Title Insurance. A binding marked commitment to issue a Title Policy for the Project Facility Site in an amount not less than $43,500,000 and in form, scope and substance reasonably satisfactory to the Administrative Agent, insuring the Lien in favor of the Collateral Agent for the benefit of the Secured Parties created by the Deed of Trust, subject only to those exceptions approved by the Collateral Agent and containing such endorsements and affirmative insurance as the Collateral Agent shall reasonably require under applicable state law, and insuring that the Deed of Trust constitutes a valid first mortgage lien on the Trust Estate, free and clear of all Liens and title defects except Permitted Exceptions.
          (g) Insurance.
     (i) Insurance Policies. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 8.05 and the designation of the Collateral Agent as the sole loss payee and additional insured, as the case may be, thereunder to the extent required by Section 8.05, such certificates to be in such form and contain such information as is specified in Section 8.05, including one or more certificates from Acceptable Insurance Brokers. In addition, the Borrower shall have delivered a certificate of an Authorized Officer of the Borrower setting forth the insurance obtained by such Person in accordance with the requirements of Section 8.05 and stating that such insurance (A) has been obtained and in each case is in full force and effect, (B) that such insurance materially complies with Section 8.05 and Schedule 8.05 and (C) that all premiums then due and payable on all insurance required to be obtained by the Borrower have been paid.
     (ii) Independent Insurance Consultant’s Report and Bring-Down Certificate. A recent report of the Independent Insurance Consultant for the Project, in form and substance satisfactory to the Administrative Agent. Additionally, the Independent Insurance Consultant shall provide a bring-down certificate, dated the Closing Date, to the effect that no act, event or condition has occurred since the date of the report that adversely affects the information and conclusions set forth therein. The foregoing certificate shall be substantially in the form attached as Exhibit C-4 or otherwise in form and substance acceptable to the Administrative Agent.
          (h) Opinions of Counsel. Opinions of counsel, each in form and substance reasonably satisfactory to the Lenders.
     (i) Opinion of New York Counsel to the Credit Parties. An opinion of Fulbright & Jaworski L.L.P., special New York counsel to the Credit Parties.

     (ii) Opinions of Local Counsel to the Credit Parties. An opinion of Fulbright & Jaworski L.L.P., local counsel to the Credit Parties.
          (i) Balance Sheet. Certified copy of a pro forma consolidated balance sheet of the Borrower (on a consolidating and a consolidated basis) adjusted to give effect to the Fee Funding, prepared in accordance with applicable accounting principles.
          (j) Repayment of Indebtedness. Simultaneous with the closing of the transactions contemplated hereby, all of the Indebtedness of the Borrower, except Permitted Indebtedness and that listed on Schedule 6.01(k), shall have been indefeasibly repaid or discharged in full.
          (k) Bank Regulatory Requirements. Documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), including, without limitation, evidence consisting of the following information (i) the Borrower’s full legal name, (ii) the Borrower’s address and mailing address, (iii) the Borrower’s W-9 forms including its tax identification number (if applicable), (iv) the Borrower’s certificate of formation, (v) a list of directors of the Borrower or list of such persons controlling the Borrower, (vi) a list of the shareholders of the Borrower and (vii) an executed resolution or other such documentation stating who is authorized to open an account for the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agents, and such other information as may reasonably be requested by the Administrative Agent.
          (l) Closing Fees; Expenses. Satisfactory arrangements for payment of all fees and expenses due and payable and all reasonable costs and expenses, including pursuant to Sections 2.05 and 11.03 and the Fee Letters, in each case required to be paid on or before the Closing Date.
          (m) Absence of Defaults. No Default or Event of Default has occurred and is continuing, as certified to by the Borrower.
          (n) Abandonment, Taking, Total Loss. (i) No Event of Abandonment or Event of Total Loss shall have occurred and be continuing and (ii) no Event of Taking shall have occurred, in each case as certified to by the Borrower.
          6.02 Conditions to the First Project Funding. In addition to the conditions set forth in Sections 6.01, 6.03 and 6.04, the obligation of each Term Lender to make the First Project Funding is subject to (1) there having been completed a due diligence review with respect to the Project, and those documents not previously delivered pursuant to Section 6.01, in each case in scope and with results satisfactory to the Lenders and (2) the satisfaction of each of the conditions precedent set forth below, each of which shall be satisfactory to each Lender in its sole discretion, unless in each case waived by each Lender:
          (a) Financing Documents. Each Financing Document set forth on Schedule 6.02(a) or otherwise required by the Lenders, duly executed and delivered by the intended parties thereto with no Default thereunder.

          (b) Equity Contribution Amount. The Project Sponsor shall have irrevocably contributed (or caused to be contributed) Equity to the Borrower in an amount equal to the Equity Contribution Amount, and the cash component thereof shall have been deposited into the Revenue Account.
          (c) Material Project Documents. An original or certified copy of each Material Project Document listed on Part B of Schedule 7.15 or otherwise required by the Lenders for the Project, in effect as of the First Project Funding Date, each duly executed and delivered by the intended parties thereto, as well as a certificate (or a bring-down certificate with respect to those Material Project Documents that have been previously delivered pursuant to Section 6.01(b)) of an Authorized Officer of the Borrower dated the date of such initial extension of credit and certifying that:
     (i) all conditions precedent to the obligations of each applicable Material Project Party under the Material Project Documents have been satisfied or permanently waived in writing, except for such conditions precedent that need not and cannot be satisfied until a later stage of Development;
     (ii) such Material Project Documents and any subsequent amendments remain in full force and effect and no default or event of force majeure exists thereunder; and
     (iii) no event or condition having a Material Adverse Effect has occurred and is continuing between the execution of such Material Project Documents and the date of such initial extension of credit.
          (d) Corporate Bring-Down Documents and filings. The following documents, each certified as indicated below:
     (i) in the case of each Credit Party and Material Affiliated Project Party, a certificate or bring-down certificate, dated as of a recent date, as to the good standing of and payment of franchise taxes by such Credit Party or Material Affiliated Project Party from the Secretary of State of the Person’s state of organization, and
     (ii) a bring-down certificate by an Authorized Officer of each Credit Party with respect to each of the certifications provided by such Credit Party in Section 6.01.
     (iv) Filings, Registrations and Recordings. UCC-1 financing statements filed under the Uniform Commercial Code with respect to each Credit Party, in the relevant jurisdictions listed on the attached Schedule 6.02(d) and any other jurisdiction in which financing statements are necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created under the Security Documents and copies of Uniform Commercial Code search reports and Tax lien, judgment and litigation search reports, if requested, with respect to each Credit Party, and all other instruments to be recorded or filed or delivered in connection with the Security Documents (including with respect to all credit support instruments issued in support of Project Documents, acknowledgments required to perfect such Liens and possession of such instruments and with respect to instruments evidencing Indebtedness, possession of such instruments).
          (e) Independent Consultants’ Bring-Down Certificates. Each of the Independent Engineer, Independent Environmental Consultant, Independent Market Consultant and Independent Insurance Consultant shall provide a bring-down certificate, dated as of the date of the First Project Funding Date, to the effect that no act, event or condition has occurred since the date of each consultant’s report delivered pursuant to Section 6.01 that adversely affects the information and conclusions set forth therein. The foregoing certificate shall be substantially in the form attached as Exhibit C-4 or otherwise in form and substance acceptable to the Administrative Agent.
          (f) Permits. All material permits and Government Approvals necessary for the then-current stage of Development have been obtained and complied with and continue to be complied with in all material respects, are listed on Schedule 7.05(b), and copies of such permits and Government Approvals have been delivered to the Independent Engineer and the Independent Engineer shall have confirmed receipt of such permits and Government Approvals.
          (g) Survey. The Administrative Agent shall have received the Survey.
          (h) Title Insurance. A Title Policy for the Project Facility Site in an amount not less than $43,500,000 and in form, scope and substance reasonably satisfactory to the Administrative Agent, insuring the Lien in favor of the Collateral Agent for the benefit of the Secured Parties created by the Deed of Trust, subject only to those exceptions approved by the Collateral Agent and containing such endorsements and affirmative insurance as the Collateral Agent shall reasonably require under applicable state law, and insuring that the Deed of Trust constitutes a valid first mortgage lien on the Trust Estate, free and clear of all Liens and title defects except Permitted Exceptions.
          (i) Title Insurance Fees. Evidence that the Borrower shall have paid (or shall pay out of the proceeds of the Loans) the Title Company all of its then due and payable expenses and premiums in connection with the issuance of the Title Policy and endorsements for the Project Facility Site, and in addition shall have paid to the Title Company any fees or Taxes, including, without limitation, any recording, mortgage, deed of trust, intangibles, transfer and stamp Taxes payable in connection with recording the Deed of Trust in the appropriate county or state land office(s).
          (j) Insurance Policies. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 8.05 and the designation of the Collateral Agent as the sole loss payee and additional insured, as the case may be, thereunder to the extent required by Section 8.05, such certificates to be in such form and contain such information as is specified in Section 8.05, including one or more certificates from Acceptable Insurance Brokers. In addition, the Borrower shall have delivered a certificate of an Authorized Officer of the Borrower setting forth the insurance obtained by such Person in accordance with the requirements of Section 8.05 and stating that such insurance (A) has been obtained and in each case is in full force and effect, (B) that such insurance materially complies with Section 8.05 and Schedule 8.05 and (C) that all premiums then due and payable on all insurance required to be obtained by the Borrower have been paid.
          (k) Opinions of Counsel. Opinions of counsel, each in form and substance reasonably satisfactory to the Lenders.
     (i) Opinion of New York Counsel to the Credit Parties. An opinion of Fulbright & Jaworski L.L.P., special New York counsel to the Credit Parties.
     (ii) Opinions of Local Counsel to the Credit Parties. An opinion of Fulbright & Jaworski L.L.P., local counsel to the Credit Parties.
     (iii) Opinion of Counsel to Certain Material Project Parties. As required by the Lenders, opinions of counsel to certain Material Project Parties in respect of each Material Project Document to which it is a party.
          (l) Accounts Established. Evidence of the establishment of the Accounts (as such term is defined in the Collateral Agency Agreement) and creation of cash management systems consistent with the Collateral Accounts and acceptable to the Administrative Agent.
          (m) Confidential Information Memorandum. A certificate of an Authorized Officer of the Borrower certifying that the Confidential Information Memorandum is true, complete, and accurate in all material respects, as of the date thereof, including the reasonableness of the underlying assumptions upon which the financial projections contained therein are based.
          (n) Commodity Hedging Plans. The Commodity Hedging Plan, attached to a certificate of an Authorized Officer of the Borrower certifying that the Commodity Hedging Plan is true, complete, and accurate in all material respects as of the date thereof.
          (o) Lien Subordinations. Administrative Agent shall have received subordination agreements, in form and substance satisfactory to Administrative Agent, from all Contractors and Subcontractors performing or to perform work or services at the Project Facility Site, in which such Persons, among other things, subordinate all rights to Mechanics’ Liens or other Liens to the Liens of the Secured Parties.
          (p) Notice Provisions, Appendices, Schedules and Exhibits. The notice provisions, Appendices, Schedules and Exhibits to all Financing Documents shall have been updated to the reasonable satisfaction of the Administrative Agent to reflect all applicable changes since the Closing Date, including, without limitation, changes in relation to additional or amended Transaction Documents, establishment of the Accounts, wiring instructions, and the appointment of the Depositary.
          6.03 Conditions to All Term Loan Fundings (except the Fee Funding). In addition to the conditions set forth in Section 6.04, the obligation of each Term Lender to make extensions of credit under the Term Loan Commitments (except for the Fee Funding) is subject to the satisfaction of each of the conditions precedent set forth below, each of which shall be in form and substance satisfactory to the Administrative Agent, unless in each case waived by the Administrative Agent with the consent of the Majority Lenders:
          (a) Payment of Project Costs. The amount of each Term Loan Borrowing requested by the Borrower on the date of the Loan Borrowing Certificate shall not exceed the Project Costs attributable to the Development, due and to be paid on or prior to the date of such certificate or reasonably expected to be due or incurred (i) in respect of all Term Loan Borrowings except a Final Term Loan Borrowing, within the next forty-five (45) days succeeding the date of such certificate or (ii) in respect of a Final Term Loan Borrowing, within the period until Final Completion, and also including the Conversion Restricted Payment (each of (i) and (ii) without duplication of any other Term Loan Borrowing previously made in respect of such Development); provided, that (x) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs in excess of funds available to pay such Project Costs, (y) the loan proceeds to be disbursed shall be reduced in accordance with the proviso to paragraph (c) below and (z) in respect of the cash retainage under the Construction Contracts, the Borrower shall have the right to request a Term Loan Borrowing for such Development to release such cash retainage in the manner contemplated in such Construction Contracts if the conditions therefor under the Construction Contracts have been approved in writing by the Independent Engineer.
          (b) Evidence of Project Costs. If requested by the Administrative Agent, the Administrative Agent and the Independent Engineer shall have received (i) a copy of all monthly invoices issued under any Construction Contract and invoices and related documentation in connection with any other Project Costs which the Borrower intends to pay with such Term Loan and (ii) projections of invoices expected to be received (A) in respect of all Term Loan Borrowings except the Final Term Loan Borrowing, within forty-five (45) days after the date of the applicable Loan Borrowing Certificate or (B) in respect of the Final Term Loan Borrowing, within the period from the date of the applicable Loan Borrowing Certificate until Final Completion under any Construction Contract and projections, invoices and related documentation in connection with any other Project Costs which the Borrower intends to pay with such Term Loan, in each case not less than five (5) Business Days prior to the date of the Notice of Borrowing, as applicable, as evidence of the Project Costs related to the applicable Loan Borrowing Certificate; provided, that the Borrower shall (x) submit evidence, satisfactory to the Administrative Agent and certified by the Independent Engineer, demonstrating that all amounts borrowed pursuant to the preceding Loan Borrowing Certificate were used to pay Project Costs, (y) certify that Term Loan Borrowings made pursuant to the preceding Loan Borrowing Certificate, as applicable, and all equity not yet expended as previously projected shall be expended during the next forty-five (45) days, as certified by the Independent Engineer or (z) reduce the amount of the Term Loans requested pursuant to the current Notice of Borrowing, as applicable, in an amount equal to the Term Loan proceeds and equity not previously expended and not contemplated to be spent pursuant to clause (y) above; provided, that in no event shall the Borrowing be reduced below $1,000,000.
          (c) Substantial Completion and Final Completion Schedules. The Administrative Agent shall have received certification by the Borrower that in the case of Term Loans requested in connection with the Project, the Project is reasonably expected to achieve

Final Completion by the Projected Final Completion Date (which date shall fall on or before the Date Certain) and that sufficient funds exist in order to achieve Final Completion.
          (d) Independent Engineer’s Certificate. The Administrative Agent shall have received a report of the Independent Engineer dated as of the date of the Notice of Borrowing satisfactory to the Administrative Agent, as to (i) the progress of construction of the Project in accordance with the Construction Budget and Schedule, (ii) the current utilization of previous Borrowings with respect to the Project, (iii) the existence of sufficient funds needed to achieve Final Completion, and (iv) the funds to be drawn are to be used for approved project costs consistent with the terms of the applicable Financing Documents. The Independent Engineer’s report shall contain, at a minimum, a certificate of the Independent Engineer substantially in the form of Exhibit C-3, or in such other form as is acceptable to the Administrative Agent.
          (e) Construction Report. The Administrative Agent shall have received (i) the most recent monthly Construction Report contemplated by Section 8.19, and (ii) the certificate of an Authorized Officer of the Borrower, both in the form contemplated in Section 8.19 and dated within fifteen (15) days prior to the proposed borrowing date.
          (f) Lien Waivers. The Administrative Agent shall have received (A) lien waivers executed by Construction Contractors and (B) evidence that the Construction Contractors and/or the Borrower have received lien waivers from all of their Subcontractors, which lien waivers obtained pursuant to clauses (A) and (B) shall be reasonably satisfactory to the Administrative Agent and shall cover all labor, materials (including equipment and fixtures of all kinds), supplies or services done, performed or furnished at, for or to the Project by the applicable Construction Contractors as of a date falling no more than fifteen (15) days prior to the date of the requested Borrowing.
          (g) Permits. All material permits and Government Approvals necessary for the then-current stage of the Development have been obtained and complied with and continue to be complied with in all material respects, and copies of such permits and Government Approvals have been delivered to the Independent Engineer and the Independent Engineer shall have confirmed receipt of such permits and Government Approvals.
          (h) Endorsement to Title Policy. A down date endorsement to the Title Policy for the Project with respect to which funds are being requested to the date of such extension of credit in the form reasonably approved by the Administrative Agent conforming to the pending disbursement requirements set forth in Exhibit L and setting forth no additional exceptions (including without limitation Survey exceptions) except Permitted Liens and those approved by the Administrative Agent, including evidence of payment to the Title Company of such endorsement and any fees and/or Taxes payable in connection therewith.
          6.04 Conditions to all Fundings of Loans. The obligation of each Lender to make Loans is subject to the satisfaction on the date of such extension of credit of the conditions precedent set forth below in form and substance satisfactory to the Administrative Agent, unless in each case waived by the Administrative Agent with the consent of the Majority Lenders:

          (a) Loan Borrowing Certificate. With respect to a Borrowing, the Administrative Agent and the Independent Engineer shall have received at least five Business Days prior to the date of a Notice of Borrowing, a Loan Borrowing Certificate, dated as of the date of the proposed Borrowing, which shall be substantially in the form of the attached Exhibit B-1(a) or (b), as applicable. The Loan Borrowing Certificate shall certify that each of the representations and warranties of the Borrower contained in Article VII is (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and complete to the extent of such qualification on and as of the date of such extension of credit (both immediately prior to such extension of credit and also after giving effect to such extension of credit and to the intended use of such extension of credit) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) or (ii) if such representation and warranty is not so qualified, true and complete in all material respects on and as of the date of such extension of credit (both immediately prior to such extension of credit and also after giving effect to such extension of credit and to the intended use of such extension of credit) as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date).
          (b) Notice of Borrowing. The Administrative Agent shall have received from the Borrower a Notice of Borrowing conforming to the requirements of Section 2.03.
          (c) Payment of Fees. Payment of all or any portion of such fees and expenses then due and payable by the Borrower under this Agreement, including pursuant to Sections 2.05 and 11.03, and the Fee Letters.
          (d) Material Adverse Effect. Since the Closing Date, no Material Adverse Effect has occurred and is continuing, as certified by the Borrower.
          (e) Absence of Defaults. No Default or Event of Default has occurred and is continuing or will have occurred after giving effect to the Borrowing or Letter of Credit issuance amendment, renewal or extension contemplated on such date, as certified to by the Borrower.
          (f) Abandonment, Taking, Total Loss. (i) No Event of Abandonment or Event of Total Loss shall have occurred and be continuing with respect to the Project for which a funding is being requested and (ii) no Event of Taking with respect to a material part of the Project with respect to which any funding is being requested shall have occurred, in each case as certified to by the Borrower.
          (g) Aggregate Value. With respect to the funding of Working Capital Loans, the aggregate amount of Working Capital Exposure, after giving effect to the requested Borrowing, shall not exceed 85% of the aggregate value of receivables, 85% of the aggregate value of inventory and supplies and 100% of the cash of the Borrower on hand as of the date of such Borrowing, as determined by the Borrower in accordance with GAAP.

          6.05 Conditions Precedent to the Conversion Date. In addition to the conditions set forth in Section 6.04, the occurrence of the Conversion Date and the obligation of the Term Lenders to make the final Term Loans on the Conversion Date are subject to the satisfaction on such date of the conditions precedent set forth below in form and substance reasonably satisfactory to the Administrative Agent, unless in each case waived by the Administrative Agent with the consent of the Majority Lenders:
          (a) Material Project Documents. An original or certified copy of each Material Project Document listed on Part C of Schedule 7.15 or otherwise required by the Lenders for the Project, in effect as of the Conversion Date, each duly executed and delivered by the intended parties thereto, as well as a certificate (or a bring-down certificate with respect to those Material Project Documents that have been previously delivered pursuant to Section 6.01(b) and 6.02(c)) of an Authorized Officer of the Borrower dated the date of such initial extension of credit and certifying that:
     (i) all conditions precedent to the obligations of each applicable Material Project Party under the Material Project Documents have been satisfied or permanently waived in writing, except for such conditions precedent that need not and cannot be satisfied until a later stage of Development;
     (ii) such Material Project Documents and any subsequent amendments remain in full force and effect and no default or event of force majeure exists thereunder; and
     (iii) no event or condition having a Material Adverse Effect has occurred and is continuing between the execution of such Material Project Documents and the date of such initial extension of credit.
          (b) Final Completion. Final Completion, as certified by the Independent Engineer and the Borrower, has been achieved.
          (c) Payment and Evidence of Project Costs. With respect to the Development, the amount of the final Term Loan requested by the Borrower on the date of the final Loan Borrowing Certificate for such Development shall not exceed the sum of:
               (i) Project Costs which are due and to be paid on or prior to the date of such certificate and which are reasonably expected to be due or incurred within the next forty-five (45) days succeeding the date of such certification (without duplication of any other Loan Borrowing Certificate);
               (ii) Project Costs which are reasonably projected to be incurred for punch list items (as approved by the Independent Engineer) and payment retainage and disputed payments pursuant to the Construction Contracts contemplated in the Construction Budget and Schedule;
               (iii) the Required Debt Service Reserve Amount (to the extent not funded in cash); and

               (iv) an amount, if any, which may be borrowed so that after giving effect to the aggregate final Term Loan Borrowing, the condition specified in paragraph (e) of this Section 6.05 shall have been satisfied.
In respect of Project Costs due and to be paid within the next forty-five (45) days succeeding the date of such final Loan Borrowing Certificate, the Administrative Agent and the Independent Engineer shall have received a copy of all monthly invoices issued under any Construction Contract and invoices and related documentation in connection with any other Project Costs which the Borrower intends to pay with such final Term Loan; provided, that the Borrower shall (x) submit evidence, satisfactory to the Administrative Agent and certified by the Independent Engineer, demonstrating that all amounts borrowed pursuant to the preceding Loan Borrowing Certificate were used to pay Project Costs, and (y) certify that Loan proceeds borrowed pursuant to the preceding Loan Borrowing Certificate and not yet expended as previously projected shall be expended during the next forty-five (45) days, as certified by the Independent Engineer. In respect of punch list items, the Administrative Agent and the Independent Engineer shall have received certification from the Borrower that the projections of punch list items expected to be paid with such final Loan shall be in accordance with the Construction Budget and Schedule. In respect of payment retainage specified in the Construction Contracts and any payment dispute in connection with such Contracts, the Administrative Agent and the Independent Engineer shall have received copies of documentation and such documentation shall have been confirmed by the Independent Engineer prior to payment of such retainage.
          (d) Lien Waivers. The Administrative Agent shall have received (i) final lien waivers executed by the Construction Contractors and (ii) evidence that the Construction Contractors and the Borrower have received final lien waivers from all of their Subcontractors, which lien waivers shall be satisfactory to the Administrative Agent and shall cover all labor, materials (including equipment and fixtures of all kinds), supplies or services done, performed or furnished at, for or to the Project by the applicable Construction Contractors as of fifteen (15) days prior to the date of the requested Borrowing.
          (e) Debt Service Reserve Account. The Required Debt Service Reserve Amount shall have been, or shall concurrently be, deposited in the Debt Service Reserve Account.
          (f) Insurance. All required insurance for the Project shall be in full force and effect, as certified by the Independent Insurance Consultant, and certificates of insurance with respect to the insurance policies required by Section 8.05, together with evidence of the payment or non-arrears of all premiums therefor, shall have been delivered.
          (g) Final Survey. Final executed versions of the Survey for the Project Facility Site reflecting the “as-built” condition of the Project, in form and substance reasonably satisfactory to each Lender and satisfactory to the Title Insurance Company, dated no earlier than thirty (30) days prior to the Conversion Date and showing no encroachment or encumbrance other than those consented to in writing by the Lenders and showing compliance with all setback requirements.

          (h) Title Insurance. The Administrative Agent shall have received a T-19 endorsement providing for specific coverage with respect to any improvements to the Trust Estate and a date down endorsement to the Title Policy for the Project indicating that there has been no change in the state of title to any of the Trust Estate, which endorsement shall have the effect of updating the date of the Title Policy for the Project as of the Conversion Date and deleting: (i) any exception in connection with pending disbursements, (ii) any exception with respect to mechanics’ and materialmen’s liens and (iii) any exception with respect to survey matters with respect to the Project covered by such Title Policy.
          (i) Permits and Government Approvals. All material permits and Government Approvals (other than non-material Authorizations consistent with the current stage of the development of the Project that are of a routine nature and are reasonably expected to be obtained in the ordinary course of business without material expense or delay and without any additional conditions or requirements) necessary for the operation of the Project have been obtained and complied with and continue to be complied with in all material respects, and copies of such permits and Government Approvals shall have been delivered to the Independent Engineer and the Independent Engineer shall have confirmed receipt of such permits and Government Approvals.
          (j) Material Adverse Effect. Since the Closing Date, no Material Adverse Effect has occurred and is continuing, as certified by the Borrower.
          (k) Absence of Defaults. No Default or Event of Default has occurred and is continuing or will have occurred after giving effect to the Borrowing contemplated on such date, as certified by the Borrower.
          (l) Abandonment, Taking, Total Loss. (i) No Event of Abandonment or Event of Total Loss shall have occurred and be continuing with respect to the Project for which a funding is being requested and (ii) no Event of Taking with respect to a material part of the Project with respect to which any funding is being requested shall have occurred, in each case as certified to by the Borrower.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES.
          The Borrower represents and warrants to the Lenders that:
          7.01 Existence. It is a limited liability company, limited partnership or a corporation (as applicable) duly formed, validly existing and in good standing under the laws of the State of its formation and is duly qualified to do business as a foreign corporation in all other places where necessary in light of the business it conducts or intends to conduct and the Property it owns or intends to own in light of the transactions contemplated by the Transaction Documents, except for where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Borrower shall duly register as a foreign corporation in any state it intends to do business other than its state of qualification. The Borrower shall maintain a current address for notices in all states in which it does business or is qualified to do business.

No filing, recording, publishing or other act by the Borrower that has not been made or done is necessary in connection with its existence or good standing of the Borrower.
          7.02 Financial Condition. The financial statements of the Borrower furnished to the Administrative Agent pursuant to Section 8.01 (as applicable), are in each case true, complete and correct and fairly present in all material respects the financial condition of the Borrower (on a consolidating and a consolidated basis) as of the date thereof, all in accordance with GAAP (subject to normal year-end adjustments). As of such date of such financial statements, the Borrower has no material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which are required by GAAP to be disclosed in the foregoing financial statements, except as referred to or reflected or provided for in such financial statements or as arising solely from the execution and delivery of the Transaction Documents (as set forth on Schedules 6.01(a) and 7.15 and Section 7.15 below). There has been no material adverse change in the financial condition, operations or business of the Borrower from that set forth in such financial statements as of the date thereof.
          7.03 Action. It has full power, authority and legal right to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is or is intended to be a party. The execution, delivery and performance by the Borrower of each of the Transaction Documents to which it is or is intended to be a party have been duly authorized by all necessary action on the part of the Borrower, as applicable. Except for any Project Documents that are not required to be entered into pursuant to this Agreement as of the date of the making of this representation, each of the Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and is in full force and effect and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.
          7.04 No Breach. The execution, delivery and performance by the Borrower of each of the Transaction Documents to which it is or is intended to be a party do not and will not: (a) require any consent or approval of any Person that has not been obtained and remains in full force and effect (other than Government Approvals that are not required to be obtained for the then relevant stage of the Development), (b) violate any provision of any Government Rule or Government Approval applicable to the Borrower or the Project, (c) violate, result in a breach of or constitute a default under any Transaction Document (other than this Agreement) to which the Borrower is a party or by which it or its Property may be bound or affected or (d) result in, or create any Lien (other than a Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower, except, in the case of clauses (b) and (c) above, where any such violation, breach or default could not reasonably be expected to have a Material Adverse Effect, with respect to the Project.
          7.05 Government Approvals; Government Rules.
          (a) All material Government Approvals for the Project that have been obtained by the Borrower or for the benefit of the Project by third parties as of the Closing Date are set forth on Schedule 7.05(a). Except as otherwise noted on Schedule 7.05(a), all

Government Approvals set forth on Schedule 7.05(a) have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending appeal and all applicable appeal periods have expired (except Government Approvals which do not have limits on appeal periods under Government Rules or appeals which could not reasonably be expected to have a Material Adverse Effect, with respect to the Project), are held in the name of the Borrower or such third party as indicated on such Schedule 7.05(a) and are free from conditions or requirements which (i) could reasonably be expected to have a Material Adverse Effect, with respect to the Project or (ii) the Borrower does not reasonably expect such third party (as applicable) to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect, with respect to the Project. No Material Adverse Effect, with respect to the Project could reasonably be expected to result from any such Government Approvals being held by or in the name of Persons other than the Borrower.
          (b) All material Government Approvals not obtained as of the Closing Date but necessary for the Development to be obtained by the Borrower for the benefit of the Project by third parties after the Closing Date and prior to the First Project Funding Date are set forth on Schedule 7.05(b). No Material Adverse Effect, with respect to the Project could reasonably be expected to result from any such Government Approvals being obtained in the name of Persons other than the Borrower.
          (c) As of any date after the Closing Date on which this representation and warranty is made or deemed made, all material Government Approvals required to be held by the Borrower or the third party indicated on Schedule 7.05(b) for the then current stage of Development (as identified by the dates on Schedule 7.05(b) for which such Government Approvals are reasonably projected to be required), have been duly obtained and validly issued, are in full force and effect, are not the subject of any pending or threatened appeal (except appeals which could not reasonably be expected to have a Material Adverse Effect, with respect to the Project), are held in the name of the Borrower or such third party and are free from conditions or requirements which (i) could reasonably be expected to have a Material Adverse Effect, with respect to the Project or (ii) the Borrower does not reasonably expect it or such third party (as applicable) to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect, with respect to the Project.
          (d) All material Government Approvals not obtained as of the First Project Funding Date but necessary for the Development to be obtained by the Borrower for the benefit of the Project by third parties after the Closing Date are set forth on Schedule 7.05(d). No Material Adverse Effect, with respect to the Project could reasonably be expected to result from any such Government Approvals being obtained in the name of Persons other than the Borrower.
          (e) As of any date after First Project Funding Date on which this representation and warranty is made or deemed made, all material Government Approvals required to be held by the Borrower or the third party indicated on Schedule 7.05(d) for the then current stage of Development (as identified by the dates on Schedule 7.05(d) for which such Government Approvals are reasonably projected to be required), have been duly obtained and validly issued, are in full force and effect, are not the subject of any pending or threatened appeal (except appeals which could not reasonably be expected to have a Material Adverse Effect, with respect to the Project), are held in the name of the Borrower or such third party and are free from conditions or requirements which (i) could reasonably be expected to have a Material Adverse Effect, with respect to the Project or (ii) the Borrower does not reasonably expect it or such third party (as applicable) to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect, with respect to the Project.
          (f) The Borrower has no reason to believe that any material Government Approvals which have not been obtained by it or the relevant third party as of the Closing Date, but which shall be required to be obtained in the future by the Borrower or such third party for the Development, shall not be obtained in due course on or prior to the commencement of the appropriate stage of Development for which such Government Approval would be required or shall contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect with respect to the Project or which the Borrower does not expect the Borrower or the relevant third party (as the case may be) to satisfy on or prior to the commencement of the appropriate stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect, with respect to the Project. The Project, if constructed in accordance with the Construction Budget and Schedule, and otherwise Developed as contemplated by the Material Project Documents, will conform to and comply with all covenants, conditions, restrictions and reservations in the applicable Government Approvals and all applicable Government Rules, except to the extent that a failure to so conform or comply could not reasonably be expected to have a Material Adverse Effect, with respect to the Project.
          (g) The Borrower is not in violation of, or in non-compliance with, any Government Rule or Government Approval the violation of or the non-compliance with which could reasonably be expected to result in a Material Adverse Effect, with respect to the Project.
          7.06 Proceedings. There is (a) no action, suit or proceeding at law or in equity or by or before any Government Authority or arbitral tribunal now pending or, to the Borrower’s Knowledge, threatened against it or the Project or with respect to any Material Project Document or Government Approval related to the Project and (b) no existing default by the Borrower under any applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal, which in the case of clause (a) or (b) could reasonably be expected to have a Material Adverse Effect, with respect to the Project.
          7.07 Environmental Matters. Except as otherwise specified on Schedule 7.07 to this Agreement:
          (a) The operations of the Project and the Borrower comply with all applicable Environmental Laws and Government Approvals required for the Project or the Borrower and to

Borrower’s Knowledge, the prior operations of the Project and the Borrower have been conducted in compliance with applicable Environmental Laws or Government Approvals required for the Project under any applicable Environmental Laws, except for any such non compliance or violation that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to the Project.
          (b) The Project has obtained and maintains in full force and effect all Government Approvals required under Environmental Laws for the operations of the Project and occupancy of the Project Facility Site, including all environmental credits, benefits, offsets and allowances under any applicable emission budget programs or any other state, regional or federal emission trading program, and there are no pending or to the Borrower’s Knowledge, threatened, actions to challenge, revoke, cancel, terminate, limit or modify any such Government Approvals, except for any failure to obtain or maintain in full force and effect or actions to challenge, revoke, cancel, terminate, limit or modify that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to the Project.
          (c) There are no facts, circumstances, conditions or occurrences regarding the present, or to Borrower’s Knowledge, past operations or conditions of the Project or any Environmental Party or any Project Facility Site that reasonably could (i) cause the Project, the Borrower or any other Environmental Party to be subject to any material liability or material investigatory, corrective or remedial obligation under any Environmental Law, or (ii) give rise to any restrictions arising under any Environmental Law that would could materially hinder or restrict the Borrower or any other Person from occupying or operating the Project as intended under the Material Project Documents (excluding restrictions on the transferability of Government Approvals upon the transfer of ownership of assets subject to such Government Approval).
          (d) There are (i) no past Environmental Claims, (ii) no pending Environmental Claims, and (iii) to the Borrower’s Knowledge, no threatened Environmental Claims, in each case against the Project, the Borrower or any other Environmental Party and arising with respect to the Project, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Project.
          (e) To the Borrower’s Knowledge, no Hazardous Materials have at any time been Released at, on, under or from the Project or the Project Facility Site except in compliance with applicable Environmental Laws or Governmental Approvals, other than such non-compliances that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Project.
          (f) Neither the Borrower nor, to the Borrower’s Knowledge, any other Environmental Party, has transported or arranged for the transportation or disposal of Hazardous Materials (i) in a manner that could give rise to a material Environmental Claim, or (ii) from the Project to any location which is listed, or formally proposed for listing, on the NPL or on any similar state or local list of sites requiring investigation or remediation.
          (g) There have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that have been conducted by,

or which are in the possession of, the Borrower in relation to the Project or the Project Facility Site, which have not been provided to the Administrative Agent and the Lenders.
          7.08 Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed (or has obtained a lawful extension of the deadline therefor), and, as of the Closing Date and as of the date of each initial extension of credit under each Term Loan, the Borrower has paid and discharged all Taxes imposed on or payable by it (other than Taxes being Contested), including, but not limited to, Taxes on income or profits or on any of the Borrower’s Property and Taxes required to be withheld and paid with respect to payments or allocations to employees, independent contractors, equity holders or otherwise, other than any failure to file or pay Taxes which, individually or in the aggregate would not have a Material Adverse Effect. There are no Liens for Taxes on any asset of the Borrower other than any Permitted Liens. The Borrower is not liable for Taxes of any other Person, whether by contract, by operation of law (including as a successor) or otherwise.
          7.09 Tax Status. For federal income Tax purposes, the Borrower is classified as a corporation. Neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of any of the transactions contemplated hereby or thereby shall affect such status.
          7.10 ERISA; ERISA Event; Labor Relations.
          (a) Except as set forth on Schedule 7.10, neither the Borrower nor any ERISA Affiliate sponsors, maintains, administers, contributes to, participates in, or has any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan nor has the Borrower or any ERISA Affiliate established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under any Plan or Multiemployer Plan.
          (b) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect, with respect to the Project.
          (c) The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 158) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 158) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.
          (d) Except as set forth on Schedule 7.10, neither the Borrower nor the Project Sponsor is party to or has any obligations under any labor, collective bargaining agreement or other employment agreement that provides for W-2 compensation in excess of $100,000 per year.

          7.11 Nature of Business; Property. Since April 13, 2007, the Borrower has not engaged in any business other than the Project as contemplated by the Material Project Documents. The Borrower has legal, valid title to all its Property and such Property is not subject to any Liens other than Permitted Liens described in Section 8.13.
          7.12 Security Documents. On and after the Closing Date the provisions of the Security Documents are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made, or will be made on the Closing Date or the date of each initial extension of credit under each Term Loan, as applicable, in all necessary public offices, and all other necessary and appropriate action has been taken, including sending notices to each applicable Project Party pursuant to Section 8.20(e), so that each such Security Document creates a perfected Lien on and security interest in all right, title and interest of the Borrower in the Collateral covered thereby, prior and superior to all other Liens other than Permitted Liens described in Section 8.13 other than clause (f) and all necessary and appropriate consents to the creation, perfection and enforcement of such Liens have been obtained from each of the parties to the Material Project Documents.
          7.13 Subsidiaries. The Borrower has no Subsidiaries.
          7.14 Status; Investment Company Regulation. The Borrower is not an “investment company” or a company “Controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or an “investment advisor” within the meaning of the Investment Company Act of 1940.
          7.15 Contracts; Material Project Documents; Licenses.
          (a) Set forth on Schedule 7.15 is a list of all contracts, agreements, instruments, letters, understandings, or other documentation under which the Borrower could reasonably be expected to have obligations or liabilities in excess of $250,000, to which the Borrower is a party, or by which it or its properties is bound, including the Project Documents (including all amendments, supplements, waivers, letter agreements, interpretations and other documents amending, supplementing or otherwise modifying or clarifying such agreements and instruments).
          (b) As of the Closing Date:
     (i) all Material Project Documents that are or will be required to be obtained by the Borrower in connection with the construction and operation of the Project as contemplated by the Transaction Documents are listed on Schedule 7.15;
     (ii) all Material Project Documents have been obtained and are in full force and effect;
          (c) The Material Project Documents in effect on the Closing Date and on the date of each initial extension of credit under each Term Loan and the Additional Project

Documents entered into in accordance with this Agreement, constitute and include all contracts and agreements relating to the Project other than Non-Material Project Documents and, other than the Financing Documents, the Borrower is not and will not be a party to any contract or agreement that is not a Project Document. There are no material contracts, services, materials or rights (other than Government Approvals) required for the current stage of the Development other than those granted by, or to be provided to the Borrower pursuant to, the Material Project Documents. The Administrative Agent has received a certified copy of each Material Project Document (other than those that are not required to be delivered as of the date of the making of this representation) as in effect on the date of its delivery to the Administrative Agent and each amendment, modification or supplement to each such Material Project Document. Except as permitted pursuant to Section 8.20, none of the Material Project Documents has been amended, modified or supplemented or has been materially Impaired, and all of the Material Project Documents (other than those that are not required to be entered into pursuant to this Agreement as of the date of the making of this representation or that have been cancelled or terminated as permitted under this Agreement) are in full force and effect. All conditions precedent to the obligations of the Borrower under the Material Project Documents have been satisfied or waived except for such conditions precedent which need not or cannot be satisfied until a later stage of Development. No Material Project Party is in default in any material respect of any material covenant or material obligation set forth in any Material Project Document and no condition has occurred that would become such a default with the giving of notice or lapse of time.
          (d) All representations, warranties and other factual statements made by each Material Affiliated Project Party in the Material Project Documents to which such Material Affiliated Project Party is a party are true and correct in all material respects.
          (e) No undischarged Liens have been filed in connection with any work performed or agreement listed on Schedule 7.15, except as set forth on Schedule 7.15(f) and as permitted in accordance with Section 8.13. As of the First Project Funding Date, Borrower has provided the subordination agreements required by Section 6.02(o).
          (f) As of any date on which this representation is made or deemed repeated, there have been no change orders under any Construction Contract for the Project with respect to which a funding has been made or is being requested, other than in accordance with Section 8.20(c).
          (g) The Borrower has not received any notices of Liens (other than Permitted Liens) in connection with any agreement listed on Schedule 7.15.
          (h) All material permits, licenses, trademarks, patents or agreements with respect to the usage of technology that are necessary for the current stage of the Development have been obtained, are final and are in full force and effect. The Borrower reasonably believes that all such permits, licenses, trademarks, patents or agreements necessary for all future stages of the Development will be timely obtained in the ordinary course and will not be subject to terms or conditions which could reasonably be expected to result in a Material Adverse Effect with respect to the Project.

          (i) The Borrower has not entered into and does not intend to enter into, directly or indirectly, any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate of the Borrower (including guarantees and assumptions of obligations of an Affiliate of the Borrower) except upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower, and except as permitted under the Financing Documents. Each Project Document entered into with an Affiliate as of the Closing Date is listed on Schedule 7.15(j).
          7.16 Use of Proceeds. The proceeds of each Loan will be used solely in accordance with, and solely for the purposes contemplated by, Section 8.09. No part of the proceeds of any Loan or Letter of Credit will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or to extend credit to others for such purpose. Furthermore, no Letters of Credit may be issued to provide credit support for any Person other than the Borrower.
          7.17 Disclosure.
          (a) The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect with respect to the Project to which such agreements and other matters relate. Neither this Agreement nor any Financing Document nor any reports, financial statements, certificates or other written information furnished to the Lenders by or on behalf of the Borrower in connection with the negotiation of, and the extension of credit under, this Agreement and the other Financing Documents and the transactions contemplated by the Material Project Documents or delivered to the Administrative Agent or the Lenders hereunder or thereunder (as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state a material fact in each case, necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided, that with respect to any projected financial information, forecasts, estimates, or forward-looking information, including that contained in the Construction Budget and Schedule, and the Base Case Forecast, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and is subject to the uncertainties that are inherent in any projections, and the Borrower makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast, the Construction Budget and Schedule or any such other items listed in this sentence. Without limiting the generality of the foregoing, no representation or warranty is made by the Borrower as to any information or material provided to the Borrower, the Administrative Agent or the Lenders by the Independent Engineer, the Independent Insurance Consultant, the Independent Environmental Consultant or the Independent Market Consultant (except to the extent such information or material originated with the Borrower).
          (b) As of the Closing Date, the Borrower has provided all material information to the Independent Engineer, Independent Insurance Consultant, Independent Environmental Consultant or the Independent Market Consultant, as applicable, in order to allow such Persons to issue their bring-down certificates on the Closing Date as contemplated in Section 6.01(d)(iii), (iv) and (v) and Section 6.01(g), and on the First Project Funding Date as contemplated in Section 6.02(e).
          7.18 Fees. Other than those fees set forth on Schedule 7.18, on the Closing Date, the Borrower has no obligation to any Person in respect of any finder’s, advisory, broker’s or investment banking fee other than fees payable under this Agreement and the Fee Letters, or as set forth in the Construction Budget and Schedule, or fees and expenses payable to the Borrower’s legal counsel.
          7.19 Insurance. All insurance required to be obtained by the Borrower has been obtained and is in full force and effect and materially complies with Section 8.05 and Schedule 8.05, and all premiums then due and payable on all such insurance have been paid, and to the Borrower’s Knowledge, all insurance required to be obtained by a Material Project Party pursuant to a Material Project Document has been obtained and is in full force and effect and materially complies with Section 8.05 and Schedule 8.05.
          7.20 Investments. Since April 13, 2007, the Borrower has neither made, nor instructed any relevant Person to make, any Investments except Permitted Investments. To the Borrower’s Knowledge, the Borrower has neither made, nor instructed any relevant Person to make, any Investments except Permitted Investments.
          7.21 No Material Adverse Effect. To the Borrower’s Knowledge, there are no facts or circumstances which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect.
          7.22 Absence of Default. No Default or Event of Default has occurred and is continuing.
          7.23 Event of Loss. No Event of Loss has occurred and is continuing that could reasonably be expected to have a Material Adverse Effect.
          7.24 Title. (i) The Borrower has good and indefeasible title to and is the holder of all assets, including a valid and existing fee simple interest in the parcel of real property that are fee owned comprising a portion of the Project Facility Site and good and valid easement estates to any Easement Properties, in each such case, required for the Development and for operation of the Project, subject only to Permitted Exceptions, and in each case free and clear of all Liens other than any Permitted Liens and Permitted Exceptions. With respect to the Easement Properties, on and after the date of the initial Borrowing under each Term Loan, the Borrower will have obtained all necessary licenses, easements and access rights required for the Project and the Borrower will enjoy peaceful and undisturbed possession of, all of the Collateral that is necessary for the construction and operation of the Project, in each of the foregoing cases for no less than a term of fifteen years.
          7.25 Property Rights, Utilities, Supplies; Etc.
          (a) On and after the Closing Date, all material property interests, utility services, means of transportation, facilities and other materials necessary for the development,

engineering, construction, testing, start-up, use and operation of the Project (including, as necessary, gas, roads, rail transport, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project and arrangements in respect thereof have been made.
          (b) There are no material materials, supplies or equipment necessary for construction, and, from and after the Final Completion Date, operation or maintenance of the Project, that are not expected to be available at the Project on commercially reasonable terms consistent with the Construction Budget and Schedule, or the Operating and Capital Budget.
          7.26 Separateness.
          (a) The Borrower maintains separate bank accounts and separate books of account from the Project Sponsor. The separate liabilities of the Borrower are readily distinguishable from the liabilities of each Affiliate of the Borrower, including the Project Sponsor (except to the extent otherwise contemplated by the Transaction Documents).
          (b) The Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity.
          (c) The Borrower is in compliance with the provisions set forth on Schedule 7.26.
          7.27 Patriot Act
          (a) Neither the Borrower’s Borrowing of the Loans nor its use of the proceeds thereof will violate in any material respect (i) the United States Trading with the Enemy Act of October 6, 1917, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq. No part of the proceeds from the Loans hereunder will be used, directly or, to the Borrower’s Knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          (b) Neither the Borrower nor any other Credit Party (i) is or will become a “blocked person” or entity described in Schedule 1 of the Terrorism Order or described in such Department of the Treasury Rule or (ii) engages or will engage in any dealings or transactions, nor is any such Person otherwise associated, with any such blocked person or entity.

ARTICLE VIII
COVENANTS
          The Borrower (to the extent applicable) covenants and agrees with the Lenders and the Administrative Agent that until the Termination Date:
          8.01 Reporting Requirements. The Borrower shall deliver to the Administrative Agent (in sufficient numbers for the Administrative Agent and each of the Lenders), commencing after the end of the first fiscal quarter after the Closing Date (except in the case of paragraphs (c) through (g) below, which notices shall be delivered as stated therein):
          (a) as soon as available and in any event within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, (i) unaudited statements of income and cash flows of the Borrower (on a consolidating and a consolidated basis) for such period and for the period from the beginning of the respective fiscal year to the end of such period, and (ii) the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and (iii) a calculation of the Borrower’s projected tax liabilities for such period, each accompanied by a certificate of an Authorized Officer of the Borrower, which certificate shall state (x) in the case of clauses (i) and (ii) above, that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower (on a consolidating and a consolidated basis), in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments) and (y) in case of clause (iii) above, based on reasonable estimates and projection, such Borrower’s projected tax liabilities are accurate;
          (b) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, (i) audited statements of income, shareholders’ equity and cash flows of the Borrower (on a consolidating and a consolidated basis) for such year and the related balance sheets as at the end of such year, setting forth in each case, in comparative form the corresponding figures for the preceding fiscal year, and (ii) a calculation of the Financial Ratios for the fourth quarterly fiscal period and the preceding fiscal year, each accompanied by an unqualified opinion of Hein & Associates LLP or other independent certified public accountants of recognized national standing as is reasonably acceptable to the Administrative Agent, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower (on a consolidating and a consolidated basis) as at the end of, and for, such fiscal year in accordance with GAAP;
          (c) promptly after an Authorized Officer of the Borrower knows or has reason to believe that a Default or Event of Default has occurred, a notice of such event describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect to such event giving rise to such Default or Event of Default;

          (d) promptly after an Authorized Officer of the Borrower knows or has reason to believe that such event has occurred, a notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (e) promptly after an Authorized Officer of the Borrower knows or has reason to believe that such an event has occurred, a notice of the occurrence of any margin call, Permitted Swap Provider default under a Permitted Swap Agreement, Commodity Hedging Provider default under a Commodity Hedging Agreement or any other event under or in relation to a Permitted Swap Agreement or Commodity Hedging Agreement that, along with any other event that has occurred under or in relation to such agreements, could be expected to result in a Material Adverse Effect;
          (f) promptly upon (i) delivery to another Material Project Party pursuant to a Material Project Document, copies of all material notices or other material documents delivered to such Material Project Party by the Borrower and (ii) such documents becoming available, copies of all material notices or other material documents received by the Borrower pursuant to any Material Project Document (such as any notice or other document relating to a failure by the Borrower to perform any of its covenants or obligations under such Material Project Document, termination of a Material Project Document or a force majeure event under a Material Project Document, but excluding any notice provided in the ordinary course of business); and
          (g) promptly after an Authorized Officer of the Borrower knows or has reason to believe that such event has occurred, a notice of the occurrence of any BBETC Event;
          (h) at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of an Authorized Officer of the Borrower to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken and proposes to take with respect to such Default).
          8.02 Maintenance of Existence; Etc. The Borrower shall preserve and maintain (a) its legal existence in the corporate form of the Borrower as of the Closing Date, as certified by an Authorized Officer of the Borrower as of such date, and (b) all of its licenses, rights, privileges and franchises necessary for the Project, unless the failure to maintain such licenses, rights, privileges and franchises could not reasonably be expected to result in a Material Adverse Effect on the Project.
          8.03 Compliance with Government Rules; Etc.
          (a) The Borrower shall comply in all material respects with all applicable Government Rules and shall from time to time obtain and renew, and shall comply in all material respects with, Government Approvals as is or in the future shall be necessary for the Project under applicable Government Rules (except any such Government Rules and Government Approvals the non-compliance with which could not reasonably be expected to result in a Material Adverse Effect, with respect to the Project); provided that with prior written notice to the Administrative Agent the Borrower shall be permitted to contest the applicability to it of any such Government Rule or the need for any such Government Approval.
          (b) Except as provided in paragraph (c) below, the Borrower shall not petition, request or take any legal or administrative action that seeks to amend, supplement or modify any Government Approval in any material respect unless (i) it has furnished to the Administrative Agent a copy (certified by an Authorized Officer of the Borrower) of the proposed amendment, supplement or modification and a description of the actions that it proposes to take and (ii) such amendment, supplement or modification could not reasonably be expected to result in a Material Adverse Effect with respect to the Project to which such Government Approval applies. The Borrower shall promptly upon receipt or publication furnish a copy (certified by its Authorized Officer) of each such amendment, supplement or modification to any such Government Approval to the Administrative Agent.
          (c) If any Impairment of any Government Approval of the Borrower or related to the Project which could reasonably be expected to have a Material Adverse Effect with respect to the Project shall occur, then the Borrower shall either (i) within sixty (60) days obtain a replacement Government Approval on terms and conditions that are in all material respects no less beneficial to it than those of such Impaired Government Approval or (ii) within sixty (60), take such lawful action as shall be necessary so that (A) such Impairment does not become final and non-appealable or otherwise irrevocable, (B) the effectiveness of such Impairment is postponed or (C) such Impairment is revoked, amended or modified so as to eliminate the reasonable possibility of such Material Adverse Effect with respect to the Project.
          (d) The Borrower shall issue such notices of transfer and shall take such other actions as the Administrative Agent, acting for the benefit of itself and the Lenders, reasonably requests, without undue expense or delay, to secure for the Administrative Agent and the Lenders the benefit of each Government Approval related to the Project set forth on Schedule 7.05(a) and, when obtained, Schedule 7.05(b) upon the exercise of remedies under the Security Documents.
          8.04 Environmental Compliance.
          (a) The Borrower and the Project shall (i) at all times comply in all material respects with all applicable Environmental Laws and obtain and at all times comply in all material respects with any Government Approvals required under any Environmental Laws for the construction, operation and maintenance of the Project and occupancy of the Project Site, (ii) conduct and complete any investigation, study, sampling and testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up any Releases or threatened Releases of Hazardous Materials at, on, in, under or from the Project, to the extent required by and in material compliance with the requirements of all applicable Environmental Laws and (iii) maintain adequate financial assurance or guarantees as required under Environmental Laws with respect to the Project; and

          (b) The Borrower shall deliver to the Administrative Agent (with sufficient copies for each Lender) (i) notice of (A) any pending or threatened material Environmental Claim with respect to it or the Project, including any actions to challenge, revoke, cancel, terminate, limit or modify any Government Approval and (B) information that could reasonably be expected to lead to a material Environmental Claim, in either case promptly upon obtaining knowledge thereof, describing the same in reasonable detail, together with such notice, or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto and, thereafter, from time to time, such detailed reports with respect thereto as the Administrative Agent or any Lender may reasonably request and (ii) promptly upon their becoming available, copies of written communications with any Government Authority relating to any such material Environmental Claim and any such other matter as is reported to the Administrative Agent or the Lenders pursuant to this Section 8.04(b).
          8.05 Insurance; Events of Loss
          (a) Compliance with Insurance Requirements. The Borrower shall (i) at all times comply with all insurance requirements set forth in any Material Project Document, except to the extent that failure to so comply could not reasonably be expected to result in a Material Adverse Effect, with respect to the Project, and (ii) enforce the obligations of all Material Project Parties with respect to insurance requirements applicable to such Material Project Parties under the respective Material Project Documents.
          (b) Insurance Maintained During Construction. The Borrower shall, to the extent commercially available at reasonable terms (as confirmed by the Independent Insurance Consultant and Independent Engineer), maintain or cause to be maintained (for, among others, its benefit and for the benefit of the Collateral Agent on behalf of the Secured Parties) the insurance policies specified on Part A of Schedule 8.05, such insurance policies being required to be maintained from the date insurance must be procured under any Construction Contract until (1) the date the insurance policies specified on Part A of Schedule 8.05 are replaced with the insurance policies to be issued in accordance with paragraph (c) of this Section 8.05 or (2) such later date or dates when the Construction Contracts terminate as approved by the Administrative Agent (following consultation with the Independent Insurance Consultant).
          (c) Insurance Maintained During Operations. The Borrower shall, to the extent commercially available at reasonable terms (as confirmed by the Independent Insurance Consultant), maintain or cause to be maintained (for, among others, its benefit and for the benefit of the Collateral Agent on behalf of the Secured Parties) the insurance policies specified on Part B of Schedule 8.05, such insurance policies to be maintained from the date Final Completion is achieved.
          (d) Insurance Maintained by the Borrower and the Construction Contractors. The Borrower shall procure at its own expense and maintain in full force and effect, and shall cause the Construction Contractors and the Subcontractors to procure at such Person’s own expense and maintain in full force and effect the insurance of types and amounts as agreed with the Majority Lenders, including but not limited to casualty, business interruption and builders risk coverage, (after consultation with the Lenders’ Independent Insurance Consultant and Independent Engineer), as set forth on Part A of Schedule 8.05 to this Agreement.
          (e) Additional Insureds and Loss Payee. The Administrative Agent and the Lenders shall be named as additional insured under policies of general liability insurance, Builders Risk and Property All Risk, and the Collateral Agent for the benefit of the Secured Parties shall be named as sole loss payee, under all casualty, business interruption, delay in start up, and builders risk insurance procured and maintained for the Project.
          (f) Copies of Insurance Certificates. On the Closing Date and within five (5) Business Days following the issuance, renewal or expiration of any insurance policy required to be in effect under this Agreement, the Borrower shall furnish the Administrative Agent with approved certificates of all such required insurance. Such certificates shall be executed by each insurer or by an authorized representative of each insurer. Such certificates shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Section 8.05. Concurrently with the furnishing of any such certificate, the Borrower shall furnish the Administrative Agent with a certificate of an Acceptable Insurance Broker of the Borrower to the effect that the insurance then carried or to be renewed is in accordance with the terms of this Section 8.05, such insurance is in full force and effect and all premiums then due and payable have been paid or are not in arrears.
          (g) Copies of Insurance Policies. On or promptly after the Closing Date, promptly upon receipt of each such policy, the Borrower shall upon request deliver to the Administrative Agent a duplicate, certified by an Authorized Officer of the Borrower of each policy of insurance required to be in effect under this Agreement or any other Material Project Document then in effect. Not less than thirty (30) days prior to the expiration date of any policy of insurance required to be in effect under this Agreement or any other Material Project Document then in effect, the Borrower shall notify the Administrative Agent of its intention to renew each expiring policy. The Borrower shall promptly inform the Administrative Agent, prior to this period, if any policy shall not be renewed.
          (h) Right to Procure Insurance. In the event the Borrower fails to (i) procure or maintain, or (ii) cause the Construction Contractors to procure and maintain, the insurance coverage required by this Section 8.05, the Administrative Agent, upon thirty (30) days’ prior notice (unless such insurance coverage would lapse within such period, in which event notice shall be given as soon as reasonably possible) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced for such purpose by the Administrative Agent and the Lenders shall become an additional obligation of the Borrower to the Administrative Agent and the Lenders, and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest on such amounts at the Post-Default Rate from the date so advanced.
          (i) Compromise, Adjustment or Settlement. The Administrative Agent shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with any Event of Loss under any policy or policies of insurance or any proceeding with respect to any Event of Taking of Property of the Borrower or otherwise in excess of $2,000,000 and the Borrower shall within five Business Days after the Administrative Agent’s request reimburse the Administrative Agent for all reasonable out-of-pocket expenses (including reasonable attorneys’ and experts’ fees) incurred by the Administrative Agent in connection with such participation. The Borrower shall not make any compromise, adjustment or settlement in connection with any such claim without (i) the approval of the Administrative Agent (A) in the case of amounts in excess of $1,000,000 or (B) upon and during the continuance of an Event of Default and (ii) the approval of the Majority Lenders, in the case of amounts in excess of $2,500,000.
          (j) Notice of Event of Loss or Change in Insurance Coverage. The Borrower shall promptly notify the Administrative Agent of any Event of Loss which it believes will exceed $1,000,000, individually or in the aggregate. The Borrower shall promptly notify the Administrative Agent of (i) each written notice received by it with respect to the cancellation of, adverse change in, or default under, any insurance policy required to be maintained in accordance with this Section 8.05 and (ii) any event specified in Schedule 8.05.
          (k) No Duty of Secured Parties to Verify. No provision of this Section 8.05 nor any other provision of the Credit Agreement or any Material Project Document shall impose on the Secured Parties any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Secured Parties be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.
          (l) Loss Proceeds.
     (i) Deposits to Revenue Account. In the event that the Borrower or the Administrative Agent receives any amount of proceeds of business interruption insurance, delay in startup insurance and other payments received for interruption of operations in respect of any Event of Loss, such amounts shall be deposited in accordance with the Collateral Agency Agreement in the Revenue Account.
     (ii) Deposits to Loss Proceeds Account. In the event that the Borrower or the Administrative Agent receives an amount of Loss Proceeds in respect of any Event of Loss, the Net Available Amount shall be deposited in accordance with the Collateral Agency Agreement in the Loss Proceeds Account.
     (iii) Corrections. In the event the Borrower receives any amount specified in paragraph (i) or (ii) above and fails to deposit such amount in the correct account pursuant to paragraph (i) or (ii) above, the Borrower shall correct any such error within two Business Days of receipt of such amounts.
          (m) Restoration.
     (i) Amounts made available to the Borrower from the Loss Proceeds Account for Restoration following any Event of Loss shall be remitted to the

Borrower by the Administrative Agent, in the event that the Net Available Amount is less than or equal to $1,000,000.
     (ii) Amounts made available to the Borrower from the Loss Proceeds Account for Restoration following any Event of Loss shall be remitted to the Borrower by the Administrative Agent in the event that the Net Available Amount is greater than $1,000,000 but less than or equal to $2,000,000 if the Independent Engineer shall have delivered to the Administrative Agent and the Collateral Agent a certificate to the effect that the Net Available Amount deposited in the Loss Proceeds Account is sufficient (together with all other monies reasonably expected to be available to the Borrower as determined by the Administrative Agent in consultation with the Independent Engineer), in the reasonable opinion of the Independent Engineer, for such Restoration. Amounts made available to the Borrower for Restoration shall only be utilized for Restoration and, if not so utilized within ninety (90) days (or within such longer period as may be necessary to achieve such Restoration as determined by the Independent Engineer), shall be used to prepay the Loans.
     (iii) Amounts made available to the Borrower from the Loss Proceeds Account for Restoration following any Event of Loss shall be remitted to the Borrower by the Administrative Agent in the event that the Net Available Amount is greater than $2,000,000 if (A) the Borrower shall submit a plan for Restoration as soon as commercially practicable, but in no event more than sixty (60) days after the occurrence of such Event of Loss and the Independent Engineer shall have delivered a certificate to the Administrative Agent and the Collateral Agent to the effect that the Borrower’s plan of Restoration is prudent and sound and the Net Available Amount deposited in the Loss Proceeds Account is sufficient (together with all other monies reasonably expected to be available to the Borrower as determined by the Administrative Agent in consultation with the Independent Engineer), in the reasonable opinion of the Independent Engineer, for such Restoration and (B) the Majority Lenders have consented to such use of the Net Available Amount. Amounts made available to the Borrower for Restoration shall only be utilized for Restoration and, if not so utilized in ninety (90) days after approval of the plan of Restoration (or within such longer period as may be necessary to achieve such Restoration as determined by the Independent Engineer), shall be used to prepay the Loans.
          (n) Modifications to Insurance Coverage. The Majority Lenders and the Administrative Agent may at any time amend the requirements of paragraphs (b), (c) and (d) of this Section 8.05 and the related Schedule 8.05 (unless specifically provided otherwise in Schedule 8.05) upon a change in circumstances with respect to the Project arising after the Closing Date that in the reasonable judgment of the Majority Lenders, the Administrative Agent and the Independent Insurance Consultant renders the coverage specified therein materially inadequate; provided, that such change in or additional coverage shall be commercially available at reasonable terms.

          8.06 Proceedings. The Borrower shall (a) promptly upon obtaining knowledge of each action, suit or proceeding at law or in equity by or before any Government Authority, arbitral tribunal or other body pending or threatened against it involving (i) claims against it or the Project in excess of $200,000 individually or (ii) injunctive or declaratory relief and (b) promptly upon becoming aware of or other circumstance, act or condition (including the adoption, amendment or repeal of any Government Rule or the Impairment of any Government Approval or written notice of the failure to comply with the terms and conditions of any Government Approval) which could reasonably be expected to result in a Material Adverse Effect, with respect to the Borrower or the Project, in each event described in clauses (a) and (b) above, furnish to the Administrative Agent a notice of such event describing it in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken and proposes to take with respect to such event.
          8.07 Taxes. The Borrower shall timely file or cause to be filed all required material Tax returns and pay and discharge or cause to be paid and discharged all Taxes imposed on it or on its income or profits or on any of its Property prior to the date on which any penalties may attach; provided, that the Borrower shall have the right to Contest the validity or amount of any such Tax. The Borrower shall promptly pay or cause to be paid any valid, final judgment rendered upon the conclusion of the relevant Contest, if any, enforcing any such Tax and cause it to be satisfied of record.
          8.08 Books and Records; Inspection Rights. The Borrower shall keep proper books of record in accordance with GAAP and permit representatives and advisors of the Administrative Agent or any Lender, upon reasonable notice to the Borrower and upon reasonable intervals (but not more than one time per year unless an Event of Default has occurred and is continuing), to visit and inspect its properties, to examine, copy or make excerpts from its books, records and documents (at the expense of the Borrower) and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants, all at such times during normal business hours as such representatives may reasonably request.
          8.09 Use of Proceeds.
          (a) The Borrower shall use all proceeds of the Term Loan Borrowings and contributions of Equity forming part of the Equity Contribution Amount:
               (i) to pay for the Project Costs in respect of the Development in accordance with the Construction Budget and Schedule;
               (ii) to pay for Interest Expenses during Development
               (iii) to fund transaction costs, including fees and expenses of the Lenders and advisors on the Closing Date and the First Project Funding Date;
               (iv) in respect of the proceeds of the Final Term Loan Borrowing, to fund the Debt Service Reserve Account in an amount equal to the Required Debt Service Reserve Amount; and

               (v) to pay other agreed costs with respect to the Project, including the pre-funding of reserves and inventories; and
               (vi) in respect of the proceeds of the Final Term Loan Borrowing only, after payment of all Project Costs, transaction costs (including fees and expenses of the Lenders and advisors), and all other agreed costs with respect the Project (including the pre-funding of reserves, deposits, insurance premiums and inventories that are required to be funded or paid on or prior to the Conversion Date under this Agreement), to the extent that that the irrevocable Equity contributions to the Borrower exceed the Equity Contribution Amount, up to 100% of the remaining unused portion of the Term Loan Aggregate Commitment, to make the Conversion Restricted Payment (provided that all of the conditions in Section 8.12(b) are satisfied).
          (b) The Borrower shall use the proceeds of Working Capital Loan Borrowings (i) to provide working capital for the Project following Final Completion and (ii) to fund Feedstock purchases prior to Final Completion.
          (c) The Borrower shall use the Letters of Credit to provide credit support for the activities of the Project.
          8.10 Maintenance of Lien; Lenders’ Right to request stock pledge.
          (a) The Borrower shall take all action reasonably required to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens. The Borrower shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Administrative Agent for such purposes. The Borrower shall promptly discharge at its cost and expense, any Lien (other than Permitted Liens) on the Collateral; provided, that the Borrower may Contest any such Lien.
          (b) In the event that the Syndication Agent elects at the direction of the Administrative Agent or the Majority Lenders to syndicate the Loan and, despite having used commercially reasonable efforts to syndicate the Loan, after a period of at least 30 days from the commencement of syndication efforts is unable to do so for reasons at least attributable to the absence of a share pledge in the Collateral structure, the Credit Parties agree that, at any time thereafter, the Administrative Agent (acting at the direction of the Majority Lenders) may, upon 60 days prior written notice, require the Credit Parties to deliver to (or procure the delivery to) the Collateral Agent, for the benefit of the Secured Parties, a first priority pledge of one hundred percent (100%) of the Equity Interests in the Project Owner (as defined below) (the “Stock Pledge”) in form and substance reasonably satisfactory to the Administrative Agent. The Credit Parties shall take (or procure the taking of) all actions reasonably required to implement and preserve the Stock Pledge and the first priority of the Stock Pledge; including executing or causing to be executed any and all further instruments (including any amendments to the Transaction Documents, financing statements, continuation statements and similar statements with respect to the Stock Pledge) reasonably requested by the Administrative Agent for such purposes. “Project Owner” as used herein shall refer to the Borrower or, with the consent of the Administrative Agent, not to be unreasonably withheld, a Wholly Owned

Subsidiary of the Borrower (i) to which the Project assets shall be transferred and (ii) which shall assume all rights, obligations and liabilities of the Borrower under the Transaction Documents, in the case of each of clauses (i) and (ii), contemporaneously with the execution of the Share Pledge and all Transaction Document amendments and other documentation related thereto.
          8.11 Prohibition of Fundamental Changes.
          (a) The Borrower shall not change its legal form, amend its articles of incorporation, bylaws or any other organizational document, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock of (or other equity interest in), any other Person and shall not liquidate or dissolve. The Borrower shall not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets except: (i) sales of assets no longer used or useful in the Borrower’s business or in the ordinary course of the Borrower’s business in an amount not exceeding $500,000 in the aggregate in any calendar year, (ii) sales or dispositions of assets in connection with the replacement of such assets in the ordinary course of business, but not including sales or dispositions in connection with Permitted Capital Expenditures, in an amount not exceeding $500,000 in the aggregate in any calendar year, (iii) sales, transfers or other dispositions of Permitted Investments, (iv) Restricted Payments made in accordance with the Financing Documents and (v) sales of Biodiesel, Glycerin and Methanol and other inventory in the ordinary course of business.
          (b) The Borrower shall not purchase or acquire any assets other than: (i) the purchase of assets reasonably required for the completion of the Project in accordance with the Construction Contracts, applicable Government Approvals and applicable Government Rules and as contemplated by the Construction Budget and Schedule, (ii) the purchase of assets reasonably required in connection with Restorations in accordance with Section 8.05(m), (iii) the purchase of assets in the ordinary course of business reasonably required in connection with the operation of the Project contemplated by the then-effective Operating and Capital Budget, (iv) the purchase of assets reasonably required in connection with Permitted Capital Expenditures and (v) Permitted Investments.
          8.12 Restricted Payments. The Borrower shall not make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
          (a) the Borrower may make a Restricted Payment (but not the Conversion Restricted Payment) in cash from and to the extent of cash then on deposit in the Distribution Account on or up to ten (10) days after any Principal Payment Date, subject to the satisfaction of each of the following conditions on the date of such Restricted Payment (a “Restricted Payment Date”) and after giving effect to such Restricted Payment:
     (i) no Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;
     (ii) no BBETC Event shall have occurred and be continuing;

     (iii) the Debt Service Reserve Account is fully funded in an amount at least equal to the Required Debt Service Reserve Amount;
     (iv) the Debt Service Coverage Ratio for the four fiscal quarters most recently ended prior to such Restricted Payment Date, or for such shorter period ending on the Quarterly Date immediately subsequent to the Closing Date, taken as a consecutive period (such last Quarterly Date, the “Determination Date”) is not less than 1.5 to 1.0;
     (v) the Projected Debt Service Coverage Ratio is not less than 1.5 to 1.0;
     (vi) all mandatory prepayments that are required at such time pursuant to Section 3.03 have been fully paid; and
     (iv) the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the proposed Restricted Payment Date, a certificate of an Authorized Officer of the Borrower dated the Restricted Payment Date:
     (A) to the effect that each of the foregoing conditions shall have been satisfied as of such Restricted Payment Date;
     (B) to the effect that the making of such Restricted Payment is not expected to have a Material Adverse Effect on the Borrower; and
     (C) setting out in reasonable detail the calculations for computing the Debt Service Coverage Ratio and the Projected Debt Service Coverage Ratio for the relevant period and stating that such calculations were prepared pursuant to clause (iii) and above and were made, in each case, in good faith and were based on assumptions believed to be reasonable.
          (b) The Borrower may make the Conversion Restricted Payment in cash from and to the extent of cash then on deposit in the Distribution Account on or up to ten (10) days after the Conversion Date, subject to the satisfaction of each of the following conditions on the date of the Conversion Restricted Payment and after giving effect to the Conversion Restricted Payment:
     (i) the Conversion Date shall have occurred;
     (ii) no Default shall have occurred and be continuing or would occur as a consequence of the Conversion Restricted Payment;
     (iii) the Debt Service Reserve Account is fully funded in an amount at least equal to the Required Debt Service Reserve Amount;

     (iv) all Project Costs, transaction costs (including fees and expenses of the Lenders and advisors), and all other agreed costs with respect the Project (including the pre-funding of reserves, deposits, insurance premiums and inventories that are required to be funded or paid on or prior to the Conversion Date) shall have been paid;
     (v) the amount of the Conversion Restricted Payment shall not exceed the excess of the amount of irrevocable Equity contributions to the Borrower over the Equity Contribution Amount (such amount not to exceed the remaining unused portion of the Term Loan Aggregate Commitment after sub-clause (iv) above);
     (iv) the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the proposed date of the Conversion Restricted Payment, a certificate of an Authorized Officer of the Borrower dated the dated of the Conversion Restricted Payment.
          (c) Notwithstanding the provisions of Section 8.12(a), the Borrower may make Permitted Tax Distributions; provided, that the funds shall be applied solely for the purpose they are designated, and no Default or Event of Default shall have occurred and be continuing, and no Default or Event of Default would be likely to be caused by such Permitted Tax Distribution.
          (d) The Administrative Agent, in its reasonable discretion may, from time to time, give notice to the Borrower of its intention to review the Borrower’s calculations and certifications. In the event that the Administrative Agent disputes the Borrower’s calculations and certifications or requests additional information in order to facilitate its evaluation of the Borrower’s calculation, the Administrative Agent (at the request of the Majority Lenders) may give to the Borrower notice in writing instructing that such Restricted Payment be delayed for such reasonable period of time as shall be necessary to resolve such dispute or complete such evaluation.
          8.13 Liens. The Borrower shall preserve and maintain good and valid title to, or rights in, the Collateral and its Property and shall not create, incur, assume or suffer to exist any Lien on any of the Collateral or any of its other Property, whether now owned or hereafter acquired, except:
          (a) Liens, pledges or deposits under worker’s compensation, unemployment insurance or other social security legislation (other than ERISA),
          (b) Liens imposed by any Government Authority for Taxes that are not yet due or that are being Contested,
          (c) Mechanics’ Liens arising in the ordinary course of business or incident to the Development or any Restoration, in each case, in respect of obligations that are not yet due or that are being Contested and that do not have a Material Adverse Effect,
          (d) defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances, licenses,

restrictions on the use of property or imperfections in title that, in each case, do not materially impair the property affected thereby for the purpose for which title was acquired or interfere with the operation of the Project and that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect,
          (e) Liens created pursuant to this Agreement and the Security Documents,
          (f) Liens incurred in connection with Indebtedness permitted under clause (iii) of Section 8.16(a),
          (g) judgment Liens that do not involve any reasonable risk of forfeiture of the Project or any Material Project Document and which, within thirty (30) days of their existence or after the entry thereof, are being Contested,
          (h) cash deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business,
          (i) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights arising in connection with repurchase agreements and deposit accounts that are Permitted Investments, and
          8.14 Investments. The Borrower shall not make, and shall not instruct any relevant Person to make, any Investments except:
          (a) direct obligations of the United States, or of any agency of the United States, or obligations guaranteed as to principal and interest by the United States or any agency of the United States, maturing in not more than ninety (90) days from the date of acquisition by the Borrower,
          (b) certificates of deposit issued by any Acceptable Bank maturing in not more than ninety (90) days from the date of acquisition by the Borrower,
          (c) commercial paper rated (on the date of acquisition by the Borrower) A-1 or P-1 by S&P or Moody’s, respectively, maturing in not more than ninety (90) days from the date of acquisition by the Borrower,
          (d) repurchase agreements fully secured by obligations described in paragraph (a) above with any Acceptable Bank with maturities not in excess of ninety (90) days,
          (e) shares in money-market mutual funds having assets of $1,000,000,000 or more that invest solely in securities described in paragraphs (a) through (d) above that have a maximum maturity of one (1) year or less and an average maturity of six (6) months or less at the time of purchase,
          (f) the Permitted Swap Agreements and Commodity Hedging Agreements,

          (g) trust accounts with the Collateral Agent,
          (h) investments in connection with Indebtedness permitted under Section 8.16(a).
          8.15 Hedging Arrangements.
          (a) On or prior to the First Project Funding Date, the Borrower will propose the Commodity Hedging Plan and shall present such plan to the Administrative Agent for written approval (such approval not to be unreasonably withheld). Following approval, the Commodity Hedging Plan shall be attached hereto as Schedule 8.15. The Commodity Hedging Plan shall be structured to mitigate the Borrower’s exposure to commodity spot prices and associated margin volatility with respect to the Project.
          (b) The Borrower shall implement and adhere to the approved Commodity Hedging Plan set out in Schedule 8.15. The Borrower may, from time to time, amend such Commodity Hedging Plan; provided that any material changes thereto shall require the prior written approval of the Administrative Agent, not to be unreasonably withheld.
          (c) The Borrower shall not enter into any Commodity Hedging Agreements that (i) are not in accordance with the Commodity Hedging Plan or (ii) are for speculative purposes.
          (d) Promptly after the Closing Date and within forty-five (45) days of the first funding of the Term Loans, the Borrower will propose a plan to enter into Interest Rate Protection Agreements and shall present such plan to the Administrative Agent and Lenders for approval (such approval not to be unreasonably withheld). The Borrower shall have no Interest Rate Protection Agreements except Permitted Swap Agreements with Permitted Swap Providers. At any time, the Borrower shall maintain in full force and effect Permitted Swap Agreements (in form and substance satisfactory to the Administrative Agent) for no less than fifty percent (50%) of the aggregate principal amount of all Term Loans then outstanding.
          8.16 Indebtedness.
          (a) The Borrower shall not directly or indirectly create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness except:
     (i) Indebtedness under this Agreement,
     (ii) accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered and (unless such accounts payable are being contested in good faith and by appropriate legal, administrative or other proceedings diligently conducted and so long as adequate reserves have been established with respect thereto in accordance with GAAP, and only if the failure to pay such accounts payable could not reasonably be expected to have a Material Adverse Effect) are not more than ninety (90) days past due,
     (iii) purchase money or lease obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property, items of equipment, or motor vehicles (and Indebtedness incurred to finance any such obligations); provided, that (A) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed, (B) equipment purchased shall not become fixtures to or be considered “spare parts” for the Project and (C) the aggregate principal amount and the capitalized lease portion of such obligations do not at any time exceed $2,000,000 in the aggregate,
     (iv) Indebtedness in respect of the Permitted Swap Agreements entered into with Permitted Swap Providers and Commodity Hedging Agreements,
     (v) Subordinated Indebtedness, and
     (vi) Other unsecured Indebtedness incurred in the ordinary course of business so long as the aggregate unpaid principal balance thereof does not exceed $100,000 at any time.
          (b) The Borrower shall duly and punctually pay and discharge its obligations in respect of its Indebtedness permitted by this Section 8.16, subject to the terms and conditions of this Agreement and the other Financing Documents.
          8.17 Nature of Business.
          (a) The Borrower shall not engage in any business other than the Development and operation of the Project as contemplated by the Transaction Documents.
          (b) Except for the arrangements set forth on Schedule 7.10, the Borrower shall not have any employees nor enter into any contractual or other arrangements with any Person that would require the Borrower to be subject to or to comply with ERISA or any other Government Rule concerning labor, employment, wages or worker benefits.
          8.18 Project Construction; Maintenance of Properties.
          (a) The Borrower shall cause the Project to be constructed and completed in accordance with, and otherwise take such actions in respect of the Project as are required by, prudent U.S. biodiesel production industry practices, the Construction Contracts, the Construction Budget and Schedule, and the other relevant Material Project Documents.
          (b) The Borrower shall maintain and preserve the Project and all of their respective other material Properties necessary or useful in the proper conduct of its business in good working order and condition (ordinary wear and tear excepted), in accordance with generally accepted prudent U.S. biodiesel production industry practices, the Material Project Documents and the operating manuals. The Borrower shall operate (or cause to be operated)

the Project in accordance with generally accepted prudent U.S. biodiesel production industry practices, the Material Project Documents, the Operating and Capital Budget and the operating manuals. In the event of any conflict, the more stringent shall govern.
          (c) The Borrower shall not make any Capital Expenditures on or after the Closing Date except (i) construction of the Project and (ii) Permitted Capital Expenditures.
          (d) The Borrower shall maintain and preserve its rights and interests in Easement Properties with the applicable Government Authority, if necessary.
          (e) The Borrower shall pay for Project Costs in respect of the Development with a combination of (i) Term Loans, (ii) the Equity Contribution Amount, and (iii) additional contributed equity.
          8.19 Construction Reports. Prior to Final Completion, the Borrower shall deliver to the Administrative Agent Construction Reports on a monthly basis in connection with Borrowings of Term Loans in connection with the Project, substantially in the form of Exhibit J, accompanied by a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail:
          (a) the estimated date of achievement of: (1) major construction milestones for the Project and (2) the Projected Final Completion Date;
          (b) the Borrower’s then-current estimate of anticipated Project Costs through Final Completion, as compared to the Construction Budget and Schedule and reasons for material variances, and such other information reasonably requested by Administrative Agent;
          (c) the Borrower’s then-current estimate of anticipated Project Costs through Final Completion, as compared to the Construction Budget and Schedule and reasons for material variances, and in the event of a material variance, the reasons therefor, and such other information reasonably requested by Administrative Agent;
          (d) any occurrence of which the Borrower is aware that could reasonably be expected to (i) increase the total Project Costs above those set forth in the Construction Budget and Schedule, (ii) delay Final Completion beyond the Final Completion Date, or (iii) have a Material Adverse Effect;
          (e) the status of the Government Approvals necessary for the applicable Development, including the dates of applications submitted or to be submitted and the anticipated dates of actions by Government Authorities with respect to such Government Approvals; and
          (f) with respect to the Development, a listing of reportable environmental, health and safety incidents as well as any unplanned related impacts, events, accidents or issues that occurred during the report period that relate to compliance with Environmental Laws.

          8.20 Project Documents; Etc.
          (a) Other than (a) the Project Documents, (b) the Financing Documents, (c) other documents evidencing Permitted Indebtedness, and (d) the contracts, agreements, instruments, letters, undertakings or other documentation listed on Schedule 7.15, the Borrower shall not enter into any other contracts, agreements, instruments, letters, undertakings or other documentation (other than Non-Material Project Documents) under which the Borrower could reasonably be expected to have obligations or liabilities in excess of $250,000 in the aggregate at any one time for all such contracts, agreements, instruments, letters, undertakings or other documentation provided that the Borrower shall not enter into any Material Project Document without the prior written approval of the Majority Lenders (such approval not to be unreasonably withheld, conditioned or delayed).
          (b) The Borrower shall (i) perform and observe all of its material covenants and material obligations contained in each of the Project Documents, (ii) take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Material Project Document in accordance with the terms of such Material Project Documents or otherwise (except for the expiration of any Material Project Document in accordance with its terms and not as a result of a breach or default thereunder) and (iii) enforce against the relevant Project Party each material covenant or material obligation of each Project Document to which such Person is a party in accordance with such Agreement’s terms.
          (c) The Borrower may, with prior written approval of the Administrative Agent in consultation with the Independent Engineer, enter into change orders under the Construction Contracts to which it is a party, so long as the Administrative Agent has received a certificate of an Authorized Officer of the Borrower confirming that after giving effect to such change orders (i) the ability of the Borrower to achieve Final Completion in accordance with the Construction Budget and Schedule has not been adversely and materially affected, (ii) no cost overruns shall have occurred and be continuing which could reasonably be expected to result in Project Costs exceeding the funds then available to pay such Project Costs and (iii) the change order could not reasonably be expected to have a Material Adverse Effect. Any material expansion of the capacity of the Project shall be achieved through Additional Project Documents rather than through change orders to Construction Contracts in effect as of the Closing Date; provided that the prior written consent of the Administrative Agent in consultation with the Independent Engineer shall be required to enter into change orders under such Construction Contracts.
          (d) The Borrower shall not, without the prior written consent of the Majority Lenders in consultation with the Independent Engineer, (i) suspend, cancel or terminate any Material Project Document or consent to, allow to subsist, or accept any suspension, cancellation or termination thereof, (ii) sell, transfer, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law, capacity release or otherwise) or consent to any such sale, transfer, assignment or disposition of any part of its interest in any Material Project Document, unless (A) such sale, transfer, assignment or disposition is to an Affiliate of the Borrower, (B) the Borrower shall have delivered notice of its intention to make such sale, transfer, assignment or disposition to an Affiliate at least thirty-five (35) days in advance of the intended effective date thereof, and (C) the Majority Lenders shall have failed to deliver to the Administrative Agent objection to the sale, transfer, assignment or disposition described in such notice, (iii) waive any material default under, or material breach of, any Material Project Document or waive, fail to enforce, forgive, compromise, settle, adjust or release (or consent to any of the foregoing in respect of) any material right, interest or entitlement, howsoever arising, under, or in respect of, any Material Project Document, (iv) initiate or settle a material arbitration claim or proceeding under any Material Project Document, (v) agree to or petition, request or take any other material legal or administrative action that seeks, or may reasonably be expected, to Impair any Material Project Document, (vi) amend, supplement or modify or in any way vary, or agree to the variation of, any material provision of a Material Project Document or of the performance of any material covenant or obligation by any other Person under any Material Project Document (other than change orders with respect to the Construction Contracts, which change order protocol is addressed in Section 8.20(c)) or (vii) enter into any Additional Project Document.
          (e) The Borrower shall cause all Project Revenues received from any Project Party or any other Person to be deposited in the Revenue Account. Without limiting the Borrower’s obligation to procure all Consent and Agreements, the Borrower shall send a letter (on the Borrower’s letterhead and signed by an Authorized Officer of the Borrower) notifying each other Project Party not party to a Consent and Agreement (i) that its Project Document and all associated documents and obligations have been pledged as collateral security to the Secured Parties and are subject to the Secured Parties’ Lien on such Property and (ii) if such Project Party’s Project Document requires any payment of Project Revenues specified in clause (a) of the definition of Project Revenues that, in addition to the assignment specified in clause (i) above, it shall pay all such “Project Revenues” directly into the Revenue Account.
          (f) The Borrower shall furnish the Administrative Agent (with copies sufficient for the Administrative Agent, the Independent Engineer and the Lenders) with (i) certified copies of (A) all amendments, supplements or modifications of any Material Project Documents, (B) all Additional Project Documents and (C) if reasonably requested by the Administrative Agent, Non-Material Project Documents and amendments, supplements or modifications thereto and (ii) all Ancillary Documents relating to any Additional Project Document, in each case, promptly after execution and delivery of such documents to the Borrower.
          8.21 Operating and Capital Budgets.
          (a) The Borrower (on a consolidating basis) shall, on or before the Closing Date, adopt an Operating and Capital Budget for the Project for the period from such date to the conclusion of the then current fiscal year (and for each month during such period), and, no less than fifteen (15) days in advance of the beginning of each fiscal year of the Borrower thereafter, the Borrower shall adopt an Operating and Capital Budget for the Project for the succeeding fiscal year (and for each month during such period). Copies of such proposed Operating and Capital Budget, together with a comparison of the costs in the proposed Operating and Capital Budget with the costs set forth in the Operating and Capital Budget for the Project for the current fiscal year and an explanation of the reasons for any significant increase or decrease in any category shall be furnished to the Administrative Agent at least sixty (60) days before the beginning of the fiscal year to which such proposed Operating and Capital Budget applies. Prior to adoption thereof, each proposed Operating and Capital Budget for the Project shall be subject to the prior approval of the Administrative Agent, following consultation with the Independent Engineer, which approval shall not be unreasonably withheld or delayed. Copies of the final Operating and Capital Budget so adopted for the Project shall be furnished to the Administrative Agent promptly upon their adoption. In the event that any proposed Operating and Capital Budget for the Project is not approved by the Administrative Agent, the Operating and Capital Budget for the Project from the previous fiscal year increased by the CPI for the then-current fiscal year shall apply for the then-current fiscal year until an Operating and Capital Budget for the Project is approved. The Administrative Agent shall have the right to approve all or a portion of any proposed Operating and Capital Budget for the Project. To the extent the Administrative Agent does not approve a portion of a proposed Operating and Capital Budget for the Project, such portion of the Budget from the previous fiscal year increased by the CPI for the then-current fiscal year shall apply for the then-current fiscal year until such portion of the proposed Operating and Capital Budget for the Project is approved.
          (b) The Borrower shall comply, within the ten percent (10%) variance described below, with the Operating and Capital Budget. If during any fiscal year the Borrower reasonably projects that any category of Operation and Maintenance Expenses for the Project for such fiscal year will exceed by more than twenty percent (20%) the amount budgeted for such category of Operation and Maintenance Expenses in the then- applicable Operating and Capital Budget(s), or if any category of Operation and Maintenance Expenses for the Project incurred to date during such fiscal year plus any Operation and Maintenance Expenses budgeted for such category for the remainder of such fiscal year in the then-applicable Operating and Capital Budget(s) exceeds by more than ten percent (10%) the aggregate amount budgeted for such category of Operation and Maintenance Expenses in the then-applicable Operating and Capital Budget(s), then the Borrower shall prepare and submit for the approval of the Administrative Agent and the Independent Engineer pursuant to Section 8.21(a), an amended Operating and Capital Budget for the remainder of such fiscal year; provided that the approval of the Administrative Agent and the Independent Engineer shall not be required for revisions to an Operating and Capital Budget that are based on price fluctuations for any budgeted line items for Feedstock, natural gas, Biodiesel, Glycerin, Methanol, electricity, chemicals and other commodities and utilities used in or sold under the Borrower’s operations, or freight.
          8.22 Operating Statements and Reports. The Borrower shall furnish to the Administrative Agent and the Independent Engineer (i) monthly, commencing with the close of the first full month after the Closing Date until the first Principal Payment Date, concurrent with delivery of the Construction Reports pursuant to Section 8.19, (ii) quarterly thereafter, an operating statement of the Project for such period (with monthly detail) and for the portion of the Borrower’s fiscal year then ended (with monthly detail), not more than forty-five (45) days after the end of such quarter, and (iii) not more than ninety (90) days after the end of each fiscal year of the Borrower, an operating statement of the Project for such fiscal year (with monthly detail). Such operating statements shall correspond to the classifications and monthly periods of the current annual Operating and Capital Budget and shall show all Project Revenues and all expenditures for Operation and Maintenance Expenses. The monthly and quarterly operating statement shall include (i) updated estimates of Operation and Maintenance Expenses for the balance of such fiscal year to which the operating statement relates, (ii) any material developments during such period which could reasonably be expected to have a Material Adverse Effect, (iii) summary of statistical data relating to the operation of the Project during such period and (iv) the cause, duration and projected loss of Project Revenues attributable to each scheduled and unscheduled interruption in production and transportation of Biodiesel, Glycerin and/or Methanol by the Project during such period and, with respect to any interruptions caused by a material defect or failure, the cause of and cost to repair such defect or failure. The monthly, quarterly and annual operating statements shall each be certified as materially complete and correct by an Authorized Officer of the Borrower. Each operating statement will be accompanied by a statement of sources and uses of funds for the periods covered by it and a discussion of the reason for any material variance from the amount budgeted therefor in the relevant Operating and Capital Budget. The form of such operating statements shall be in form and substance satisfactory to the Administrative Agent, in consultation with the Independent Engineer, and shall be agreed upon with the Borrower promptly after the Closing Date.
          8.23 Transactions with Affiliates. The Borrower shall not directly or indirectly enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate of the Borrower (including guarantees and assumptions of obligations of an Affiliate of the Borrower) except upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower, and in no case without prior approval of the Administrative Agent. Prior to entering into any agreement with its Affiliate, the Borrower shall deliver to the Administrative Agent (x) a certificate of an Authorized Officer of the Borrower describing such transaction in reasonable detail and certifying as to the satisfaction of conditions set forth in this Section 8.23 and (y) Ancillary Documents in connection therewith. Each Project Document entered into with an Affiliate as of the Closing Date is listed on Schedule 7.15(j).
          8.24 Final Survey and Title Policy. The Borrower shall promptly, and in any event as a condition precedent to the Conversion Date:
          (a) cause the Title Company to deliver a date down endorsement to the Title Policy indicating that there has been no change in the state of title to any of the Trust Estate, which endorsement shall have the effect of updating the date of the Title Policy as of such date and deleting: (i) any exception in connection with pending disbursements, (ii) any exception with respect to mechanics’ and materialmen’s liens and (iii) any exception with respect to survey matters (except to refer to and insure in accordance with the Survey), with respect to the Project covered by such Title Policy; and
          (b) deliver to the Administrative Agent final executed version of the Survey for the Project Facility Site reflecting the “as-built” condition of the Project, in form and substance reasonably satisfactory to each Lender and satisfactory to the Title Insurance Company, dated no earlier than thirty (30) days prior to the date such final Survey is delivered, and showing no encroachment or encumbrance other than those consented to in writing by the Administrative Agent and showing compliance with all setback requirements.

          8.25 Other Documents and Information. The Borrower shall furnish the Administrative Agent (with sufficient copies for each Lender):
          (a) promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Government Approvals to be obtained or filed by the Borrower with any Government Authority, other than such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature and in respect of which a failure (individually or on an aggregate basis) to file could not reasonably be expected to have a Material Adverse Effect;
          (b) promptly after receipt or publication thereof, a copy of each Government Approval obtained by the Borrower (other than such Government Approvals obtained by the Borrower in the ordinary course of its business);
          (c) promptly upon obtaining knowledge thereof, a description of each material change in the status of any Government Approval identified on Schedule 7.05(a) and Schedule 7.05(b);
          (d) promptly after the delivery thereof to the addressee, a copy of each material notice, demand or other communication delivered by the Borrower pursuant to any Financing Document; and
          (e) on every twelve (12) month interval after the Closing Date during the Term, a certificate from the Insurance Consultant certifying the sufficiency of insurance in accordance with the terms of this Agreement, in a form and substance acceptable to the Administrative Agent.
          8.26 Cooperation. The Borrower shall perform such acts as are reasonably requested by the Administrative Agent to carry out the intent of, and transactions contemplated by, this Agreement and the other Transaction Documents. The Borrower will cooperate with the Independent Engineer so that the Independent Engineer may provide, no later than thirty (30) days after receipt of all data, a report to the Lenders reviewing the operation and maintenance of the Project for the prior fiscal year.
          8.27 Performance Tests. The Administrative Agent and the Independent Engineer have the right to witness and verify the Performance Tests. The Borrower shall give the Administrative Agent and the Independent Engineer notice regarding each proposed Performance Test no less than five (5) Business Days prior to any Performance Test. If, upon completion of any Performance Tests, the Borrower has decided to use such Performance Tests as the basis for declaring the Final Completion Date, the Borrower shall so notify the Administrative Agent and the Independent Engineer and shall deliver a copy of all test results supporting the results of such Performance Test, accompanied by supporting data and calculations including a report that indicates the Borrower’s preliminary opinions as to results the Performance Tests (each a “Performance Test Report”) and the Independent Engineer will, upon a thorough review of such Performance Test Report, certify in writing to the Administrative Agent, within five (5) Business Days of the receipt of such Performance Test Report, the results of the Performance Tests and confirming that such Performance Tests were performed in accordance with applicable biodiesel industry standards and have demonstrated that the Project meets the Performance Criteria, or deliver a report to the Administrative Agent and the Borrower setting forth in reasonable detail any objections of the Independent Engineer to such Performance Test Report. If any such objections are made, then the Borrower shall be permitted to address such objections to the reasonable satisfaction of the Independent Engineer or conduct additional Performance Tests in accordance with this Section 8.27.
          8.28 Separateness. The Borrower shall comply at all times with the separateness provisions set forth on Schedule 7.26.
          8.29 Suspension or Abandonment. The Borrower shall not (i) permit or suffer to exist an Event of Abandonment or (ii) order, allow to subsist or consent to any suspension of work in excess of sixty (60) days under any Project Document, other than a suspension of work due to a force majeure event under such Project Document, in each such case without the prior written approval of the Majority Lenders.
          8.30 Mechanics Liens. Borrower at no time shall permit one or more Mechanics’ Liens, or any other affidavit of Liens, to be recorded against all or any portion of the Project Facility Site claiming an amount, individually or in the aggregate, in excess of $50,000 (unless such Liens are being Contested and could not reasonably be expected to have a Material Adverse Effect).
ARTICLE IX
EVENTS OF DEFAULT
          9.01 Events of Default; Remedies. If one or more of the following events (the “Events of Default”) shall occur and be continuing:
          (a) The Borrower shall (i) default in the payment when due of any principal of any Loan, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) default in the payment when due of any interest on any Loan or any fee or any other amount payable by it under this Agreement or under any other Financing Document and the default described in this clause (ii) shall continue unremedied for a period of three (3) Business Days after the occurrence of such default; or
          (b) (A) The Borrower shall default for a period beyond any applicable grace period (i) in the payment of any principal, interest or other amount due under any agreement involving Indebtedness and the outstanding amount or amounts payable under any such agreement equals or exceeds $250,000 in the aggregate or (ii) in the performance of any obligation due under any agreement involving Indebtedness if in the case of this clause (ii), pursuant to such default, the holder of the obligation concerned has accelerated the maturity of any Indebtedness evidenced thereby which equals or exceeds $250,000 in the aggregate; or (B) The Project Sponsor shall default for a period beyond any applicable grace period (i) in the payment of any principal, interest or other amount due the Debentures or the Debenture Security Agreement and the outstanding amount or amounts payable under any such agreement equals or exceeds $250,000 in the aggregate or (ii) in the performance of any obligation due under the Debentures or the Debenture Security Agreement if in case of this clause (ii), pursuant to such default, the holder of the obligation concerned has accelerated the maturity of any Indebtedness evidenced thereby which equals or exceeds $250,000 in the aggregate;
          (c) (i) Any representation or warranty made or deemed made by the Borrower in this Agreement or any other Financing Document, the Debentures or the Debenture Security Agreement or (ii) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Administrative Agent or any Lender by or on behalf of the Borrower or (iii) any representation or warranty made or deemed made by any Material Project Party in connection with any Transaction Document or (iv) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Administrative Agent or any Lender by or on behalf of any Material Project Party shall prove to have been false or misleading in any material respect as of the time made or deemed made, confirmed or furnished; provided, that such misrepresentation or such false statement shall not constitute an Event of Default if such condition or circumstance is (A) subject to cure, as determined by the Majority Lenders in their reasonable judgment and (B) remedied within thirty (30) days after written notice of such default from the Administrative Agent; or
          (d) (i) The Borrower shall fail to observe or perform any covenant or agreement contained in Section 8.01(c), 8.01(e), 8.01(f), 8.02, 8.03, 8.04(b), 8.05(a), 8.05(b), 8.05(c), 8.05(d), 8.05(l), 8.05(m), 8.07, 8.08, 8.09, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16(a), 8.17, 8.18(c), 8.28, 8.29 or 8.30 or shall default in the performance of any of its obligations contained in any Security Document and shall fail to cure such default within the grace period specified therein, if any; or
          (e) The Borrower shall default in the performance of any of its covenants or obligations to be performed or observed by it under this Agreement or any other Transaction Document (not otherwise addressed in this Section 9.01, including, for the avoidance of doubt, Sections 9.01(s) and (t)) and such default shall continue unremedied for a period of thirty (30) days after written notice of such default (specifying such default and requiring remedy thereof) from the Administrative Agent; or
          (f) A Bankruptcy shall occur with respect to the Borrower; or
          (g) A Bankruptcy shall occur with respect to (i) the Project Sponsor, or (ii) any other Material Affiliate Project Party (A) that could reasonably be expected to have a Material Adverse Effect on the Project or (B) and the Borrower fails to replace such Material Project Party with a Person reasonably satisfactory to the Majority Lenders within ninety (90) days; or
          (h) (i) The Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in the Collateral (subject to Permitted Liens and Permitted Exceptions) to the Secured Parties, (ii) except for expiration in accordance with its terms, any of the Security Documents shall at any time for any reason cease to be valid and binding or in full force and effect or (iii) the enforceability of any Security Document shall be contested by any

Person other than a Secured Party, and in the case of clause (i) or (ii) (unless the event set forth in clause (ii) is the result of a declaration as set forth in clause (i) below), such circumstance continues unremedied for more than five (5) Business Days after notice of such circumstance from the Administrative Agent; or
          (i) Except as otherwise addressed in this Section 9.01, the Borrower under a Security Document (including each counterparty to a Consent and Agreement) shall default in the performance of any of its obligations (other than a payment obligation, which is governed by other provisions of Section 9.01) under such Security Document and such default shall continue unremedied for more than thirty (30) days after the occurrence thereof; provided, that if such default constitutes a contest or repudiation of the enforceability of such Security Document against the Borrower, such event shall be governed by either paragraph (h) or (n) of this Section 9.01; or
          (j) A final judgment or judgments for the payment of money in excess of, $250,000 in the aggregate, in excess of the maximum amount covered by insurance required to be maintained pursuant to Section 8.05, shall be rendered by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction against the Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution shall not be procured, within thirty (30) days from the date of entry of such judgment or judgments provided, that any judgments that shall have been cash collateralized through additional contributions of equity to the Borrower shall not be a Default or Event of Default under this clause (j);or
          (k) An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
          (l) The Borrower shall default in the performance of its obligation to maintain in full force and effect the insurance required under paragraph (a), (b), (c) or (d) of Section 8.05 and, as long as there is not a Material Adverse Effect, such insurance is not replaced with insurance complying with the requirements of such sections within fifteen (15) Business Days after such default; or
          (m) Any Government Approval shall be Impaired and (i) such Impairment continues to exist for more than sixty (60) days or such Government Approval is not replaced within sixty (60) days and (ii) such Impairment could reasonably be expected to have a Material Adverse Effect; or
          (n) (i) This Agreement or any other Financing Document shall have been declared in a final non-appealable judgment to be unenforceable, (ii) any Financing Document, except for any Security Document, shall otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder)) or (iii) any party to a Financing Document shall have expressly repudiated its obligations thereunder; or

          (o) (i) Any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)) or (ii) any Material Project Party shall be in material default (after any applicable notice, grace period or both) under any Material Project Document and the Borrower fails to replace such Material Project Document with an agreement, in form and substance reasonably satisfactory to the Majority Lenders, entered into (together with all Ancillary Documents) within thirty (30) days of the Borrower’s Knowledge of such material default; provided, further, that during such period of time between which a Material Project Party is in material default under a Material Project Document and before a replacement Material Project Document is provided, the Administrative Agent (in consultation with the Independent Engineer) shall appoint an interim replacement Material Project Party; or
          (p) An Event of Abandonment shall have occurred; or
          (q) An Environmental Claim shall have been brought against the Borrower, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
          (r) An Event of Taking shall have occurred with respect to all or substantially all of the Project, or otherwise could reasonably be expected to have a Material Adverse Effect, or an Event of Total Loss occurs; or
          (s) The Conversion Date shall not have occurred by the Date Certain; or
          (t) A Change in Control shall have occurred.
THEREUPON: (1) in the case of an Event of Default other than the one referred to in paragraph (f) of this Article IX with respect to the Borrower, the Administrative Agent may, and, upon request of the Supermajority Lenders, shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times, (x) terminate the Loan Commitments, and thereupon the Loan Commitments shall terminate immediately and (y) declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including any amounts payable under Section 5.03 or 5.04) to be forthwith due and payable (or both), whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and (2) in the case of the occurrence of an Event of Default referred to in paragraph (f) of this Article IX, with respect to the Borrower, the Loan Commitments shall automatically terminate and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower under this Agreement and under the Notes and the other Financing Documents (including any amounts payable under Section 5.03 or 5.04) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower. In the case of any Event of Default, in addition to the exercise of remedies set forth in clauses (1) and (2) above, the Collateral Agent shall have the right, upon the consent or at the request of the Supermajority Lenders, to exercise any and all rights of a secured creditor with respect to the Collateral.

ARTICLE X
THE ADMINISTRATIVE AGENT
          10.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Financing Documents with such powers as are specifically delegated to the Administrative Agent by the terms of the Financing Documents, together with such other powers as are reasonably incidental to such powers. The Administrative Agent (which term as used in this sentence and in Section 10.05 and the first sentence of Section 10.06 shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees, representatives and agents): (a) shall have no duties or responsibilities except those expressly set forth in the Financing Documents, and shall not by reason of any Financing Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in any Financing Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Financing Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Financing Document or any other document referred to or provided for in any Financing Document or for any failure by the Borrower or any other Person to perform any of its obligations under any Financing Document; (c) shall not be required to initiate or conduct any litigation or collection proceedings under any Financing Document and (d) shall not be responsible for any action taken or omitted to be taken by it under any Financing Document or under any other document or instrument referred to or provided for in any Financing Document or in connection with any Financing Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact reasonably selected by it in good faith. The Administrative Agent may deem and treat the payee of any Note as the holder of such Note for all purposes of the Financing Documents unless and until a notice of the assignment or transfer of such Note shall have been filed with the Administrative Agent, together with the consent of the Borrower to such assignment or transfer (to the extent provided in Section 11.06(b)).
          10.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any made by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by any Financing Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Financing Document in accordance with instructions given by the Supermajority Lenders or Majority Lenders or, if provided in this Agreement, in accordance with the instructions given by the all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.
          10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the nonpayment of principal of or interest on Loans or of fees payable hereunder) unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice of such receipt to the Lenders (and shall give each Lender prompt notice of each such nonpayment). The Administrative Agent shall (subject to Section 10.07) take such action with respect to such Default as shall be directed by the Supermajority Lenders or all of the Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Supermajority Lenders or all of the Lenders.
          10.04 Rights as a Lender. With respect to its Loan Commitments and the Loans made by it, WestLB (and any successor acting as Administrative Agent) in its capacity as a Lender under the Financing Documents shall have the same rights, privileges and powers under the Financing Documents as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. WestLB (and any successor acting as Administrative Agent) and its affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower (and any Subsidiaries or Affiliates of the Borrower) as if it were not acting as the Administrative Agent, and WestLB and its affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
          10.05 Indemnification. The Lenders agree to indemnify (x) the Administrative Agent (to the extent not reimbursed under Section 11.03, but without limiting the obligations of the Borrower under such Section 11.03) and (y) the Indemnified Persons (as such term is defined in the Collateral Agency Agreement, to the extent not reimbursed under Section 8.02 of the Collateral Agency Agreement, but without limiting the obligations of the Borrower under such Section 8.02), in each case ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Loan Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Person (including by any Lender) arising out of or by reason of any investigation or any way relating to or arising out of this Agreement or any other Transaction Document or any other documents contemplated by or referred to in this Agreement or in the other Transaction Documents or the transactions contemplated by this Agreement under Section 11.03, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties) or the enforcement of any of the terms of this Agreement or of the other Transaction Documents or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified.

          10.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Transaction Document. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Person of this Agreement or any other Transaction Document or any other document referred to or provided for in this Agreement or in any other Transaction Document or to inspect the Properties or books of the Borrower or such other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent under this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent, the Collateral Agent or any of their affiliates.
          10.07 Failure to Act. Except for action expressly required of the Administrative Agent under this Agreement and under the other Transaction Documents to which the Administrative Agent is intended to be a party, the Administrative Agent shall in all cases be fully justified in failing or refusing to act under this Agreement and under the other Transaction Documents unless it shall receive further assurances to its reasonable satisfaction from the Lenders of their indemnification obligations under Section 10.05 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
          10.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notice to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Supermajority Lenders. Upon any such resignation or removal, the Supermajority Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall (so long as no Event of Default has occurred and is continuing) be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Supermajority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Supermajority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be an Acceptable Bank which has an office in New York, New York, which successor Administrative Agent shall (so long as no Event of Default has occurred and is continuing) be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents to which it is intended to be a party. After any retiring Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
          10.09 Consents under Transaction Documents. Except as otherwise provided in Section 11.04 with respect to any modification, supplement or waiver under this Agreement, the Administrative Agent shall, upon the prior consent of the Majority Lenders (except to the extent otherwise provided in this Agreement), consent to (and shall direct the Collateral Agent, if applicable, to enter into) any modification, supplement or waiver under any other such Transaction Document to which the Administrative Agent or the Collateral Agent is intended to be a party; provided, that without the prior consent of each Lender, the Administrative Agent shall not (and, if applicable, shall not direct the Collateral Agent to) (except as contemplated in this Agreement or in the Security Documents) release any Collateral or otherwise terminate any Lien under any Security Document, or agree to additional obligations being secured by the Collateral (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document and is otherwise permitted under this Agreement or the Security Documents), except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release (and to direct the Collateral Agent to release) any Lien covering Property of the Borrower or any other Person which is the subject of a disposition of Property of the Borrower or such other Person which is permitted or contemplated under this Agreement or under the relevant Security Document or to which the Lenders have otherwise consented.
          10.10 Appointment of Collateral Agent. Each Lender hereby irrevocably authorizes the Administrative Agent to act as its agent under the Collateral Agency Agreement to appoint the Collateral Agent and the Depositary thereunder on behalf of such Lender and the other Secured Parties, such appointment subject to the terms and conditions of such agreement.
          10.11 Reports; Etc. The Administrative Agent shall deliver to each Lender a copy of each budget, financial statement and other report delivered by the Borrower to it pursuant to the terms of this Agreement promptly following receipt of such information.
          10.12 Lead Arranger, etc. The Lead Arranger, Bookrunner and Syndication Agent, in each of their capacities as such, shall not have any obligations or liabilities hereunder.
ARTICLE XI
MISCELLANEOUS
          11.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement, any Note or any other Financing Document shall operate as a waiver of such right, remedy, power or privilege, and no single or partial exercise of any right, remedy, power or privilege under this Agreement, any Note or any other Financing Document shall preclude any other or further exercise of such right, remedy, power or privilege, or the exercise of any other right, power or privilege. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law. All covenants of the Borrower and the Project Sponsor set forth in this Agreement and the other Financing

Documents and all Events of Default set forth in Section 9.01 shall be given independent effect so that, in the event that a particular action or condition is not permitted by the terms of any such covenant or would result in a Default, the fact that such event or condition could be permitted by an exception to, or be otherwise within the limitations of, another covenant or another Event of Default shall not avoid the occurrence of a Default or an Event of Default in the event that such action is taken or condition exists.
          11.02 Notices. All notices, requests and other communications provided for in this Agreement and under the other Financing Documents (including any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including by facsimile) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages of this Agreement or in the relevant section as specified in other Financing Documents, or as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to the Administrative Agent shall be effective until received by the Administrative Agent.
          11.03 Expenses; Indemnification; Etc. The Borrower agrees to pay or reimburse each of the Lenders and the Administrative Agent for:
          (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, counsel to the Administrative Agent (or such other counsel that the Administrative Agent may select from time to time which, so long as no Default has occurred and is continuing, shall be reasonably satisfactory to the Borrower)) and experts (including the Independent Engineer, the Independent Insurance Consultant, the Independent Market Consultant and the Independent Environmental Consultant) engaged by the Administrative Agent or the Lenders from time to time, in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the extension of credit under this Agreement, (ii) any amendment, modification or waiver of any of the terms of this Agreement or any other Transaction Document and (iii) the syndication of Loan Commitments or Loans,
          (b) all reasonable costs and expenses of the Lenders and the Administrative Agent (including reasonable counsels’ fees and expenses and reasonable experts’ fees and expenses incurred by or on behalf of the Administrative Agent) in connection with (i) any Default and any enforcement or collection proceedings resulting from such Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under this Agreement or the obligations of any Project Party under any Project Document and (ii) the enforcement of this Section 11.03(b),
          (c) all reasonable out-of-pocket expenses incurred by the LC Issuing Bank in connection with the issuance, amendment, renewal, or extension of any Letter of Credit or any demand for payment thereunder, and

          (d) all transfer, stamp, documentary or other similar Taxes, assessments or charges levied by any Government Authority in respect of this Agreement or any other Transaction Document or any other document referred to in this Agreement or in any such other Transaction Document and all costs, expenses, Taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any Lien contemplated by this Agreement or any other Transaction Document to which the Administrative Agent or the Collateral Agent is intended to be a party or any other document referred to in this Agreement or in any such other Transaction Document.
          The Borrower hereby agrees to indemnify the Administrative Agent and each Lender and their respective officers, directors, employees, representatives, attorneys and agents (each, an “Indemnitee”) from, and shall hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including the reasonable fees and expenses of counsel for each Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party to any such proceeding) that may at any time (including at any time following the Termination Date) be imposed on, asserted against or incurred by an Indemnitee as a result of, or arising out of, or in any way related to or by reason of any claim with respect to (i) any of the transactions contemplated by this Agreement or by any other Transaction Document or the execution, delivery or performance of this Agreement or any other Transaction Document, (ii) the extensions of credit under this Agreement or the actual or proposed use by the Borrower of any of the extensions of credit under this Agreement (including any refusal by the LC Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the grant to the Administrative Agent or the Collateral Agent for the benefit of, or to any of, the Secured Parties of any Lien on the Collateral or in any other Property of the Borrower or any other Person or any shareholding, partnership or equity interest in the Borrower or any other Person and (iii) the exercise by the Administrative Agent or the Collateral Agent (or the other Secured Parties) of their rights and remedies (including foreclosure) under any Security Document (but excluding, as to any Indemnitee, any Excluded Taxes, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction or attributable to actions or events occurring after the Borrower is divested of the applicable Collateral). Without limiting the generality of the foregoing, the Borrower hereby agrees to indemnify each Indemnitee from, and shall hold each Indemnitee harmless against, any losses, liabilities, claims, damages, reasonable expenses, obligations, penalties, actions, judgments, suits, costs or disbursements described in the preceding sentence (including any Lien filed against the Project by any Government Authority but excluding, as provided in the preceding sentence, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred by reason of the gross negligence or willful misconduct of such Indemnitee) (collectively, “Losses”) arising under any Environmental Law or relating to any Environmental Claim as a result of the past, present or future facilities or operations of the Borrower or any predecessors to Borrower, or the past, present or future condition or operation of the Project or Project Facility Site, or any Release, threatened Release or Use of any Hazardous Materials with respect to the Project or Project Facility Site (including any such

Release, threatened Release or Use which occurs during any period when such Indemnitee shall be in possession of any such site or facility following the exercise by the Administrative Agent or any other Secured Party of any of its rights and remedies under this Agreement or under any Financing Document or any other Transaction Document where such Release, threatened Release or Use commenced or occurred prior to such period); provided, however, that the Borrower shall have no such obligation to indemnify any Indemnitee to the extent that any such Losses are directly and primarily caused by such Indemnitee’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.
          11.04 Amendments; Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders, or by the Borrower and the Administrative Agent with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided, that (a) no amendment, modification or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the consent of all of the Lenders (i) increase or extend the term, or extend the time or waive any requirement for the termination of the Loan Commitments, (ii) extend the scheduled date for the payment of principal of or interest on any Loan or any fee under this Agreement, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable on any such amount or any fee is payable under this Agreement, (v) alter the rights or obligations of the Borrower to prepay Loans, (vi) alter the terms of this Section 11.04 or (vii) amend the definition of the terms “Supermajority Lenders” or “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to give any consent or make any determinations or waive any rights under this Agreement or to modify any provision of this Agreement, (b) any amendment, modification, waiver or supplement of Article X shall require the consent of the Administrative Agent and, only to the extent Section 10.05 or Section 10.06 would be amended, modified or supplemented as a result thereof, the Collateral Agent and (c) any amendment of the definition of the term “Permitted Swap Provider” or “Secured Party” shall require the consent of each Permitted Swap Provider that is a Lender hereunder.
          Anything in this Agreement to the contrary notwithstanding, if at any time when the conditions precedent set forth in Article VI to any extension of credit under this Agreement are, in the opinion of the Supermajority Lenders, satisfied, any Lender that fails to fulfill its obligations to make such extension of credit, shall, for so long as such failure shall continue, such Lender shall (unless the Supermajority Lenders, determined as if such Lender were not a “Lender” under this Agreement, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement (including under this Section 11.04 and under Section 10.09) and any other Financing Document to have no Loans or Loan Commitments, shall not be treated as a “Lender” under this Agreement when performing the computation of Supermajority Lenders, Majority Lenders or each Lender, and shall have no rights under the preceding paragraph of this Section 11.04; provided, that any action taken by the other Lenders with respect to the matters referred to in clause (a) of the preceding paragraph shall not be effective as against such Lender.

          11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.
          11.06 Assignments and Participations; Replacement of Lender.
          (a) The Borrower may not assign its rights or obligations under this Agreement or under the Notes without the prior consent of all of the Lenders and the Administrative Agent.
          (b) Each Lender may, (i) with notice to the Administrative Agent and the Borrower (provided that no notice to the Borrower shall be required for an assignment if an Event of Default referred to in Section 9.01(f) shall have occurred and be continuing), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitments or Term Loans and, (ii) with the notice to the Administrative Agent, the LC Issuing Bank and the Borrower (provided that no notice to the Borrower shall be required for an assignment if an Event of Default referred to in Section 9.01(f) shall have occurred and be continuing), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Working Capital Loan Commitments or Working Capital Loans at the time owing to it; provided, that in each case: (A) any such partial assignment shall be in an amount at least equal to $1,000,000 (taking into account such Lender’s pro rata assignment of all of its Loans and Loan Commitments), or such other amount determined by the Administrative Agent; (B) each assignment by a Lender of its Loans, Note or Loan Commitment shall be made in such a manner so that the same portion of its Loans, Note or Loan Commitment is assigned to the respective assignee; (C) any assignment of a Letter of Credit Commitment shall be to an Acceptable Bank; and (D) the Borrower and Administrative Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned until (1) written notice of such assignment, together with payment instructions, addresses and related information with respect to the assignee, shall have been given to the Borrower and the Administrative Agent by such assigning Lender and the assignee, and (2) the assigning Lender or assignee shall have delivered to the Borrower and the Administrative Agent an assignment and acceptance substantially in the form of the attached Exhibit K (the “Assignment and Acceptance”). Upon execution and delivery by the assignee to Administrative Agent of the Assignment and Acceptance, and upon consent to such assignment and acceptance by the Administrative Agent and the Borrower, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Administrative Agent), the obligations, rights and benefits of a Lender under this Agreement holding the Loan Commitment and Loans (or portions thereof) assigned to it (in addition to the Loan Commitment and Loans, if any, previously held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from its Loan Commitment (or portion thereof) so assigned and relinquish its rights related thereto. Upon each such assignment (other than such an assignment by WestLB) the assigning Lender shall pay the Administrative Agent an assignment fee of $5,000. In furtherance of the foregoing, on the date of any such assignment pursuant to this Section 11.06(b), the Borrower shall deliver to the assignee Lender and, if the assigning Lender has retained a portion of its Loans, such assigning Lender, in exchange for the Notes previously delivered by the Borrower to the assigning Lender, appropriately completed Notes, dated the effective date of such assignment, payable to such assigning Lender and to such assignee Lender, in an aggregate amount equal to their respective Loans and Loan Commitments, after giving effect to such assignment, and otherwise duly completed.
          (c) A Lender, without the consent of the Borrower, the Lenders or the Administrative Agent, may sell or agree to sell to one or more other Persons a participation in all or any part of any Loan held by it, or in its Loan Commitments (provided, that partial participations shall be in an amount at least equal to $1,000,000 (taking into account such Lender’s pro rata participation of all of its Loans and Loan Commitments), or such other amount determined by the Administrative Agent), in which event each purchaser of a participation (a “Participant”) shall have the rights, benefits and obligations of the provisions of Sections 5.02 and 5.04 (except that any such Participant shall be entitled only to the extent that the Lender from which such Participant acquired its participation is entitled, and such Lender makes such claim on its own behalf because it would have otherwise incurred the same costs) with respect to its participation in such Loans and Loan Commitments (and the Borrower shall be directly obligated to such Participant under such provisions) as if such Participant were a “Lender” for purposes of such Section, but, except as otherwise provided in Section 4.07(c), shall not have any other rights or benefits under this Agreement or any Note or any other Financing Document, including any voting rights under this Agreement (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Borrower to any Lender under Article V in respect of Loans held by it, and its Loan Commitments, shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans and Loan Commitments, and as if such Lender were funding each of such Loan and Loan Commitments in the same way that it is funding the portion of such Loan and Loan Commitments in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action under this Agreement or under any other Financing Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender’s Loan Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, or any portion of any fee payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable on any amount under this Agreement, or reduce any fee or other amount payable to the Participant to a level below the rate at which the Participant is entitled to receive such interest or fee, (v) alter the rights or obligations of the Borrower to prepay the related Loans or (vi) consent to any modification or waiver of this Agreement or of any Security Document to the extent that such waiver or modification requires the consent of each Lender under Section 10.09.
          (d) In the event that a Lender sells participations, such Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of all Participants in the Loans held by it (the “Participant Register”). A Loan (and the Note, if any, evidencing the same) may be participated in whole or in part, and the participation transferred in whole or in part, only by registration of such participation or transfer on the Participant Register (and each Note shall expressly so provide).

Any participation of such Loan (and the Note, if any, evidencing the same), and transfer of the participation, may be effected only by the registration of such participation or transfer on the Participant Register.
          (e) Anything in this Section 11.06 to the contrary notwithstanding, any Lender may assign or pledge all or any portion of its rights under this Agreement to secure any obligations of such Lender, including any such pledge or assignment to any federal reserve lender or any assignment to a special purpose trust or other entity for purposes of securitization of such Lender’s loans. No such assignment shall release the assigning Lender from its obligations hereunder.
          (f) A Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to permitted Assignees and Participants (including prospective permitted Assignees and Participants), subject, however, to the provisions of Section 11.08(b).
          (g) Anything in this Section 11.06 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it to the Borrower or any of its Affiliates without the prior consent of each Lender.
          (h) If any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination requiring the consent of the Required Funding Lenders or all of the Lenders requested by the Borrower under or with respect to the Financing Documents, and with respect to which the Majority Lenders shall have granted their consent, then provided no Default or Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace, at its sole expense and effort, such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments hereunder, without recourse upon, warranty by, or expense to such Non-Consenting Lender, to one or more Assignees reasonably acceptable to the Administrative Agent; provided that: (i) such Non-Consenting Lender shall have received, concurrently with such assignment, a purchase price equal to the outstanding principal amount of its Loans, together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (iii) the Borrower shall be liable to such Non-Consenting Lender for amounts payable under Section 5.03 (as though Section 5.03 were applicable) if any Eurocurrency Loan owing to such Non-Consenting Lender shall be purchased other than on the last day of the Interest Period related thereto and (iv) the replacement Lender shall consent to the proposed amendment, waiver, discharge or termination. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 11.06(b) (provided that the Borrower or replacement Lender shall pay the applicable fees). Any such replacement shall not be deemed to be a waiver of any rights that (A) the Borrower, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender or (B) the Non-Consenting Lender shall have against the Borrower, the Administrative Agent or any other Lender.

          (i) Notwithstanding any other provision contained in this agreement or any other Financing Document to the contrary, any lender may assign all or any portion of the loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank, provided, however, that any payment in respect of such assigned Loans or Notes made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligation hereunder and in no event shall such Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
          11.07 SUBMISSION TO JURISDICTION; WAIVERS. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTIES HERETO AT ITS ADDRESS REFERRED TO IN THIS AGREEMENT OR THE COLLATERAL AGENCY AGREEMENT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.
          11.08 Marshalling; Recapture. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Secured Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, all or a portion of which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy or insolvency law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.
          (a) Treatment of Certain Information; Confidentiality The Borrower acknowledges that (i) from time to time financial advisory, investment banking and other services may be offered or provided to it (in connection with this Agreement or otherwise) by each Lender or by one or more subsidiaries or affiliates of such Lender and (ii) information delivered to each Lender by the Borrower may be provided to each such subsidiary and affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of Section 11.08(b) as if it were a Lender under this Agreement.
          (b) Each of the Lenders hereby agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by or on behalf of the Borrower or Project Sponsor pursuant to this Agreement that is identified by the Borrower as being confidential at the time the same is delivered to such Lender or the Administrative Agent, other than information provided by the Borrower before the Closing Date which shall be treated as confidential; provided, that nothing in this Agreement shall limit the disclosure of any such information (i) to the extent required by any Government Rule or judicial process, (ii) to counsel for any of the Lenders or the Administrative Agent, so long as counsel to such parties agrees to maintain the confidentiality of the information as provided in this Section 11.08(b), (iii) to bank examiners, auditors or accountants, (iv) to the Administrative Agent or any other Lender (or any subsidiary or affiliate of any Lender referred to in Section 11.08(a)), (v) after notice to the Borrower (to the extent such prior notice is legally permitted), in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party and pursuant to which such Lender or the Administrative Agent has been compelled or required to disclose such information in the reasonable opinion of counsel to such Lender or Administrative Agent, (vi) to the Independent Engineer, the Independent Insurance Consultant, the Independent Market Consultant, or the Independent Environmental Consultant, or to other experts engaged by the Administrative Agent or any Lender in connection with the Agreement and the transactions contemplated by this Agreement and the other Financing Documents, so long as such parties agree to maintain the confidentiality of the information as provided in this Section 11.08(b), (vii) to the extent that such information is required to be disclosed to a Government Authority in connection with a Tax audit or dispute, (viii) in connection with any Default and any enforcement or collection proceedings resulting from such Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under this Agreement or the obligations of any Project Party under any other Project Document or (ix) to any Participant (or prospective Assignee or Participant) so long as such Participant (or prospective Assignee or Participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit M. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower; provided, however, that any confidential information retained by such Lender or the Administrative Agent shall continue to be subject to the provisions of this Section 11.08(b). The obligations of each Lender under this Section 11.08 shall supersede and replace the obligations of such Lender under any confidentiality letter, or other confidentiality obligation, in respect of this financing effective prior to the date of the execution and delivery of this Agreement.
          11.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
          11.10 Limitation of Liability. Notwithstanding any other provision of this Agreement or of any of the other Financing Documents there shall be no recourse against any Affiliates of the Credit Parties or any of their respective stockholders, partners, officers, directors, employees or agents (collectively, the “Nonrecourse Persons”), for any liability to the Lenders arising in connection with any breach or default under this Agreement, and the Lenders shall look solely to the Credit Parties and the Collateral in exercising the Lenders’ rights and remedies and enforcing the obligations of the other parties under and in connection with the Financing Documents; provided, that (a) the foregoing provisions of this Section 11.10 shall not constitute a waiver, release or discharge of any of the Indebtedness or Secured Obligations under, or any terms, covenants, conditions or provisions of, this Agreement, the Notes or any other Financing Document, and the same shall continue until fully paid, discharged, observed or performed, (b) the foregoing provisions of this Section 11.10 shall not limit or restrict the right of any Secured Party to name the Borrower or any other Person as defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, any of the Security Documents or any other Financing Document, or for injunction or specific performance, so long as (subject, however, to the last sentence of this Section 11.10), no judgment in the nature of a deficiency judgment shall be enforced against any Nonrecourse Person out of any Property other than the Property of the Borrower or the Collateral, (c) the foregoing provisions of this Section 11.10 shall not in any way limit, reduce, restrict or otherwise affect any right, power, privilege or remedy of the Secured Parties (or any assignee or beneficiary thereof or successor thereto) with respect to, and each and every Person (including each and every Nonrecourse Person) shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, gross negligence or willful misrepresentation, or misappropriation of Project Revenues or any other earnings, revenues, rents, issues, profits or proceeds from or of any Credit Party, the Project or the Collateral that should or would have been paid as provided in the Financing Documents or paid or delivered to the Administrative Agent (or any assignee or beneficiary thereof or successor thereto) for any payment required under this Agreement or any other Financing Document and (d) nothing contained herein shall limit the liability of: (i) any Person who is a party to any Transaction Document or (ii) any Person rendering a legal opinion pursuant to Sections 6.01 or 6.02 or otherwise, in each case under this clause (d) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion. The limitations on recourse set forth in this Section 11.10 shall survive the termination of this Agreement and the full payment and performance of the Secured Obligations.
          11.11 Survival. The obligations of the Borrower under Sections 5.02, 5.03, 5.04, 11.03, 11.18, 11.19, and 11.20 and the obligations of the Lenders under Section 10.05 shall survive after the Termination Date. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, in this Agreement or pursuant to this Agreement shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit under this Agreement, any Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.
          11.12 Captions. The table of contents and captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
          11.13 Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party to this Agreement may execute this Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties to this Agreement with respect to the matters covered by this Agreement and the other Financing Documents and supersede any and all prior agreements and understandings, written or oral, with respect to such matters. This Agreement shall become effective at such time as the Administrative Agent shall have received counterparts of this Agreement signed by all of the intended parties to this Agreement.
          11.14 Reinstatement. The obligations of the Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

          11.15 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          11.16 Remedies. The Borrower agrees that, as between the Borrower and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX), and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations shall forthwith become due and payable by the Borrower.
          11.17 NO THIRD PARTY BENEFICIARIES. THE AGREEMENT OF THE LENDERS TO MAKE THE LOANS TO THE BORROWER, ON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, IS SOLELY FOR THE BENEFIT OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, AND NO OTHER PERSON (INCLUDING ANY OTHER PROJECT PARTY, CONTRACTOR, SUBCONTRACTOR, SUPPLIER, WORKMAN, CARRIER, WAREHOUSEMAN OR MATERIALMAN FURNISHING LABOR, SUPPLIES, GOODS OR SERVICES TO OR FOR THE BENEFIT OF THE PROJECT) SHALL HAVE ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER TRANSACTION DOCUMENT AS AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR WITH RESPECT TO ANY EXTENSION OF CREDIT CONTEMPLATED BY THIS AGREEMENT.
          11.18 SPECIAL EXCULPATION. TO THE EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULE, NO CLAIM MAY BE MADE BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATING TO, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (OTHER THAN THE RIGHTS OF THE LENDERS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS), AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
          11.19 GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF SUCH LAWS WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS

OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
          11.20 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER: GREENHUNTER BIOFUELS, INC.
By:
Name:
Title:

Address for Notices: 1048 Texan Trail Grapevine, TX 76051 Attention: General Counsel

LENDERS: WESTLB AG, NEW YORK BRANCH
By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

WestLB AG, New York Branch
1211 Avenue of the Americas
New York, N.Y. 10036
Email: NYC_documents_groups@westlb.com
Attention: Tom Brensic, Agency & Documentation Group
Reference: Greenhunter Biofuels

with a copy of credit related documents to:

WestLB AG, New York Branch
1211 Avenue of the Americas
New York, NY 10036
Tel: 212-852-6235
Fax: 212-239-3020
Email: Paul_Vastola@westlb.com
Attention: Paul Vastola, Credit Risk Management

ADMINISTRATIVE AGENT: WESTLB AG, NEW YORK BRANCH
By:
Name:
Title:

By:
Name:
Title:

Address for Notices: WestLB AG, New York Branch 1211 Avenue of the Americas New York, NY 10036 Email: NYC_Agency_Services@westlb.com Attention: Loan Admin Agency Services

LC ISSUING BANK: WESTLB AG, NEW YORK BRANCH
By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

WestLB AG, New York Branch
1211 Avenue of the Americas
New York, N.Y. 10036
Email: NYC_documents_groups@westlb.com
Attention: Tom Brensic, Agency & Documentation Group
Reference: Greenhunter Biofuels

with a copy of credit related documents to:

WestLB AG, New York Branch
1211 Avenue of the Americas
New York, NY 10036
Tel: 212-852-6235
Fax: 212-239-3020
Email: Paul_Vastola@westlb.com
Attention: Paul Vastola, Credit Risk Management

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